Exhibit 10.2

STOCK PURCHASE AGREEMENT

by and among

DJ ORTHOPEDICS, LLC,

the TAILWIND STOCKHOLDERS,

the DLJ STOCKHOLDERS,

the CREDIT OPPORTUNITIES STOCKHOLDER

and

TAILWIND MANAGEMENT LP

(as Stockholder Representative)

Dated as of February 27, 2006

i

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of February 27, 2006, by and among dj Orthopedics, LLC, a Delaware limited liability company (the “Purchaser”); Tailwind Management LP, a Delaware limited partnership (the “Stockholder Representative”); TWCP, L.P., a Delaware limited partnership (“TWCP”), and its Affiliates listed on Schedule A hereto (TWCP and such Affiliates, the “Tailwind Stockholders”); DLJ Growth Capital Partners, L.P., a Delaware limited partnership (“DLJ”), GCP Plan Investors, L.P., a Delaware limited partnership (“GCP” and, together with DLJ, the “DLJ Stockholders”); and GSO Credit Opportunities Fund (Helios), L.P., a Cayman Islands limited partnership (the “Credit Opportunities Stockholder”).  The Tailwind Stockholders, the DLJ Stockholders and the Credit Opportunities Stockholder are sometimes referred to herein individually as a “Seller” and, collectively, as the “Sellers”.  Capitalized terms used herein are defined in Article IX.

R E C I T A L S:

A.    The Sellers collectively own beneficially and of record all of the issued and outstanding shares of (i) the Common Stock, par value $0.01 per share (“Common Stock”), of Aircast Incorporated, a Delaware corporation (the “Company”) and (ii) the Series A Preferred Stock, par value $0.01 per share (“Preferred Stock”), of the Company (collectively, the “Shares”).

B.    The Purchaser would like to purchase the Shares from the Sellers, and the Sellers would like to sell the Shares to the Purchaser (the “Stock Purchase”), upon the terms and subject to the conditions set forth in this Agreement.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
PURCHASE AND SALE OF THE SHARES

1.1           The Stock Purchase.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser hereby agrees to purchase from each Seller all of the Shares owned by such Seller, and each Seller hereby agrees to sell to the Purchaser all of such Shares, in each case free and clear of all Liens.

1.2           Closing.

(a)           The closing of the Stock Purchase (the “Closing”) will take place: (i) at the offices of Kelley Drye & Warren LLP, located at 101 Park Avenue, New York, New York 10178, (ii) at 10:00 a.m. (New York time) on the later to occur of (A) March 30, 2006, or (B) the fifth (5th) Business Day after the date on which the last to be satisfied or waived of the conditions set forth in Article VI (other than conditions which, by their nature, are to be satisfied at the Closing, but subject to the waiver or satisfaction of those conditions) has been satisfied or waived in accordance with this Agreement, except that if the satisfaction or waiver of the applicable conditions occurs after June 30, 2006, as soon as practicable, but no later than the tenth (10th) Business Day following such satisfaction or waiver; or (iii) at such other place, time and date as the Purchaser and the Stockholder Representative shall mutually agree in writing.  The “Closing Date” shall be the date upon which the Closing occurs.

(b)           Subject to the terms and conditions of this Agreement, at the Closing the Purchaser shall pay an aggregate of $291,000,000 in cash (the “Transaction Consideration”), by wire transfer of immediately available funds, as follows:

(i)            to the creditors of the Company and the Company Subsidiaries, the amount necessary to pay off the Funded Debt, after application of the available cash and cash equivalents from the Company and the Company Subsidiaries in accordance with Section 1.3;

(ii)           if and to the extent that the Earnout Obligations are due for the 2005 fiscal year or are accelerated as a result of the Stock Purchase and are known on the Closing Date (in accordance with the terms of the Aircast Asset Purchase Agreement), an amount necessary to extinguish such Earnout Obligations to the extent so due or accelerated and to pay any related costs, expenses or interest with respect to such Earnout Obligations to the extent such costs, expenses or interest may be payable under the Aircast Asset Purchase Agreement (the “Earnout-Related Costs”);

(iii)          to the advisors of (A) the Company, (B) the Company Subsidiaries and (C) the Sellers, an amount necessary to satisfy in full all transaction and other fees incurred by the Company, the Company Subsidiaries and the Sellers, respectively, in connection with the transactions contemplated by this Agreement;

(iv)          to the legal counsel, accountants and other professionals of (A) the Company, (B) the Company Subsidiaries and (C)  the Sellers, an amount necessary to satisfy in full all outstanding fees and expenses incurred by the Company, the Company Subsidiaries and the Sellers, respectively, in connection with the transactions contemplated by this Agreement, other than the Stub Period Audit Expenses;

(v)           to the Company, for distribution to: (A) the members of management of the Company and the Company Subsidiaries, all amounts necessary to acquire any outstanding capital stock of the Company or to settle or otherwise terminate in full any outstanding options or other rights to acquire any capital stock of the Company that may be granted by the Company to such members of management, consistent with Section 5.6, prior to the Closing, net of the amounts required to be deducted and withheld from such payments by the Company and the Company Subsidiaries as income Taxes and as the management members’ shares of Employment Taxes (such amounts, the “Management Members’ Withholding Taxes”); (B) the employees of the Company and the Company Subsidiaries, all amounts necessary to satisfy any obligations under the Sale Bonus Program, if any, net of the amounts required to be deducted and withheld from such payments by the Company and the Company Subsidiaries as income Taxes and as the employees’ shares of Employment Taxes

(such amounts, the “Employees’ Withholding Taxes”); (C) the applicable Tax Authorities, of the Management Members’ Withholding Taxes and the Employees’ Withholding Taxes; (D) the applicable Tax Authorities, of all amounts required to be paid by the Company and the Company Subsidiaries as the employer share of Employment Taxes with respect to the payments described in the preceding clauses (A) and (B); provided, however, that the Employment Taxes in clauses (C) and (D) shall not include any Capped Employment Taxes with respect to any employees of the Company and the Company Subsidiaries whose annual compensation exceeds the compensation subject to Capped Employment Taxes, which the Company and the Company Subsidiaries, as applicable, shall pay after the Closing using funds from sources other than the Transaction Consideration;

(vi)          $25 million (the “Indemnity and Earnout Escrow Deposit”) to Wells Fargo, N.A. (the “Escrow Agent”), in accordance with Section 1.4;

(vii)         the Retention Program Escrow Deposit to the Company for deposit with the Escrow Agent in accordance with Section 1.5; and

(viii)        the balance to the Sellers to be shared among them as specified in the Closing Memorandum (such balance together with the payments contemplated by Sections 1.2(b)(iii)(C), (iv)(C) and (vi), but subject to adjustment pursuant to Section 1.3(b), Section 1.5, Section 1.6(i), Section 7.11 and Section 10.1(b) being the “Purchase Price”).

In order to facilitate the payments contemplated by this Section 1.2(b), the Stockholder Representative will deliver the Closing Memorandum to the Purchaser as soon as reasonably practicable prior to the Closing.  The Purchaser and the Sellers intend that for Tax purposes the payment of the Transaction Consideration shall be characterized as follows and treated as occurring in the following order: first, the Purchaser shall be deemed to pay the Purchase Price to the Sellers as consideration for the Shares; and then, immediately thereafter, the Purchaser shall be deemed to make a capital contribution to the Company of the balance of the Transaction Consideration by paying such balance to the recipients specified above.

(c)           Subject to the terms and conditions of this Agreement, in addition to the other deliveries contemplated under this Agreement to be made at the Closing, at and in connection with the Closing:

(i)            the Sellers will assign and transfer to the Purchaser all of their right, title and interest in and to the Shares by delivering to the Purchaser the certificates representing the Shares, duly endorsed in blank or accompanied by duly executed stock powers endorsed in blank;

(ii)           the Sellers will cause the Company to deliver to the Purchaser the resignation of each director of the Company and, to the extent requested by the Purchaser in writing at least twenty (20) Business Days prior to the Closing Date, of each Company Subsidiary, in each case effective as of the Closing;

(iii)          the Sellers will, or will cause the Company to, deliver to the Purchaser the seal, minute book and stock transfer records of the Company, and deliver all original corporate records and documents of the Company not then in possession of the Company but in the possession of the Sellers;

(iv)          the Sellers, the Company, the Stockholder Representative and the Purchaser will execute and deliver to each other and to the Escrow Agent the Indemnity and Earnout Escrow Agreement; and

(v)           the Sellers, the Company, the Stockholder Representative and the Purchaser will execute and deliver to each other and to the Escrow Agent the Retention Program Escrow Agreement.

1.3           Cash and Debt at Closing.

(a)           Immediately prior to the Closing, except as provided in Section 1.3(b), the Sellers will cause the Company or the Company Subsidiaries to use cash and cash equivalents then held by the Company and the Company Subsidiaries to repay the outstanding principal, interest and other amounts due under the Funded Debt (the remainder of such amounts due under the Funded Debt will be repaid at the Closing as described in Section 1.2(b)(i)).  Accordingly, the Sellers and the Purchaser acknowledge that it is their intent that at and as of the Closing, the Company and the Company Subsidiaries will have only the cash and cash equivalents contemplated by Section 1.3(b), and, after the payments contemplated by Section 1.2(b)(i), there will be no outstanding principal, interest or other amounts due under the Funded Debt and all Liens associated with the Funded Debt will be released.

(b)           The Sellers shall cause the Company and the Company Subsidiaries to have, as of the close of business on the last Business Day preceding the Closing Date, cash balances in the bank accounts of the Company Subsidiaries referred to in Section 1.3(b) of the Seller Disclosure Schedule aggregating not less than $1,000,000, using the conversion ratios of local currencies into U.S. dollars as of the close of business on the last Business Day preceding the Closing Date.  Within five (5) Business Days after the Closing, the Purchaser shall cause the Company or the Company Subsidiaries to deliver to the Stockholder Representative a bank statement for each bank account specified in Section 1.3(b) of the Seller Disclosure Schedule as of the close of business on the last day preceding the Closing Date on which the applicable bank was open for business and the conversion ratios of local currencies into U.S. dollars for the relevant local currencies as of the close of business on the day preceding the date such bank statements are deposited for delivery to the Stockholder Representative (the “Adjustment Date Conversion Ratios”).  In the event that the aggregate cash balance set forth on such bank statements (net of any overdrafts after application of Section 1.2(b)(i)) (the “Aggregate Balance Amount”) exceeds $1,000,000 using the Adjustment Date Conversion Ratios (the amount by which the Aggregate Balance Amount exceeds such amount, the “Positive Bank Cash Difference Amount”), the Purchaser shall concurrently with the delivery of such bank statements pay to the Sellers the amount, in U.S. dollars, of the Positive Bank Cash Difference Amount, up to a maximum of $1,000,000.  In the event that the Aggregate Balance Amount is less than $1,000,000 using the Adjustment Date Conversion Ratios (the amount by which the Aggregate Balance Amount is less than such amount, the “Negative Bank Cash Difference Amount”), the Sellers shall within two (2) Business Days after the Stockholder Representative’s receipt of such bank statements and conversion ratios pay to the Purchaser the amount, in U.S. dollars, of the Negative Bank Cash Difference Amount.  The amounts, if any, to be paid by or to the Sellers pursuant to this Section 1.3(b) shall be paid by or to each Seller in the proportion that the number of Shares owned by such Seller immediately prior to the Closing bears to the number of Shares outstanding immediately prior to the Closing and shall be treated for Tax purposes as an adjustment to the Purchase Price.

1.4           Indemnity and Earnout Escrow.  At the Closing, in accordance with Section 1.2(b)(vi), the Purchaser will pay the Indemnity and Earnout Escrow Deposit to the Escrow Agent, under an escrow agreement to be entered into on the Closing Date by the Sellers, the Company, the Stockholder Representative, the Purchaser and the Escrow Agent in substantially the form attached as Exhibit A hereto (the “Indemnity and Earnout Escrow Agreement”).  The Indemnity and Earnout Escrow Deposit, together with any interest and income earned thereon (collectively, the “Indemnity and Earnout Escrow Funds”), will be held until the last to occur of June 30, 2007 or the first anniversary of the Closing Date (the “Indemnity and Earnout Escrow Period”) to serve as an escrow fund for: (i) any indemnifiable losses resulting from breaches of the Sellers’ representations and warranties and covenants and agreements set forth in this Agreement, pursuant to Article VII; and (ii) satisfaction of the Sellers’ obligations, if any, with respect to the Earnout Obligations (as described in Section 1.6).  Interest and income earned on the Indemnity and Earnout Escrow Funds shall be applied first to satisfy any fees and expenses of the Escrow Agent under the Indemnity and Earnout Escrow Agreement, and the amount of any fees and expenses of the Escrow Agent under the Indemnity and Earnout Escrow Agreement that exceed the amount of such interest and income earned on the Indemnity and Earnout Escrow Funds will be paid directly by the Purchaser.  At the end of the Indemnity and Earnout Escrow Period, the remaining amount of the Indemnity and Earnout Escrow Funds, less: (i) any amounts subject to a pending Purchaser indemnification claim (including claims with respect to a Multiple Source of Recovery Matter under Section 7.6(b)); and (ii) any then outstanding fees and expenses of the Escrow Agent (but not in excess of the interest and income earned on the Indemnity and Earnout Escrow Funds which are then held as part of the Indemnity and Earnout Escrow Funds), shall be disbursed by the Escrow Agent to the Sellers in accordance with the terms and conditions of the Indemnity and Earnout Escrow Agreement.

1.5           Retention Program Escrow.  Immediately upon the Company’s receipt of the payment contemplated by Section 1.2(b)(vii), the Purchaser will cause the Company to pay the Retention Program Escrow Deposit to the Escrow Agent, under an escrow agreement to be entered into on the Closing Date by and among the Sellers, the Company, the Stockholder Representative, the Purchaser and the Escrow Agent in substantially the form attached as Exhibit B hereto (the “Retention Program Escrow Agreement”).  The Retention Program Escrow Deposit, together with any interest and income earned thereon (collectively, the “Retention Program Escrow Funds”), will be held from the Closing until the fifth (5th) Business Day after the one (1) year anniversary of the Closing Date (the “Retention Program Escrow Period”) to serve as an escrow fund for the satisfaction of the Company’s and the Company Subsidiaries’ obligations, if any, with respect to the Retention Program (as described in Section 5.9(c)).  The Retention Program Escrow Agreement shall provide for the Company or its designee to have authority to draw funds to make payments on the Retention Program upon delivery of an officer’s certificate of Purchaser confirming funds are being used in compliance with the Retention Program.  Interest and income earned on the Retention Program Escrow Funds shall be applied first to satisfy any fees and expenses of the Escrow Agent under the Retention Program Escrow Agreement, and the amount of any fees and expenses of the Escrow Agent under the Retention Program Escrow Agreement that exceed the amount of such interest and income earned on the Retention Program Escrow Funds will be paid directly by the Purchaser.  At the end of the Retention Program Escrow Period, the remaining amount of the

Retention Program Escrow Funds, if any, less any then outstanding fees and expenses of the Escrow Agent (but not in excess of the interest and income earned on the Retention Program Escrow Funds which are then held as part of the Retention Program Escrow Funds), shall be disbursed by the Escrow Agent (on behalf of the Company) to the Sellers in accordance with the terms and conditions of the Retention Program Escrow Agreement.  Any such amount paid to the Sellers shall be treated for all Tax purposes as an increase to the Purchase Price.

1.6           Treatment of Earnout Obligations.

(a)           The parties agree and acknowledge that, pursuant to Section 1.8 of the Aircast Asset Purchase Agreement, Aircast Intermediate Holdco and Aircast US Opco (collectively, with the successors and assigns of either or both of them, the “Earnout Obligors”) have the obligation to make certain payments to Old Aircast Inc. and Old Aircast LLC or their respective assigns (collectively, the “Old Aircast Sellers”) upon the satisfaction of conditions specified therein relating to the financial performance of Aircast Intermediate Holdco and its Subsidiaries during the time periods specified therein, in each case on the terms and conditions set forth therein (any such obligations, the “Earnout Obligations”).  The Purchaser and the Sellers agree that, except to the extent due or owing (at any time) for the 2005 fiscal year or accelerated as described in Section 1.2(b)(ii) or Section 1.6(f), the Earnout Obligors will remain responsible for the Earnout Obligations and all Earnout-Related Costs; provided, however, that the Sellers will pay to Aircast Intermediate Holdco or its designee(s) on behalf of the Earnout Obligors: (i) eighty percent (80%) of the aggregate amount paid to the Old Aircast Sellers in complete and final settlement and release of the Earnout Obligations (the “Settlement Payment”) and any Earnout-Related Costs related thereto if such settlement occurs within ninety (90) days after the Closing Date; or (ii) ninety percent (90%) of the aggregate of any payout to the Old Aircast Sellers under the Earnout Obligations and any Settlement Payment (if the settlement occurs after the ninetieth (90th) day after the Closing Date) and any related Earnout-Related Costs (such eighty percent (80%) or ninety percent (90%) share of the Settlement Payment and Earnout-Related Costs, each the “Sellers’ Share”) and provided further, however that any Earnout-Related Costs arising from or related to any failure by the Earnout Obligors to comply with any provision of Section 1.8 of the Aircast Asset Purchase Agreement after the Closing, as more fully set forth in Section 1.6(b), will not be included in the calculation of the Sellers’ Share for purposes of this Section 1.6(a).

(b)           Unless and until the Earnout Obligations are settled or accelerated and paid as set forth in this Section 1.6, from and after the Closing, the Purchaser will use its commercially reasonable best efforts to cause the Earnout Obligors and the Purchaser’s other Subsidiaries to comply with all of the obligations set forth in Section 1.8 of the Aircast Asset Purchase Agreement relating to the Earnout Obligations, including: (i) the obligation set forth in Section 1.8(c) of the Aircast Asset Purchase Agreement to determine the “Net Sales” for each subsequent “Earnout Year” on a pro forma basis to remove the effects upon the calculation of the actual “Net Sales” for each such “Earnout Year” of the “Change of Control” resulting from the Closing hereunder (the quoted terms in this sentence have the respective meanings set forth in the Aircast Asset Purchase Agreement); and (ii) the obligation to pay to the Old Aircast Sellers any amounts that are required to be paid by the Earnout Obligors to the Old Aircast Sellers from time to time with respect to the Earnout Obligations, in accordance with the applicable terms and conditions of the Aircast Asset Purchase Agreement or pursuant to a Settlement Agreement.

(c)           After the Closing, the Purchaser will use commercially reasonable best efforts to deliver to the Stockholder Representative approximately thirty (30) days prior to the “Earnout Audit Completion Date” (as defined in the Aircast Asset Purchase Agreement) (or, in the case of a “Change of Control”, prior to the date that is thirty (30) days following the closing thereof) a draft calculation of the “Net Sales” for the preceding fiscal year ended December 31 (or, in the case of a “Change of Control,” for the twelve (12) month period ended on the prior month end).  The Stockholder Representative shall have fifteen (15) days to review and update the draft calculation and shall, at or before the end of such fifteen (15) day period, provide the Purchaser with any written objections to the Purchaser’s draft calculation and, if applicable, with the Stockholder Representative’s own calculation of “Net Sales” for the appropriate period.  If the Stockholder Representative fails to provide any written objection by the end of such fifteen (15) day period, then the Stockholder Representative shall be deemed to have irrevocably agreed that the Purchaser and its Subsidiaries complied with Section 1.6(b) with respect to such calculation.

(d)           As between the Sellers, on the one hand, and the Purchaser and, after the Closing, the Earnout Obligors, on the other, both prior to and after the Closing, the Sellers will control the negotiation and consummation of any settlement of the Earnout Obligations (with the Sellers being represented for this purpose by the Stockholder Representative); provided, however, that (i) the Purchaser shall be afforded a reasonable period of time, and in any event not less than five (5) Business Days, to review the terms and conditions of any such settlement; and (ii) the consummation of any such settlement shall be subject to the prior written consent of the Purchaser unless such settlement includes a complete release with respect to the Earnout Obligations of the Earnout Obligors by the Old Aircast Sellers.  The Purchaser acknowledges that, notwithstanding anything to the contrary in this Section 1.6, the Sellers shall only be obligated to negotiate in good faith to pursue a settlement of the Earnout Obligations, but there can be no assurance that such a settlement will be reached, and except for their payment obligations under this Section 1.6, the Sellers will have no liability to the Purchaser or any other Person for the failure to reach such a settlement.  During such settlement negotiation process, the Stockholder Representative will keep the Purchaser informed, on a reasonably prompt basis and in reasonable detail, concerning the progress of such negotiations, including: (x) providing the Purchaser with copies of any draft term sheets, settlement agreements and other documents being circulated among the Stockholder Representative and its representatives, on the one hand, and the Old Aircast Sellers and their representatives, on the other hand; (y) providing reasonable advance notice to the Purchaser (to the extent that reasonable advance notice has been provided to the Stockholder Representative) of any teleconferences and meetings between the Stockholder Representative and its representatives, on the one hand, and the Old Aircast Sellers and their representatives, on the other hand, that are part of the settlement negotiation process; and (z) requesting release of the Purchaser from the Earnout Obligations.  The Purchaser will be permitted by the Sellers and the Stockholder Representative to attend and participate in any such teleconferences and meetings, assuming that the Old Aircast Sellers do not object directly to the Purchaser to such attendance and participation.

(e)           The consummation of any settlement of the Earnout Obligations pursuant to Section 1.6(d) (the “Settlement Closing”) will occur after the Closing Date at such date and time during normal business hours on a Business Day as are determined by the Stockholder Representative and the Old Aircast Sellers.  As soon as reasonably practicable after the Stockholder Representative has reached an agreement in principle to settle the Earnout Obligations with the Old Aircast Sellers, but in any event not less than five (5) Business Days prior to the anticipated date of consummation of the Settlement Closing, the Stockholder Representative shall provide to the

Purchaser written notice of such anticipated Settlement Closing, which shall include the date, time and place of the Settlement Closing and a copy of the settlement agreement evidencing such settlement (the form of which shall have been previously agreed to by the Old Aircast Sellers) (the “Settlement Agreement”).  At the Settlement Closing; (i) the Purchaser shall cause the Earnout Obligors to execute and deliver the Settlement Agreement (if not previously executed); (ii) the Sellers shall pay to Aircast Intermediate Holdco or its designee(s) the Sellers’ Share and (iii) the Purchaser shall cause the Settlement Payment and any Earnout-Related Costs to be paid to the Old Aircast Sellers.  The Sellers’ Share shall be paid: (x) by release from the Indemnity and Earnout Escrow Funds (if the Settlement Closing occurs on or prior to the end of the Indemnity and Earnout Escrow Period and to the extent there are sufficient Indemnity and Earnout Escrow Funds, as of the Settlement Closing, to satisfy each Seller’s portion of the Sellers’ Share); and (y) solely to the extent that the Settlement Closing occurs after the end of the Indemnity and Earnout Escrow Period or to the extent that the Sellers’ Share exceeds the then-available Indemnity and Earnout Escrow Funds, by payment by the Sellers of such remaining part of the Sellers’ Share, by inter-bank transfer or wire transfer of immediately available funds, or in such other form as the Purchaser may agree, to Aircast Intermediate Holdco or its designee(s).

(f)            If the Earnout Obligors are unable to determine, prior to a time reasonably in advance of the Closing, whether the Earnout Obligations would be accelerated as a result of the consummation of the Stock Purchase, then after the Closing the Purchaser will use its commercially reasonable best efforts to deliver to the Stockholder Representative a draft calculation of the “Net Sales” for the twelve (12) month period ended on the calendar month-end next preceding the Closing Date (the “Twelve Month Calculation”).  The Purchaser will use its commercially reasonable best efforts to deliver the draft Twelve Month Calculation prior to the date that is thirty (30) days after the Closing Date.  The Stockholder Representative shall have fifteen (15) days to review and update the draft Twelve Month Calculation and shall, at or before the end of the applicable review period, provide the Purchaser with any written objections to the Purchaser’s draft Twelve Month Calculation, and, if applicable, with the Stockholder Representative’s own calculations of “Net Sales” for such period.  If the Stockholder Representative fails to provide any written objection by the end of such fifteen (15) day period, then the Stockholder Representative shall be deemed to have irrevocably agreed that the Purchaser and its Subsidiaries complied with Section 1.6(b) with respect to the Twelve Month Calculation.  If the Earnout Obligations accelerate as a result of the consummation of the Stock Purchase, the Sellers shall pay to Aircast Intermediate Holdco or its designee(s) (on behalf of the Purchaser) the amount of the Earnout Obligations so accelerated at the time that payment is required to made by the Earnout Obligors to the Old Aircast Sellers.

(g)           To the extent reasonably necessary for any settlement negotiations related to the Earnout Obligations continuing after the Closing or for purposes related to the payments or calculations contemplated by Section 1.6(c) and Section 1.6(f), the Purchaser shall (and shall cause the Company and the Company Subsidiaries to) provide to the Stockholder Representative and its representatives reasonable access to the books and records of the Company and the Company Subsidiaries reasonably related to the calculation of “Net Sales” as described in Section 1.6(b), and make available the personnel, accountants and other advisors of the Company and the Company Subsidiaries (and their respective books and records reasonably related to the calculation of “Net Sales” as described in Section 1.6(b), except to the extent subject to attorney-client privilege that would be waived by such provision), in each case (I) as is reasonably requested by the Stockholder Representative in connection with the settlement negotiation process, (II) at the location of the

Earnout Obligors, as applicable, (III) during normal business hours, (IV) upon reasonable advance notice and (V) subject to any reasonable confidentiality and securities trading restrictions imposed by the Purchaser and delivered to the Stockholder Representative in writing a reasonable amount of time prior to the provision of such access.

(h)           All references in this Section 1.6 to the Company and the Company Subsidiaries shall also apply to any successor to, or assignee of, the Company or any Company Subsidiary.

(i)            Any amount paid by the Sellers pursuant to this Section 1.6 shall be treated for all Tax purposes as a reduction to the Purchase Price.

(j)            Except as set forth in Section 1.2(b)(ii) and this Section 1.6, and except for breaches of Section 1.8 of the Aircast Asset Purchase Agreement occurring prior to the Closing, the Sellers will have no responsibility, financial or otherwise, for any Earnout Obligations or any costs or expenses incurred in connection therewith.

(k)           Except as expressly provided in this Agreement, nothing in this Section 1.6 is intended to or shall limit or restrict the right of the Purchaser to operate its, the Company’s or the Company Subsidiaries’ business in such a manner as it may determine in the Purchaser’s sole discretion after the Closing (including the disposition of assets or properties as it may elect).

1.7           Stockholder Representative.

(a)           Each Seller has designated and appointed the Stockholder Representative as the representative and attorney in fact of such Seller for the sole purpose of acting on its behalf with respect to this Agreement, the Indemnity and Earnout Escrow Agreement, the Retention Program Escrow Agreement and any other document entered into in connection herewith or therewith, including full power and authority on behalf of such Seller: (i) to take all actions the Stockholder Representative deems necessary or appropriate in connection with the pre-closing covenants of the Sellers set forth in this Agreement and the satisfaction or waiver of closing conditions under this Agreement, including exercise of the powers, authority and discretion conferred on the Sellers hereunder to waive any terms and conditions of this Agreement and to give and receive notices; (ii) to take all actions the Stockholder Representative deems necessary or appropriate in connection with negotiating, settling, compromising and otherwise handling the Earnout Obligations; (iii) to take all actions the Stockholder Representative deems necessary or appropriate in connection with the Retention Program and the Retention Program Escrow Agreement; (iv) to take all actions the Stockholder Representative deems necessary or appropriate in connection with the Sale Bonus Program; (v) to take all actions the Stockholder Representative deems necessary or appropriate in connection with the post-closing implementation of this Agreement and the Indemnity and Earnout Escrow Agreement, including negotiating, settling, compromising and otherwise handling any claims for indemnification made by a Purchaser Indemnified Party with respect to the Sellers’ representations and warranties set forth in Article II and covenants and agreements set forth in this Agreement (including authorizing the delivery to the Purchaser of all or any portion of the Indemnity and Earnout Escrow Funds in satisfaction of any such indemnification claim), pursuing or responding to litigation and complying with orders of courts with respect to any such indemnification claims; and (vi) to take all other actions the Stockholder Representative deems necessary or appropriate for the accomplishment of the foregoing.

(b)           The Purchaser shall be entitled to conclusively rely on all statements, representations and decisions of the Stockholder Representative as those of the Sellers, without any independent investigation or verification.

(c)           If the Stockholder Representative is dissolved, resigns from such position, files for bankruptcy or is the subject of an involuntary bankruptcy petition that is not dismissed within thirty (30) days after filing, it shall designate a replacement Stockholder Representative prior to such dissolution, resignation or bankruptcy or, if the Stockholder Representative shall fail to do so, a replacement Stockholder Representative shall be appointed by TWCP.  If the Stockholder Representative fails to so appoint a successor Stockholder Representative in the manner described above and TWCP also fails to appoint a successor Stockholder Representative within thirty (30) days after the dissolution, resignation or bankruptcy of the Stockholder Representative, the provisions set forth in this Agreement, the Indemnity and Earnout Escrow Agreement and the Retention Program Escrow Agreement requiring the consent or action of the Stockholder Representative shall be deemed to be require the consent or action of all of the Sellers.  Any change in the Stockholder Representative shall be effective only upon delivery to the Purchaser of written notice thereof either from the Stockholder Representative or TWCP, as applicable.

ARTICLE II
REPRESENTATIONS AND WARRANTIES
CONCERNING THE COMPANY AND THE COMPANY SUBSIDIARIES

The Sellers represent and warrant to the Purchaser, jointly but not severally, as follows, except as disclosed in the Seller Disclosure Schedule (which shall be prepared in accordance with Section 9.2):

2.1           Existence; Good Standing.  The Company is a corporation duly incorporated and organized, validly existing and in good standing under the laws of the State of Delaware and has all required corporate power and authority to own or lease its properties and assets and to conduct its business as presently conducted.  The Company is duly qualified to do business and in good standing as a foreign corporation in all jurisdictions in which the failure to be so qualified would be reasonably likely to have a Material Adverse Effect.  Section 2.1 of the Seller Disclosure Schedule sets forth a complete and accurate list of each jurisdiction in which the Company is qualified to do business as a foreign corporation.

2.2           No Conflict; Consents.

(a)           The execution and delivery by the Stockholder Representative and the Sellers of this Agreement, the Indemnity and Earnout Escrow Agreement, the Retention Program Escrow Agreement and any other documents required to be executed and delivered by the Stockholder Representative and the Sellers under this Agreement (collectively, the “Seller Documents”) do not, and the consummation of the transactions contemplated hereunder and thereunder (assuming the Required Consents are obtained on or prior to Closing) will not: (i) violate the Organizational Documents of the Company or any Company Subsidiary; (ii) constitute a material breach of or result in a material default under (with or without the giving of notice or the lapse of time), or result in the other party having a right of termination, cancellation or acceleration under, any Significant Contract; (iii) result, in any material respect, in a violation of any Applicable Law; (iv) result in the creation or imposition of any Liens upon any of the assets or properties of the Company or any of the Company Subsidiaries or upon the Shares (other than any Liens arising due to actions of the Purchaser); (v) except as contemplated by the Retention Program or Sale Bonus Program, result in the payment of, or the creation of any obligation, absolute or contingent, to pay, on behalf of the Company or any Company Subsidiary, any severance, termination, “golden parachute” or other similar payment, whether pursuant to a Contract or under Applicable Law with respect to any U.S. employee of the Company or any Company Subsidiary, any amount; (vi) except as contemplated by the Retention Program or Sale Bonus Program, result in the payment of, or the creation of any obligation, absolute or contingent, to pay, on behalf of the Company or any Company Subsidiary, any severance, termination, “golden parachute” or other similar payment, which is material in amount, whether pursuant to a Contract or under Applicable Law with respect to any non-U.S. employee of the Company or any Company Subsidiary; or (vii) give any Governmental Authority the right to revoke, suspend, modify or terminate any material Company Permit.

(b)           Except as set forth in Section 2.2(b) of the Seller Disclosure Schedule (collectively, the “Required Consents”) and except as would not result in any material respect in a violation of Applicable Law, no notice to, or consent of or with, any Governmental Authority or any Judicial Authority or, with respect to any Significant Contract, any third Person, is required to be obtained by the Company or any Company Subsidiary in connection with the execution and delivery by the Stockholder Representative and the Sellers of this Agreement and the other Seller Documents or the consummation of the transactions contemplated hereunder and thereunder.

2.3           Capitalization.  The authorized capital stock of the Company consists of: (i) 25,000,000 shares of Common Stock, of which an aggregate of 8,325,000 shares are issued and outstanding on the date of this Agreement; and (ii) 12,492,500 shares of Preferred Stock, of which an aggregate of 7,492,500 shares are issued and outstanding on the date of this Agreement.  All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and none of them are subject to or were issued in violation of any pre-emptive rights, rights of first offer or first refusal or similar rights, or in violation of the Securities Act or any other applicable securities law.  On the date of this Agreement there are no, and, except as issued under the terms of Section 5.6 and as terminated pursuant to Section 1.2(b)(v), as of the Closing Date there will be no, outstanding subscriptions, options, warrants or other agreements or commitments or other rights of any kind to acquire (including securities exercisable or exchangeable for or convertible into), or obligating the Company to issue, any shares of capital stock of the Company, or giving any Person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the benefit of the holders of any shares of the capital stock of the Company (solely in their capacity as a holder).  The Company is not subject to any obligation (contingent or otherwise) to repurchase, redeem, call or otherwise retire, or to register, any shares of its capital stock.  On the date of this Agreement the Shares collectively constitute, and, except as issued under the terms of Section 5.6 and as terminated pursuant to Section 1.2(b)(v), on the Closing Date the Shares will constitute, all of the issued and outstanding shares of capital stock of the Company, and as of the date of this Agreement the Shares are owned of record and beneficially as set forth on Schedule A hereto.  Except for Contracts among the Sellers that will be terminated at or prior to the Closing, there are no Contracts with respect to the: (i) voting of any shares of capital stock of the Company (including any proxy or director nomination rights); or (ii) transfer of, or transfer restrictions on, any shares of capital stock of the Company.

2.4           Subsidiaries.

(a)           Section 2.4(a) of the Seller Disclosure Schedule lists the legal name and jurisdiction of incorporation or formation, as applicable, of all Company Subsidiaries.  Each of the Company Subsidiaries is a corporation or other entity duly incorporated or formed, duly organized, validly existing and in good standing (to the extent each such concept is applicable to such type of entity) under the laws of the jurisdiction of its organization, and has all required corporate or other entity power and authority under the laws of the jurisdiction of its organization to own or lease its properties and other assets and to carry on its business as presently conducted.  Each Company Subsidiary is duly licensed or qualified and in good standing (to the extent each such concept is recognized in such jurisdiction and applicable to such type of entity) in all jurisdictions in which the failure to be so qualified would be reasonably likely to have a Material Adverse Effect.  Section 2.4(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of each jurisdiction in which each Company Subsidiary is qualified to do business as a foreign corporation or other entity.

(b)           All of the issued and outstanding shares of capital stock (including for purposes of this Section 2.4(b) any equity equivalent to capital stock) of each of the Company Subsidiaries have been duly authorized and validly issued and are fully paid (and not repaid, including in violation of any applicable provisions on the preservation of stated capital), and nonassessable (to the extent each such concept is recognized in such jurisdiction and applicable to such type of entity) and none of them are subject to or were issued in violation of any pre-emptive rights, rights of first offer or first refusal or similar rights, or in violation of the Securities Act or any other applicable securities law.  There are no outstanding subscriptions, options, warrants or other agreements or commitments or other rights of any kind to acquire (including securities exercisable or exchangeable for or convertible into), or obligating any of the Company Subsidiaries to issue, any shares of capital stock or other equity interests of such Company Subsidiary, or giving any Person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the benefit of the holders of any shares of the capital stock or other equity interests of such Company Subsidiary (solely in their capacity as a holder).  None of the Company Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase, redeem, call or otherwise retire, or to register, any shares of its capital stock.  Except for Contracts among the Sellers that will be terminated at or prior to the Closing, there are no Contracts with respect to: (i) voting any shares of capital stock of any Company Subsidiary (including any proxy or director nomination rights); or (ii) transfer of, or transfer restrictions on, any shares of capital stock or other equity interests of any Company Subsidiary.  All of the outstanding capital stock or other equity interests of each Company Subsidiary are owned by the Company, directly or indirectly, and are free and clear of any Liens.  Except for the Company Subsidiaries, the Company does not own, and none of the Company Subsidiaries own, any capital stock of, or other equity interests in, any other Person.

2.5           Financial Statements.

(a)           Attached as Section 2.5(a) of the Seller Disclosure Schedule are: (a) the audited consolidated balance sheet of Aircast Intermediate Holdco and its Subsidiaries (collectively, the “Financial Statement Parties”) as at September 30, 2005, together with the related audited consolidated statements of income, stockholder’s equity and cash flows of the Financial Statement Parties for the nine (9) month period then ended (the “Audited Financial Statements”); and (b) the unaudited consolidated balance sheet of the Financial Statement Parties as of December 31, 2005,

together with the related unaudited consolidated statement of income of the Financial Statement Parties for the twelve (12) month period then ended (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).  The Financial Statements have been prepared in accordance with GAAP (other than, in the case of the Unaudited Financial Statements, audit adjustments that will not, individually or in the aggregate, be material and the omission of footnotes) and, in all material respects, the books and records, consistent with past practices of the Financial Statement Parties, and present fairly, in all material respects, the consolidated financial condition of the Financial Statement Parties as of such dates and the consolidated results of operations of the Financial Statement Parties for the periods then ended.  None of the Company or any of the Company Subsidiaries is a party to, or has a commitment to become a party to, any off-balance sheet arrangements.

(b)           The consolidated balance sheets of the Company as of December 31, 2004 and December 31, 2005 and the consolidated statements of income of the Company for the twelve (12) month period ended December 31, 2005 and from inception to December 31, 2004 will be consistent, in all material respects, with the Unaudited Financial Statements and the historical financial statements of the Financial Statement Parties, as the case may be, except as set forth on Section 2.5(b) of the Seller Disclosure Schedule.

2.6           Absence of Certain Changes.  Between September 30, 2005 and the date of this Agreement, there has been no:

(a)           transaction entered into by the Company or any Company Subsidiary other than in the ordinary course of business, except as a result of the preparation for or otherwise arising out of the transactions contemplated by this Agreement;

(b)           amendment, rescission or termination of (or receipt of written notice of termination of) any Significant Contract or Company Permit, except as disclosed on Section 2.6(b) of the Seller Disclosure Schedule and except for amendments made in the ordinary course of business;

(c)           sale, lease or other disposition of, or mortgage, pledge or other encumbrance (other than Permitted Liens) of, any material asset of the Company or any of the Company Subsidiaries, except sales of inventory in the ordinary course of business;

(d)           between September 30, 2005 and December 31, 2005, capital expenditure by the Company or any of the Company Subsidiaries (or series of related capital expenditures) not reflected on the Unaudited Financial Statements, and between January 1, 2006 and the date of this Agreement, there has been no capital expenditure by the Company or any of the Company Subsidiaries (or series of related capital expenditures) involving more than $1,000,000 (or its applicable local currency equivalent), individually or in the aggregate;

(e)           creation, incurrence, assumption, or guarantee by the Company or any of the Company Subsidiaries of any Indebtedness;

(f)            except for the benefit of any newly hired non-U.S. employees or as required by applicable Law or any Employee Plan, increase, or incurrence of an obligation to increase, by the Company or any of the Company Subsidiaries of any bonuses, salaries or other compensation (i) payable to any employee, except for increases made or obligations incurred in the ordinary course of business or (ii) in excess of five percent (5%), individually or in the aggregate (as compared to such compensation in effect at September 30, 2005), to any director, officer, limited liability company manager or managing director (or functional equivalents of the foregoing or other management-level employees);

(g)           except as required by applicable Law, adoption of, or amendment to, or announcement of a pending adoption or amendment to, or change in the calculation of payments to or benefits under, any Employee Plan;

(h)           acquisition of or agreement to acquire by merging with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business entity, in a transaction or series of related transactions by the Company or any Company Subsidiary;

(i)            except as required by a change in GAAP (or in the case of non-U.S. Company Subsidiaries, the applicable accounting rules in their respective jurisdictions of operation) or applicable Law: (i) change in the Company’s or any Company Subsidiary’s tax or accounting principles, (ii) material change in the Company’s or any Company Subsidiary’s accounting practices or methods or any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes, (iii) material tax election or settlement; or (iv) compromise of any material income tax liability with any Governmental Authority;

(j)            adoption, amendment, rescission, termination of (or receipt of written notice of termination of) or lapse of, or material claims made or existing claims denied (in whole or in part, but excluding general reservations of rights with respect to claims (that, to the Knowledge of the Sellers, are covered claims)) under, any policies of insurance of the Company or any of the Company Subsidiaries;

(k)           hiring or appointment or entering into of a commitment to hire or appoint any director, officer, manager, limited liability company manager or managing director of or to the Company or any of the Company Subsidiaries, or termination or resignation, or, notice or termination or resignation delivered in writing to the Company or any of the Company Subsidiaries, regarding any such Persons;

(l)            default on or other failure to satisfy any material obligation or material liability of the Company or any Company Subsidiary;

(m)          declaration, setting aside, or payment of any dividend or distribution in respect of any capital stock of the Company, or any redemption, purchase or other acquisition of any securities of the Company;

(n)           loan or advance to, guarantee for the benefit of, or investments in, any Person (other than: (i) intercompany Indebtedness as described in Section 2.6(n) of the Seller Disclosure Schedule; (ii) advances of payroll or tuition made in the ordinary course of business to employees who are not directors, officers, managers, limited liability company managers or managing directors; and (iii) advances of reimbursable expenses in the ordinary course of business) by the Company or any of the Company Subsidiaries;

(o)           destruction of, damage to, or loss (whether or not covered by insurance) of any of the material assets or material properties owned or used by the Company or any of the Company Subsidiaries, or termination, amendment, modification, waiver or release of any material right or other asset of material value to the Company or any of the Company Subsidiaries;

(p)           to the extent not included in the foregoing subsections (a) – (o) of this Section 2.6, change, development, condition, event or circumstance occurring between September 30, 2005 and December 31, 2005 in the Business which has had or would reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Sellers to consummate the transactions contemplated by this Agreement and the other Seller Documents; or

(q)           entry by the Company or any Company Subsidiary into a Contract to do any of the matters listed in the foregoing subsections (a) – (p) of this Section 2.6.

2.7           Undisclosed Liabilities.  There are no liabilities (whether absolute, accrued, contingent or otherwise) of the Company or any Company Subsidiary that would be required to be reflected on an audited consolidated balance sheet of the Company and the Company Subsidiaries, or in the notes thereto, prepared in accordance with GAAP, other than (a) those recorded in the Audited Financial Statements and (b) those incurred in the ordinary course of business since September 30, 2005.  Notwithstanding anything to the contrary in this Agreement, the representations and warranties provided in this Section 2.7 do not include any liabilities for matters with respect to which other representations and warranties are provided in this Article II (excluding the representations and warranties set forth in Sections 2.2, 2.3, 2.4, 2.5, 2.22, 2.26, 2.27, 2.29 and 2.31).

2.8           Customers and Suppliers.  Section 2.8 of the Seller Disclosure Schedule lists the twenty (20) largest customers (collectively, the “Significant Customers”), and the twenty (20) largest suppliers (other than professional advisors such as attorneys and accountants) (collectively, the “Significant Suppliers”), of the Company and the Company Subsidiaries (measured by consolidated revenues and consolidated expenses, respectively, of the Company and the Company Subsidiaries for the period from December 31, 2004 to December 31, 2005).  As of the date of this Agreement, from December 31, 2005 to the date of this Agreement, no Significant Customer or Significant Supplier has canceled or otherwise terminated, or made a material adverse change in, or made any written threat to the Company or any of the Company Subsidiaries that such Significant Customer plans to cancel or otherwise terminate or make a material adverse change in, its relationship with the Company or any of the Company Subsidiaries.

2.9           Title to Assets.  Except with respect to the Owned Real Property and Leased Real Property (as to which the sole representations and warranties of the Sellers are made in Section 2.12) and the Business Intellectual Property (as to which the sole representations and warranties of the Sellers are made in Section 2.11), the Company, directly or indirectly, owns and has good title to or, in the case of leased property and assets, has valid leasehold interests in, all property and assets necessary for the conduct of the Business as presently conducted.  All of such property and assets are either reflected on the Audited Financial Statements or were acquired since September 30, 2005, except for properties and assets sold since September 30, 2005 in the ordinary course of business.  None of such properties and assets is subject to any Lien other than any: (a) Permitted Liens; (b) in the case of leased properties and assets, Liens and other matters affecting the lessors’ interests in such properties and assets; or (c) Liens set forth on Section 2.9 of the Seller Disclosure

Schedule.  The plant, machinery, equipment and leasehold improvements of the Company and the Company Subsidiaries are in all material respects in good operating condition, reasonable wear and tear excepted and are adequate for the purposes for which they are being used.

2.10         Significant Contracts.

(a)           Section 2.10(a) of the Seller Disclosure Schedule contains a list of all of the following to which the Company or any Company Subsidiary is a party (collectively, the “Significant Contracts”):

(i)            each Contract, and to the Knowledge of the Sellers, each Oral Contract, providing for the performance of services or delivery of goods or materials by or to customers of or suppliers to the Company or any Company Subsidiary which (A) provides for consideration to be furnished to or by the Company or any Company Subsidiary of value in excess of $250,000 during calendar year 2005 or (B) requires consideration to be furnished to or by the Company or any Company Subsidiary of value in excess of $250,000 during calendar year 2006 (after giving effect to automatic, customary or routine renewals to any such Contract or Oral Contract), in each case identifying each such Contract or Oral Contract that, to the Knowledge of the Sellers, is with a sole source supplier;

(ii)           each lease or sublease or other rental or occupancy Contract involving aggregate payments in excess of $100,000 during calendar year 2005 or requiring aggregate payments in excess of $100,000 during calendar year 2006;

(iii)          each licensing or other Contract, and to the Knowledge of the Sellers each Oral Contract, granting the Company or any Company Subsidiary, or pursuant to which the Company or any of the Company Subsidiaries has granted to any Person, the right to use Intellectual Property that is material to the operation of the Business;

(iv)          all broker, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, independent sales representative and advertising Contracts, and to the Knowledge of the Sellers all such Oral Contracts, which (A) involved consideration of more than $100,000 in the aggregate (for any such Contract or Oral Contract) during calendar year 2005, (B) requires consideration of more than $100,000 in the aggregate (for any such Contract or Oral Contract) during calendar year 2006 (after giving effect to any automatic, customary or routine renewals) or (C) which by their terms are not terminable by the Company or any Company Subsidiary party thereto on ninety (90) days’ notice or less;

(v)           each Contract, and to the Knowledge of the Sellers, each Oral Contract, to make capital expenditures in excess of $100,000 with respect to the Business;

(vi)          each Contract, or to the Knowledge of the Sellers, each Oral Contract, to sell, lease or otherwise dispose of any assets or properties of the Company or any Company Subsidiary in excess of $100,000 in the aggregate, other than sales of inventory in the ordinary course of business;

(vii)         each collective bargaining agreement with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

(viii)        each joint venture agreement, partnership agreement or limited liability company agreement (including to the Knowledge of the Sellers any such Oral Contract) to which the Company or any Company Subsidiary is party;

(ix)           each Contract, and to the Knowledge of the Sellers each Oral Contract, that limits the right of the Company or any Company Subsidiary to compete in any industry or geographic area;

(x)            each Contract, or to the Knowledge of the Sellers, each Oral Contract, that obligates the Company or any Company Subsidiary to clean up or remediate any Hazardous Substances (but excluding indemnification and contribution rights under Contracts not primarily pertaining to environmental obligations);

(xi)           each Contract, and to the Knowledge of the Sellers each Oral Contract, relating to the acquisition or disposition of any business, or any operating division, business unit or product line thereof (whether by merger, consolidation, reorganization, acquisition of assets or otherwise), relating to the Business as currently conducted;

(xii)          all Contracts, and to the Knowledge of the Sellers all Oral Contracts, relating to Indebtedness of the Business, or pursuant to which the Company or any Company Subsidiary guarantees, indemnifies or otherwise agrees to support the obligations of, any Person (other than the Company or the Company Subsidiaries), in excess of $100,000 in the aggregate (other than in the ordinary course of business in connection with sales of inventory);

(xiii)         all Contracts, and to the Knowledge of the Sellers all Oral Contracts with employees (other than offer letters delivered in the ordinary course of business), independent contractors or consultants of the Company and Company Subsidiaries, in each case requiring total payments during calendar year 2005 or 2006, respectively (excluding any automatic, customary or routine renewals) of more than $100,000; and

(xiv)        each other Contract, and to the Knowledge of the Sellers each Oral Contract, not otherwise listed pursuant to the preceding clauses (i) through (xiii), that creates future payment or performance obligations by the Company or any Company Subsidiary that requires consideration to be furnished to or by the Company or any Company Subsidiary of value in excess of $100,000 during calendar year 2006 or any calendar year thereafter, respectively and which by its terms is not terminable by the Company or the Company Subsidiary party thereto without penalty to the Company or the Company Subsidiary party thereto on ninety (90) days’ notice or less (provided that no Contract or Oral Contract need be listed pursuant to this clause (xiv) if such Contract or Oral Contract is listed pursuant to clause (i) or would be listed pursuant to clause (i) if the disclosure threshold in such clause (i) were $100,000 instead of $250,000).

(b)           Except with respect to Real Estate Leases (as to which the sole representations and warranties of the Sellers are made in Section 2.12):  (i) each of the Significant Contracts is a valid and binding obligation of the Company or the Company Subsidiary party thereto, enforceable against the Company or such Company Subsidiary and, to the Knowledge of the Sellers, the other parties thereto, subject to the Equitable Exceptions; and (ii) neither the Company nor the applicable Company Subsidiary is in material breach of any Significant Contract nor, to the Knowledge of the Sellers, is any other party thereto in material breach thereof.  The Sellers have made available to the Purchaser complete and accurate (in all material respects) copies of each of the Significant Contracts.

2.11         Intellectual Property.  Section 2.11 of the Seller Disclosure Schedule lists each patent, utility model, industrial design, registered trademark, design mark, service mark and trade name, registered copyright and domain name, and each published application for any of the foregoing, domestic and foreign, that is necessary for the operation of the Business (collectively, the “Business Intellectual Property”).  Except as set forth on Section 2.11 of the Seller Disclosure Schedule: (a) the Company has, directly or indirectly, the entire right, title and interest in and to the Business Intellectual Property, free and clear of all Liens, except for Permitted Liens; (b) there is no claim or notice of infringement of the Intellectual Property rights of any other Person pending or, to the Knowledge of the Sellers, threatened against the Company or any Company Subsidiary; (c) each material item of Business Intellectual Property of the Company or any U.S. Company Subsidiary is valid, subsisting, in full force and effect and has not been abandoned or passed into the public domain, and all necessary registration, maintenance and renewal documentation and fees in connection with such item of Business Intellectual Property have been timely filed with appropriate authorities and paid; (d) to the Knowledge of the Sellers, each material item of Business Intellectual Property of any non-U.S. Company Subsidiary is valid, subsisting, in full force and effect and has not been abandoned or passed into the public domain, and all necessary registration, maintenance and renewal documentation and fees in connection with such item of Business Intellectual Property have been timely filed with appropriate authorities and paid; (e) to the Knowledge of the Sellers, no Person is infringing on or misappropriating any Business Intellectual Property; (f) to the Knowledge of the Sellers, neither the operation of the Business nor the sale of Products infringes or misappropriates the Intellectual Property rights of any other Person; (g) no present or former employee of the Company or any Company Subsidiary has any proprietary, financial or other interest, direct or indirect, in any Business Intellectual Property; and (h) the Company and the Company Subsidiaries have taken commercially reasonable precautions to protect inventions, trade secrets and know how constituting material Business Intellectual Property, including the execution of appropriate agreements.

2.12         Real Property.  Section 2.12 of the Seller Disclosure Schedule lists: (a) all real property owned by the Company or any Company Subsidiary (and in Germany, any quasi-real property rights in rem (grundstucksgleiche rechle)) (collectively, the “Owned Real Property”); and (b) all real property that is leased or subleased to the Company or any Company Subsidiary (collectively, the “Leased Real Property”).  The Company, directly or indirectly, has good and marketable fee simple title to each item of Owned Real Property, in each case free and clear of all Liens, other than Permitted Liens.  The use of the Owned Real Property for the purposes to which it is presently being used is permitted as of right under all applicable zoning Laws and is not subject to “permitted nonconforming” use or structure classifications.  To the Knowledge of the Sellers, neither the Company nor any Company Subsidiary has received any notice that any improvements situated in whole or in part at any Owned Real Property are not in material compliance with all applicable Laws, and all such improvements are in all material respects in good repair and condition, ordinary wear and tear excepted, and are adequate for the purposes for which they are being used.  Except as set forth in Section 2.12 of the Seller Disclosure Schedule: (i) each of the Real Estate Leases is a valid and binding obligation of the Company or the Company Subsidiary party thereto, enforceable against the Company or such Company Subsidiary and, to the Knowledge of the Sellers, the other parties thereto, subject to the Equitable Exceptions; (ii) to the Knowledge of the Sellers, the use of each Leased Real Property for the purpose to which it is presently being used is permitted as of right under the applicable Real Estate Lease and all applicable zoning Laws, and is not subject to “permitted nonconforming” use or structure classifications; (iii) to the Knowledge of the Sellers, neither the Company nor any Company Subsidiary has received written notice that any improvements situated in whole or in part on any Leased Real Property are not in compliance with all applicable Laws, and all such improvements are in all material respects in good repair and condition, ordinary wear and tear excepted, and are adequate for the purposes for which they are being used; and (iv) neither the Company nor the applicable Company Subsidiary is in material breach of any Real Estate Lease nor, to the Knowledge of the Sellers, is any other party thereto in material breach thereof.  To the Knowledge of the Sellers, no Person is in possession or occupancy of the Owned Real Property or the Leased Real Property other than the Company or the applicable Company Subsidiary.  The Owned Real Property and Leased Real Property constitute all of the real property interests owned, leased or occupied in whole or in part by the Company or any Company Subsidiary.

2.13         Litigation.  There is no Proceeding pending or, to the Knowledge of the Sellers, threatened in writing against the Company or any Company Subsidiary.  There is no Proceeding pending in which the Company or any of the Company Subsidiaries is the plaintiff or complainant.  None of the Company or Company Subsidiaries is subject to any Order (other than cash settlements under which all financial obligations have been discharged).  To the Knowledge of the Sellers, no investigation by a Governmental Authority exists with respect to the Company or any Company Subsidiary.

2.14         Employee Benefit Plans.

(a)           Section 2.14(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of each: (i) “employee pension benefit plan,” as defined in Section 3(2) of ERISA (other than any plan exempt from ERISA by reason of Section 4(b)(4) of ERISA); (ii) “employee welfare benefit plan,” as defined in Section 3(1) of ERISA (other than any plan exempt from ERISA by reason of Section 4(b)(4) of ERISA) (each, a “Welfare Plan”); and (iii) employment, consulting, severance or other similar agreement, contract, plan or program providing for payment in lieu of cash compensation, deferred compensation (that is material in amount), profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or for post-retirement insurance, compensation or benefits, whether written or oral (except that any representation and warranty under this Section 2.14(a) as to any of the foregoing that is oral shall be solely to the Knowledge of the Sellers), which is maintained or contributed to by the Company or any of the Company Subsidiaries or to or in respect of which the Company or any of the Company Subsidiaries has any outstanding liability or obligation under, and which, in each case, covers any current or former employee, director, officer or consultant of the Company or any

Company Subsidiary or their respective dependents (each such agreement, contract, plan or program listed in Section 2.14(a) of the Seller Disclosure Schedule, an “Employee Plan”).  The Sellers have made available to the Purchaser complete and accurate (in all material respects) copies of each Employee Plan and, with respect to each Employee Plan, complete and accurate (in all material respects) copies of (I) any associated trust, custodial, insurance or service agreements, (II) any annual report, actuarial report or disclosure materials (including specifically any summary plan descriptions) submitted to any governmental agency or distributed to participants or beneficiaries thereunder and (III) the most recently received IRS determination letters and any Governmental Authority opinions, rulings, compliance statements, closing agreements or similar materials specific to such Employee Plan.  Each Employee Plan is and has been maintained and operated in compliance in all material respects with its terms and all provisions of ERISA, the Code and any other Laws applicable thereto.

(b)           Each Employee Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified and has received a favorable determination letter from the IRS as to such qualification (or is otherwise able to rely on a prototype plan sponsor’s IRS opinion letter) and the trust, if any, forming a part of such plan is exempt from U.S. federal income tax under Section 501(a) of the Code.  To the Knowledge of the Sellers, no event has occurred which would be reasonably expected to cause the loss, revocation or denial of any such favorable determination letter or which requires, or would be reasonably be expected to require, action under the compliance resolution programs of the IRS to preserve such qualification.  No Employee Plan is currently subject to any Proceeding by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”) or any other Governmental Authority or subject to any Proceeding for which, to the Knowledge of the Sellers, the Company or any of the Company Subsidiaries have received notice.  Neither the Company nor any Company Subsidiary or any ERISA Affiliate has since the formation of the Company or any Company Subsidiary contributed, or been obligated to contribute, to an Employee Plan which is a “multiemployer plan” (within the meaning of Sections 3(37) and 4001(a)(3) of ERISA) or has since the formation or the Company or the Company Subsidiaries maintained a “multiple employer plan” (within the meaning of Section 4063 or 4064 of ERISA).  No Employee Plan that is subject to Title IV of ERISA has been sponsored or contributed to by the Company, any Company Subsidiary or any ERISA Affiliate since the formation of the Company and the Company Subsidiaries.  Neither the Company nor any Company Subsidiary has incurred any liability to the PBGC other than for premiums not yet due and no event or condition exists which could reasonably be expected to result in liability to the Purchaser under Title IV of ERISA including by virtue of the Company or any Company Subsidiary being considered a “single employer” with any other entity (within the meaning of Section 4001 of ERISA or Section 414 of the Code).  No reportable event, or event or condition which presents a material risk of termination by the PBGC, has occurred with respect to any Employee Plan or any retirement plan of an ERISA Affiliate applicable to current or former employees of the Company or any of the Company Subsidiaries, which, in each case, is subject to Title IV of ERISA.

(c)           All contributions and premiums required to be made under the terms of any Employee Plan or by a plan maintained by an ERISA Affiliate or as required by applicable Law have been timely made or have been properly recorded on the books and records of the Company and the Company Subsidiaries, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any such plan.  The current value of the assets of each such Employee Plan, as of the end of the most recently ended plan year of that Employee Plan, equals or exceeded the current value of all benefits liabilities under that Employee Plan.  No Employee Plan nor any party in interest with respect to such Employee Plan has engaged in a transaction that would reasonably be expected to subject the Company directly or indirectly to liability under Section 4975 of the Code or Section 409 or 502(i) of ERISA.  No Employee Plan provides for continuing welfare benefits or coverage for any participant or beneficiary or covered dependent of a participant after the applicable participant’s termination of employment, except to the extent required by applicable state insurance laws and Title I, Part 6 of ERISA.  No Welfare Plan is (i) a “multiple employer welfare arrangement”(within the meaning of Section 3(40) of ERISA) or (ii) a “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code) or other funding arrangement for the provision of welfare benefits (to the extent any Welfare Plan is listed in Section 2.14(c) of the Seller Disclosure Schedule with respect to this sentence, such disclosure shall include the amount of any such funding).  Neither the Company nor any Company Subsidiary or ERISA Affiliate is bound by any collective bargaining agreement or similar agreement to maintain or contribute to any Employee Plan.

(d)           Except as would not, individually or in the aggregate, result in any material respect in a violation of applicable Law, each pension, retirement, health, life, disability, severance and other welfare plan which is maintained by the Company or any of the Company Subsidiaries and which is exempt from ERISA by reason of Section 4(b)(4) thereof (each, a “Foreign Plan”) is, and has been, established, registered for tax purposes (where required) with the applicable Governmental Authority, qualified, administered and funded (where required) in compliance with the terms thereof and all applicable Laws.  With respect to each Foreign Plan, all required filings and reports have been made, in all material respects, in a timely and complete manner with all Governmental Authorities.  All obligations of the Company or any Company Subsidiary to or under the Foreign Plans (whether pursuant to the terms thereof or any applicable Laws) have been, to the extent required under applicable Law or the terms of such Foreign Plans, satisfied in all material respects, and there are no outstanding material defaults or material violations thereunder by the Company or any Company Subsidiary.  Full payment has been made, in all material respects, in a timely manner of all amounts which are required to be made as contributions, payments or premiums to or in respect of any Foreign Plan under applicable Law or under the applicable Foreign Plan or any agreement relating to a Foreign Plan, and no material excise taxes, penalties or punitive fees are owing or assessable under any such Foreign Plan.  To the Knowledge of the Sellers, no event has occurred with respect to any Foreign Plan registered with an applicable Tax Authority which would reasonably be expected to result in the revocation of such registration of such Foreign Plan, or which would entitle any Governmental Authority (without the consent of the sponsor of such Foreign Plan) to wind up or terminate any such Foreign Plan, in whole or in part, or could otherwise reasonably be expected to have an adverse effect on the tax status of any such Foreign Plan.  No contribution holidays have been taken under any of the Foreign Plans, and there have been no withdrawals of assets or transfers of assets from any Foreign Plan, except in accordance with applicable Laws.

(e)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will reasonably be expected to: (i) entitle any employee, consultant, director, officer, limited liability company manager or managing director (or functional equivalents of the foregoing) of the Company or any Company Subsidiary to severance pay, unemployment compensation or any other payment; or (ii) accelerate the time of payment or vesting other than as required by Law or increase the amount of compensation due any such employee, consultant, director, officer, limited liability company manager or managing director (or functional equivalents of the foregoing).  Within the twelve (12) month period preceding the date hereof, neither the Company nor any Company Subsidiary has taken any action to entitle, and the Company and the Company Subsidiaries do not owe, any employee, director, officer, limited liability company manager or managing director (or functional equivalents of the foregoing) of the Company or any of the Company Subsidiaries any severance pay or other compensation that has not been paid, will not be paid on or prior to the Closing Date, or will not have been properly recorded on the books and records of the Company and the Company Subsidiaries.

(f)            There is no Proceeding pending, or to the Knowledge of the Sellers, threatened in writing, other than routine claims for benefits, concerning any Employee Plan or Foreign Plan, or to the Knowledge of Sellers, any fiduciary or service provider thereof.

(g)           No written communication from an officer of the Company or any Company Subsidiary has been made with respect to any Employee Plan or Foreign Plan which, at the time made, did not accurately reflect the terms and operations of such Employee Plan or Foreign Plan in all material respects.

(h)           The Company has no Contract with any employee to maintain any Welfare Plan or Foreign Plan for any period of time.

(i)            Each Employee Plan and Foreign Plan is terminable, at the sole discretion of the sponsor thereof, subject only to such constraints imposed by applicable Laws.

2.15         Compliance with Law.  Except with respect to: (a) healthcare law matters (as to which the Sellers’ sole representations and warranties are in Section 2.21); (b) Environmental Law matters (as to which the Sellers’ sole representations and warranties are in Section 2.16); (c) Tax matters (as to which the Sellers’ sole representations and warranties are in Section 2.17) and (d) violations that would not reasonably be expected to have, individually or in the aggregate, a material impact on the Business: neither the Company nor any Company Subsidiary is in violation of any Laws of Governmental Authorities having jurisdiction over the Company, the Company Subsidiaries or any of their respective properties or assets (collectively, “Applicable Laws”); and, to the Knowledge of the Sellers, neither the Company nor any Company Subsidiary has received any notice from any Governmental Authority regarding any violation by the Company or any Company Subsidiary of any Applicable Law.  Neither the Company nor any of the Company Subsidiaries has Contracted with, made sales of inventory to, or otherwise had business dealings with, any Person (i) currently identified on the “Specially Designated Nationals and Blocked Persons List” maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”), or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation, or (ii) with whom it is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or executive order of the President of the United States, in each case except for such Contracts, sales and business dealings which would not reasonably be expected to have, individually or in the aggregate, a material impact on the Business.

2.16         Environmental Matters.

(a)           The Company, each Company Subsidiary, the Owned Real Property and, to the Knowledge of the Sellers, the Leased Real Property and any real property formerly owned, leased or operated by the Company or any Company Subsidiary (the “Former Real Property”) are not in violation of, and neither the Company nor any Company Subsidiary has any liability under, any applicable Environmental Law, except for violations and liabilities that would not be reasonably likely to have, individually or in the aggregate, a material impact on the Business.  The NJDEP has never, in writing, ordered or requested that the Company, any of the Company Subsidiaries or, to the Knowledge of the Sellers, any of the Old Aircast Sellers perform (or cause the performance of) any investigation, remediation or other response actions (other than providing access to the Owned Real Property at 691 Central Avenue to Philips, NJDEP and their respective contractors and agents) relating to the matters described in Section 2.16(a) of the Seller Disclosure Schedule.

(b)           The Company and the Company Subsidiaries have obtained, and maintain in full force and effect, all material Permits required under any applicable Environmental Laws to operate the Business (collectively, the “Environmental Permits”), and are not in material violation of any of the terms, conditions or requirements of the Environmental Permits.  There are no Proceedings pending or, to the Knowledge of the Sellers, threatened in writing that (i) seek to revoke, cancel, modify, non-renew or suspend any of the Environmental Permits, (ii) question or contest the validity of any Environmental Permit or (iii) seek to impose any condition, administrative sanction, modification or amendment with respect to any Environmental Permit.

(c)           Except as would not be reasonably likely to have, individually or in the aggregate, a material impact on the Business: (i) none of the Owned Real Property, Leased Real Property or, to the Knowledge of the Sellers, Former Real Property has been affected by any presence of any Hazardous Substance, Release or threat of Release; (ii) no portion of any of the Owned Real Property or, to the Knowledge of the Sellers, Leased Real Property or Former Real Property has been used for (A) the generation, manufacturing, refining, handling, processing, treatment, transportation, sale, storage or disposal of Hazardous Substances, (B) cleaning or degreasing of any equipment or (C) services which utilize Hazardous Substances, except as is customary for the operation of the Business and not in violation of applicable Environmental Laws; (iii) the Owned Real Property and the Leased Real Property do not contain and have not contained any (A) underground tank, (B) asbestos containing building material, (C) landfills or dumps, (D) “hazardous waste management facility” as defined pursuant to RCRA, (E) site designated for any removal or cleanup activity pursuant to CERCLA or any comparable foreign, state or local Law or (F) any other underground storage receptacle for Hazardous Substances; (iv) the Owned Real Property and the Leased Real Property (and the buildings and equipment thereon) do not contain any Hazardous Substances, whether in barrels, tanks, equipment (movable or fixed) or other containers, deposited or located in land, waters, sumps or in any other part of the site, incorporated into any structure on the site or otherwise existing thereon, other than Hazardous Substances the presence and condition of which do not violate applicable Environmental Laws and would not be reasonably expected to result in the imposition of liability against the Company or the Company Subsidiaries under applicable Environmental Laws; (v) to the Knowledge of the Sellers, neither the Company nor any of the Company Subsidiaries has received any written notice that there has been any Releases on, upon, from or into any real property immediately adjacent to any of the Owned Real Property or the Leased Real Property which would reasonably be expected to have come to be located on such Owned Real Property or Leased Real Property in concentrations or quantities that require remediation under applicable Environmental Laws; and (vi) any “hazardous waste” (as defined under RCRA) that has been generated by the Company or any Company Subsidiary on any of the Owned Real Property or the Leased Real Property or, to the Knowledge of the Sellers, the Former Real Property has been transported offsite only by carriers having identification numbers issued by the United States Environmental Protection Agency (the “EPA”) and has been treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws or as otherwise permitted under applicable Environmental Laws.

(d)           To the Knowledge of the Sellers, neither the Company nor any Company Subsidiary has received any notice from any Governmental Authority or any written notice from any other Person that (i) the Company, any Company Subsidiary, the Old Aircast Sellers or any of the respective subsidiaries of the Old Aircast Sellers (collectively, the “Old Aircast Parties”) has been identified by the EPA as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.) (“CERCLA”), with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) relates to any Environmental Claim, or that identifies a condition or occurrence which would reasonably be expected to form the basis for an Environmental Claim, against the Company or any Company Subsidiary; (iii) alleges any past or present violations of any Environmental Laws by the Company or any of the Company Subsidiaries; or (iv) alleges any event, condition, circumstance, activity, practice, incident, action or plan which would reasonably be expected to result in a violation of applicable Environmental Law or to give rise to any common law or statutory liability, or otherwise form the basis for any Proceeding, against the Company or any of Company Subsidiary, in each case (with respect to this clause (iv)) based on or resulting from the generation, use, treatment, storage, disposal, transport or handling, or Release of any Hazardous Substance and, for purposes of the preceding clauses (i) - (iv), if such notice is from a Person other than a Governmental Authority only if the Environmental Claim, violation of Environmental Law or liability threatened therein would be reasonably likely to have, individually or in the aggregate, a material impact on the Business.

(e)           All statements contained in the Sellers’ General Information Notices, Preliminary Assessment Reports and applications for ISRA approval for the Owned Real Property or Leased Real Property submitted by or on behalf of the Sellers to the NJDEP for purposes of complying with ISRA will be accurate and complete in all material respects, and Sellers have, or prior to the Closing shall have, made available to the Purchaser complete and accurate (in all material respects) copies of all such documents.

(f)            To the Knowledge of the Sellers, there is no material restriction imposed by a Governmental Authority on the ownership, occupancy, use or transferability of the Owned Real Property or Leased Real Property in connection with (i) any Environmental Law or (ii) Release, threatened Release or disposal of Hazardous Substances, in each case other than restrictions that are shown on, or evident on, public records.

(g)           There are no Environmental Claims against any Person whose liability for environmental remediation or any violation of Environmental Laws, the Company or the Company Subsidiaries have retained or assumed contractually or by operation of law (but excluding indemnification and contribution rights under Contracts not primarily pertaining to environmental obligations).

(h)           The Sellers have made available to the Purchaser complete and accurate (in all material respects) copies of all non-attorney-client privileged environmental audits and assessments within their possession relating to the environmental condition or liability of the Company, the Company Subsidiaries, the Owned Real Property and the Leased Real Property.

(i)            None of the matters set forth in Section 2.16 of the Seller Disclosure Schedule would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(j)            Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 2.16 are the sole representations and warranties of the Sellers relating to any liability or obligation under Environmental Law.

2.17         Taxes.

(a)           All Tax Returns required to be filed with any Governmental Authority by the Company or any of the Company Subsidiaries have been timely filed and were accurate and complete in all material respects.  All Taxes (except those which are de minimus) due and payable by the Company or any of the Company Subsidiaries (whether or not shown on any Tax Return) have been timely paid in full.  Neither the Company nor any Company Subsidiary is currently the beneficiary of or has applied for any extension of time within which to file any Tax Return with respect to Taxes.  There are no Liens with respect to Taxes on any of the assets of the Company or any of the Company Subsidiaries, other than Liens for Taxes not yet due and payable.  No claim has ever been made in writing by any Governmental Authority in a jurisdiction in which the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to Tax in that jurisdiction.

(b)           The Company and the Company Subsidiaries have each withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party.

(c)           No dispute concerning any Tax liability of the Company or a Company Subsidiary is pending or, to the Knowledge of the Sellers, threatened.  No Proceedings with respect to Taxes by a Governmental Authority are pending or, to the Knowledge of the Sellers, are being conducted with respect to the Company or any Company Subsidiary.  With respect to Taxes for which the statute of limitations remains open, neither the Company nor any Company Subsidiary has received from any Governmental Authority (i) any written notice indicating an intent to open a Tax audit or other review, (ii) any written request for information related to Tax matters, or (iii) any written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed against the Company or any Company Subsidiary or with respect to the assets of the Company or any Company Subsidiary, in each case other than with respect to an audit, review or examination that has been completed and closed and with respect to which the Company and the Company Subsidiaries have paid all Taxes asserted or assessed by the Governmental Authority.  Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency of a Tax.

(d)                                 Neither the Company nor any Company Subsidiary is party to any Tax sharing agreement.  Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated Tax Return for United States federal income Tax purposes.

(e)                                  The Sellers have made available to the Purchaser complete and accurate (in all material respects) copies of all income Tax Returns of the Company and the Company Subsidiaries, and of all examination reports and statements of deficiencies payable by, assessed against or agreed to by any of the Company or the Company Subsidiaries with respect to such income Tax Returns, for all Tax periods as to which the statute of limitations remains open.

(f)                                    Neither the Company nor any Company Subsidiary has ever obtained from a Governmental Authority a ruling with respect to Taxes.  There is no pending request by the Company or any Company Subsidiary for a ruling by a Governmental Authority with respect to Taxes.

(g)                                 Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (iii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale made prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(h)                                 Neither the Company nor any Company Subsidiary is liable for any unpaid Taxes of the Business for any taxable period beginning before the transfer of assets to the Company and the Company Subsidiaries pursuant to the Aircast Asset Purchase Agreement or the Subsidiary Asset Purchase Agreement (as defined in the Aircast Asset Purchase Agreement) and no notice or claim as to Taxes of the Business being payable or reimbursable by the Company or a Company Subsidiary has been made by a seller thereunder or by any Governmental Authority.

(i)                                     The aggregate purchase price paid by the Company and the Company Subsidiaries to the Old Aircast Sellers pursuant to the Aircast Asset Purchase Agreement and the Subsidiary Asset Purchase Agreements was allocated to the assets purchased pursuant to such agreements by Aircast US Opco and the non-United States Company Subsidiaries in the manner set forth on Schedule 2.17(i), and as of the closing of such purchases, the Company’s aggregate tax basis, for federal and applicable state income Tax purposes, and each non-United States Company Subsidiary’s tax basis, for applicable foreign income Tax purposes, in each category of assets set forth on Schedule 2.17(i) was the aggregate amount allocated to the assets in each such category as set forth on Schedule 2.17(i).  Schedule 2.17(i) is consistent with IRS Form 8594 and any similar forms under applicable state or foreign Tax Law to be filed by the Company and the Company Subsidiaries with the appropriate Governmental Authorities before the Closing Date.

(j)                                     Neither the Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(k)                                  Neither the Company nor any Company Subsidiary is party to any Contract that has resulted or would result in any “excess parachute payment” within the meaning of Section 280G(b)(2) of the Code.

2.18                           Permits.  Section 2.18 of the Seller Disclosure Schedule sets forth an accurate and complete list of all material Permits reasonably necessary for the operation of the Business (other than any such Permits that are Environmental Permits) (collectively, the “Company Permits”).  Each of the Company Permits is in full force and effect in all material respects, and the Company and the Company Subsidiaries are not in violation of any of the terms, conditions and requirements of the Company Permits, except for such violations that would not reasonably be expected to, individually or in the aggregate, have a material impact on the Business.  Copies of all of the Company Permits have been made available to the Purchaser, which copies are complete and accurate (in all material respects).  There is no Proceeding pending or, to the Knowledge of the Sellers, threatened that: (a) questions or contests the validity of, or seeks the revocation, nonrenewal or suspension of, any Company Permit or (b) seeks the imposition of any material condition, administrative sanction, modification or amendment with respect to any Company Permit.  No consents under any Company Permit are required to be obtained in connection with the Closing.

2.19                           Insurance.  Section 2.19 of the Seller Disclosure Schedule sets forth an accurate and complete list of all insurance policies maintained by the Company and the Company Subsidiaries (indicating in each case which entity holds such policy).  Complete and accurate (in all material respects) copies of such insurance policies have been made available to the Purchaser.  Such insurance policies are currently effective, and are of such types and amounts as are consistent with customary practices and standards of companies engaged in businesses similar to that of the Company and the Company Subsidiaries, and the Company and the Company Subsidiaries do not rely on self-insurance (other than customary deductibles, co-insurance and retentions).  All premiums with respect to such insurance policies are currently paid in accordance with the terms of such policies.  The Company and the Company Subsidiaries are in compliance in all material respects with all other terms and conditions of such insurance policies and (a) no material dispute with any insurance carrier exists with respect to the scope of any insurance coverage, (b) neither the Sellers, the Company or any Company Subsidiary has received any written notice of cancellation, termination or reduction in coverage or any other written indication that any insurance policy is no longer in full force and effect or will not be renewed, and (c) neither the Company nor any Company Subsidiary has received any written refusal of coverage or any written notice that a defense will be afforded with reservation of rights (other than a general reservation of rights with respect to a claim (that, to the Knowledge of the Sellers, is a covered claim)).  A list of material insurance claims covering the period since December 7, 2004 is attached to Section 2.19 of the Seller Disclosure Schedule.

2.20                           Labor Matters.

(a)                                  Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement.  There are no strikes, work stoppages, slowdowns or lockouts pending or, to the Knowledge of the Sellers, threatened, which involve the employees of the Company or any Company Subsidiary.  There are no Proceedings, grievances, claims, complaints or charges pending, or to the Knowledge of the Sellers, threatened, before any Judicial Authority or brought by or before any Governmental Authority against the Company or any Company Subsidiary with respect to any employment or labor matters.  There is no organizing activity involving the employees of the Company or any Company Subsidiary pending or, to the Knowledge of the Sellers, threatened in writing by any labor union or group of employees.  There are no representation proceedings pending or, to the Knowledge of the Sellers, threatened before the National Labor Relations Board or its equivalent in any foreign jurisdiction which relate to the employees of the Company or any Company Subsidiary, and no labor organization or group of employees of the Company or any Company Subsidiary has made a pending demand for recognition by the Company or any Company Subsidiary.

(b)                                 Neither the Company nor any Company Subsidiary has implemented any layoff of employees that would implicate the WARN Act or any similar foreign, state or local Law (considered independently from any layoffs that may occur after the Closing).  Section 2.20 of the Seller Disclosure Schedule sets forth a complete and accurate (in all material respects) list of the employees of the Company and the Company Subsidiaries at February 16, 2006, including the current job titles and salary or wage rates of each of such employees as of the date of this Agreement, showing separately for each such person who received an annual salary in excess of $25,000 the amounts paid as salary and bonus payments for the year ended December 31, 2005.

2.21                           Healthcare Matters.

(a)                                  The operations of the Company and the Company Subsidiaries are in compliance with all applicable Laws (including, for the avoidance of doubt, good manufacturing practices and good clinical practices) of the United States Food and Drug Administration (the “FDA”) and comparable Laws of other Governmental Authorities having jurisdiction over the Products or the operations of the Company and the Company Subsidiaries, except for such failures to comply that would not reasonably be expected to, individually or in the aggregate, have a material impact on the Business.  There is no pending or, to the Knowledge of the Sellers, threatened, Enforcement Action concerning the Products or the operations of the Company or any Company Subsidiary by the FDA or any other Governmental Authority with jurisdiction over the Products under any such Law, including any comparable state or foreign laws.  There are no, and there have been in the last four (4) years no, recalls involving the Products.  To the Knowledge of the Sellers, there are no pending or outstanding (i) warning letters or other regulatory letters or sanctions, (ii) inspectional observations or establishment inspection reports, (iii) field notifications or alerts, (iv) import alerts, holds or detentions or (v) any other documents received by the Company or Company Subsidiaries from the FDA or any other Governmental Authority relating to the Products or arising out of the conduct of the Company or Company Subsidiaries that assert ongoing material lack of compliance with any such Laws by the Company or Company Subsidiaries.

(b)                                 Neither the Company nor any of the Company Subsidiaries have received any notice that any Governmental Authority (including the FDA) has commenced, or to the Knowledge of the Sellers, threatened to initiate any action to withdraw its approval for, or request a recall of any Product, or commenced or threatened in writing to initiate any action to enjoin the production of the Products at any facility.  To the Knowledge of the Sellers, there are no facts which are reasonably likely to cause (i) market withdrawal, recall or suspension of any of the Products under Applicable Law as in effect on the date of this Agreement, (ii) a change in the marketing classification of any of the Products under Applicable Law as in effect on the date of this Agreement, (iii) a material change in the labeling of any of the Products required by applicable Law as in effect on the date of this Agreement or (iv) a termination or suspension of marketing of any of the Products required by applicable Law as in effect on the date of this Agreement.  To the Knowledge of the Sellers, neither the Company nor any Company Subsidiary has received any notice from a Governmental Authority that the Products cannot be marketed pursuant to their respective marketing clearances or approvals or otherwise in substantially the manner currently marketed by the Company or Company Subsidiaries and with the same marketing claims and materials currently used by the Company or Company Subsidiaries.  The Company and the Company Subsidiaries have taken commercially reasonable steps to ensure that each Product may continue to be marketed under the marketing clearance or approval relating to such Product.

(c)                                  The Company and the Company Subsidiaries have made available to the Purchaser complete and accurate (in all material respects) copies of all: (i) adverse event reports, (ii) written customer complaints and (iii) written medical incident reports, in each case solely since January 1, 2003 and to the extent relating to the Products.

(d)                                 All material reports, documents, licenses, registrations, claims and notices relating to the Products required to be filed, maintained or furnished to any applicable Governmental Authority by the Company and the Company Subsidiaries have been so filed, maintained or furnished, and all such reports, documents, licenses, registrations, claims and notices were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(e)                                  Neither the Company nor any Company Subsidiary is in violation of and, to the Knowledge of the Sellers, neither the Company nor any Company Subsidiary is the subject of, any pending investigation by a Governmental Authority regarding activities prohibited under, the U.S. Anti-Kickback Act (42 U.S.C. §1320a-7b(b), et seq.), the U.S. Stark law (42 U.S.C. §1395nn), the U.S. False Claims Act (31 U.S.C. 3729, et seq.) and any related Laws governing participation in United States health care programs, or any comparable state or foreign Laws.  There is no Proceeding pending or, to the Knowledge of the Sellers, threatened against the Company or any of the Company Subsidiaries which would reasonably be expected to result in the exclusion of the Company or any of the Company Subsidiaries from any third party payment program in which they participate.

(f)                                    In Germany, the Company or a Company Subsidiary has applied to the national insurance program (Medizinische Dienst Krankenkassen) for product specific codes for each Product, to the extent such code is required in order to participate in such national insurance program.

(g)                                 Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 2.21 are the sole representations and warranties of the Sellers relating to the matters referred to in this Section 2.21.

2.22                           Powers of Attorney.  Section 2.22 of the Seller Disclosure Schedule sets forth a true and complete list of the names of all Persons holding general or special powers of attorney from the Company or any of the Company Subsidiaries and a summary of the terms thereof.

2.23                           Payments.  To the Knowledge of the Sellers, neither the Company nor any Company Subsidiary, nor any director, officer, limited liability company manager, managing director (or functional equivalents of the foregoing), equityholder, employee, agent or other Person associated with or acting on behalf of the Company or any of the Company Subsidiaries, has used any funds of the Company or any Company Subsidiary for any unlawful contribution, gift, entertainment or expense relating to political activity, or made any direct or indirect unlawful payment to any foreign or domestic official or employee of a Governmental Authority from funds of the Company or any Company Subsidiary, or made any unlawful rebate or kickback or other unlawful payment.

2.24                           Controls and Procedures.  The Financial Statement Parties maintain accurate and complete books and records reflecting their assets and liabilities and maintain proper and adequate internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed only in accordance with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Financial Statement Parties in accordance with GAAP (or, in the case of non-U.S. Company Subsidiaries, the applicable accounting rules in their respective jurisdiction of operation) and to maintain accountability for the assets and liabilities of the Financial Statement Parties; (iii) receipts and expenditures of the Financial Statement Parties are executed only in accordance with management’s authorization; (iv) unauthorized acquisition, disposition or use of assets is prevented or timely detected; and (v) accounts, notes and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.  To the Knowledge of the Sellers, such internal accounting controls are appropriate for a private company with operations of the size and international scope of the operations of the Financial Statement Parties.  There are no material weaknesses in the design or operation of such internal accounting controls that could adversely affect the Financial Statement Parties’ ability to initiate, record, process and report financial data.

2.25                           Affiliate Transactions.  Neither the Company nor any Company Subsidiary is party to any direct or indirect Contract, business arrangement or relationship with any Tailwind Stockholder, any Affiliate of any Tailwind Stockholder (in each case, excluding the Company and the Company Subsidiaries), director, officer, management-level employee, limited liability company manager or managing director (or functional equivalents of the foregoing) of the Company or any Company Subsidiary, or any of the immediate family members of any of the foregoing.  Except for business relationships that would be excluded from disclosure as a related party transaction under Instruction 7 to Item 404(a) of Regulation S-K promulgated under the Securities Act, neither the Company nor any Company Subsidiary is party to any direct or indirect business arrangement or relationship with any DLJ Stockholder, any Affiliate of any DLJ Stockholder, the Credit Opportunities Stockholder, any Affiliate of the Credit Opportunities Stockholder, or any member of the immediate family of any of the foregoing (in each case, excluding the Company and the Company Subsidiaries) that are on terms less favorable to the Company or the applicable Company Subsidiary than would be available to the Company or a Company Subsidiary from an unaffiliated third party on an arms’ length basis.  Except for payroll advances, tuition advances and advances of reimbursable expenses, there are no outstanding loans made by the Company or any of the Company Subsidiaries to any director, officer, limited liability company manager, management-level employee or managing director (or functional equivalents of the foregoing) of the Company or any of the Company Subsidiaries.

2.26                           Books and Records.  The minute books of the Company and each Company Subsidiary contain complete and accurate records of all meetings and other corporate or entity (as applicable) actions of its board of directors (or equivalent) and any committees thereof and of its stockholders, members or other equityholders.  The stock (or equivalent) ledger of the Company and each of the Company Subsidiaries is complete and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock (or equivalent) of the Company or such Company Subsidiary.

2.27                           Bank Accounts.  Section 2.27 of the Seller Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company or any Company Subsidiary maintains any deposit or checking account, the account numbers of all such accounts and the names of all persons authorized to draw thereon or make withdrawals therefrom.

2.28                           Accounts Receivable; Inventory.

(a)                                  Since September 30, 2005, the Company and the Company Subsidiaries have not materially modified their respective accounts receivable collection policies or practices and have not offered discounts or credits inconsistent with the past practices of the Company.  The accounts receivable of the Company and the Company Subsidiaries at September 30, 2005, as of the last calendar month end preceding the date hereof, or as of the last calendar month end preceding the Closing Date, as applicable, were, are or will be, as the case may be, collectible in the aggregate in the ordinary course of business, subject to reserves for uncollectible accounts on the Audited Financial Statements, as adjusted through the last calendar month end preceding the date hereof or as adjusted through the last calendar month end preceding the Closing Date, as the case may be, in the ordinary course of business consistent with past practices.  Each such account receivable represents bona fide account receivable that arose in the ordinary course of business for goods delivered or services rendered or to be rendered and are not, except as otherwise reserved for, subject to any set-offs or counterclaims.

(b)                                 The inventories of the Company and the Company Subsidiaries are of a quality and quantity usable and, with respect to finished goods, saleable in the ordinary course of business consistent with past practice, subject to reserves for obsolete and slow moving items established in accordance with the Company’s practices.  The aggregate value of the inventory as reflected in the balance sheet included in the Audited Financial Statements, as adjusted through the last calendar month end preceding the date hereof or the last calendar month end preceding the Closing Date, as applicable, had been written down on the books of account of the Company to realizable market value or adequate reserves were provided in accordance with GAAP.

2.29                           Brokers.  Neither the Company nor any of the Company Subsidiaries is obligated to pay any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

2.30                           Disclosure.  To the Knowledge of the Sellers, none of the representations or warranties made by the Sellers in this Article II contains or will contain at the Closing any untrue statement of material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein, in light of the circumstances under which they were made, not misleading.

2.31                           Reliance.  The representations and warranties in this Article II are made by the Sellers with the knowledge and expectation that the Purchaser is placing complete reliance thereon in entering into, and performing its obligations under, this Agreement, and the same shall not be affected in any respect whatsoever by any investigation conducted by or on behalf of the Purchaser, whether in contemplation of or pursuant to this Agreement or otherwise.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF
EACH SELLER

Each Seller hereby represents and warrants to the Purchaser, severally and not jointly, as follows:

3.1                                 Existence; Good Standing; Authority; Enforceability.

(a)                                  The Seller is a limited partnership or limited liability company (as applicable) duly organized, validly existing and in good standing (to the extent such concept is applicable to such type of entity) under the laws of the jurisdiction of its formation and has all required limited partnership or limited liability company power and authority, as applicable, to own or lease its properties and assets and to conduct its business as presently conducted.  The Seller is duly licensed or qualified to do business as a foreign entity and is in good standing under the laws of each other jurisdiction in which such licensing or qualification is necessary, except where the failure to be so licensed or qualified or to be in good standing would not reasonably be expected to have a material adverse effect on the ability of the Seller to perform its obligations under this Agreement and the other Seller Documents to which it will be a party or to consummate the transactions contemplated by this Agreement and such Seller Documents.

(b)                                 The Seller has all required power and authority to execute and deliver this Agreement and the other Seller Documents to which it will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Seller of this Agreement and the other Seller Documents to which it will be a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all required action on the part of the Seller.

(c)                                  This Agreement has been duly and validly executed and delivered by the Seller and each Seller Document to be executed and delivered by such Seller at the Closing will be, at and as of the Closing, duly and validly executed and delivered by the Seller and (assuming due authorization, execution and delivery by the Purchaser and each other party thereto) this Agreement constitutes, and each such Seller Document will constitute, a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except for the Equitable Exceptions.

3.2                                 No Conflicts; Consents.

(a)                                  Assuming the Required Consents are obtained on or prior to the Closing, the execution and delivery of this Agreement by the Seller does not, the execution and delivery of the Seller Documents to be executed and delivered by the Seller at the Closing will not, and the consummation of the transactions contemplated by this Agreement and the other Seller Documents to which the Seller will be a party will not: (i) violate its Organizational Documents; (ii) constitute a material breach of or result in a material default under (with or without the giving of notice or the lapse of time), or result in the other party having a right of termination, cancellation or acceleration under, any Contract to which the Seller is a party or by which it or its properties or assets are bound, (iii) result in the creation or imposition of any Liens; or (iv) violate any Law applicable to the Seller.

(b)                                 Except as required under the HSR Act or foreign antitrust or competition Laws or as set forth in Section 2.2(b) of the Seller Disclosure Schedule, no notice to or consent of or with any Governmental Authority, Judicial Authority or third Person is required to be obtained by the Seller in connection with the Seller’s execution and delivery of this Agreement and the other Seller Documents to which it will be a party or the performance of its obligations hereunder or thereunder.

3.3                                 Litigation.  There is no Proceeding pending or, to such Individual Seller’s Knowledge, threatened against the Seller, that (i) questions the validity of this Agreement or any Seller Document to which it will be a party or any action taken or to be taken by the Seller in connection herewith or therewith, (ii) seeks to enjoin the consummation of the transactions contemplated by this Agreement and the Seller Documents; or (iii) which would reasonably be expected to have, individually or together with any other such Proceedings, a material adverse effect on the ability of the Seller to consummate the transactions contemplated by this Agreement and the other Seller Documents to which it will be a party.

3.4                                 Title to Shares.

(a)                                  The Seller is the beneficial and lawful record owner of its Shares and has good, valid and marketable title to its Shares, free and clear of any and all Liens.  On the date of this Agreement: (i) the Shares are owned of record as set forth on Schedule A hereto; and (ii) the Shares collectively constitute, and, except as issued under the terms of Section 5.6 and as terminated pursuant to Section 1.2(b)(v), on the Closing Date the Shares will constitute, all of the issued and outstanding shares of capital stock of the Company.  Except for Contracts among the Sellers that will be terminated at or prior to the Closing and except for the Seller’s Organizational Documents, there are no Contracts between the Seller and any other Person with respect to the acquisition, disposition or voting of, or any other matters pertaining to, any of its Shares or any other equity interests of the Company or any Company Subsidiary.  The Seller has the power and authority to sell, transfer, assign, exchange and deliver its Shares, as provided in this Agreement, and such sale, transfer, assignment, exchange and delivery will convey to the Purchaser good and marketable title to such Shares, free and clear of any and all Liens and restrictions other than restrictions of general applicability imposed by federal or state securities Laws and those imposed on the Shares by the Purchaser.

(b)                                 To the Individual Seller’s Knowledge, on the date of this Agreement there are no, and, except as issued under the terms of Section 5.6 and as terminated pursuant to Section 1.2(b)(v), as of the Closing Date there will be no, outstanding subscriptions, options, warrants or other agreements or commitments or other rights of any kind to acquire (including securities exercisable or exchangeable for or convertible into), or obligating the Company to issue, any shares of capital stock of the Company, or giving any Person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the benefit of the holders of any shares of the capital stock of the Company (solely in their capacity as a holder).

3.5                                 Brokers.  The Seller is not obligated to pay any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

3.6                                 Reliance.  The representations and warranties in this Article III are made by each of the Sellers with the knowledge and expectation that the Purchaser is placing complete reliance thereon in entering into, and performing its obligations under, this Agreement, and the same shall not be affected in any respect whatsoever by any investigation conducted by or on behalf of the Purchaser, whether in contemplation of or pursuant to this Agreement or otherwise.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Sellers as follows:

4.1                                 Existence; Good Standing; Authority; Enforceability.

(a)                                  The Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all required limited liability company power and authority to own and lease its properties and assets and to conduct its business as now conducted.  The Purchaser is duly licensed or qualified to do business as a foreign entity and is in good standing under the laws of each other jurisdiction in which such licensing or qualification is necessary, except where the failure to be so licensed or qualified or to be in good standing would not reasonably be expected to have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement and any other documents required to be executed and delivered by the Purchaser under this Agreement (collectively, the “Purchaser Documents”) and to consummate the transactions contemplated hereby and thereby.

(b)                                 The Purchaser has all required limited liability company power and authority to execute and deliver this Agreement and the Purchaser Documents and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the Purchaser Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all required action on the part of the Purchaser.

(c)                                  This Agreement has been duly and validly executed and delivered by the Purchaser and each Purchaser Document to be executed and delivered at the Closing will be, at and as of the Closing, duly and validly and executed and delivered by the Purchaser and (assuming due authorization, execution and delivery by the Sellers and each other party thereto) this Agreement constitutes, and each Purchaser Document will constitute, a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except for the Equitable Exceptions.

4.2                                 No Conflicts; Consents.

(a)                                  Assuming the Required Consents are obtained on or prior to the Closing, the execution and delivery of this Agreement by the Purchaser does not, the execution and delivery of the Purchaser Documents to be executed and delivered by the Purchaser at the Closing will not, and the consummation of the transactions contemplated by this Agreement and the other Purchaser Documents to which the Purchaser will be a party will not: (i) violate its Organizational Documents;

(ii) except as set forth in Section 4.2 of the Purchaser Disclosure Schedule, constitute a material breach of or result in a material default under (with or without the giving of notice or the lapse of time), or result in the other party having a right of termination, cancellation or acceleration under, any Contract to which the Purchaser is a party or by which it or its properties or assets are bound, (iii) result in the creation or imposition of any Liens or (iv) violate any Law applicable to the Purchaser.

(b)                                 Except as required under the HSR Act or foreign antitrust or competition Laws or as set forth in Section 4.2(b) of the Purchaser Disclosure Schedule, no notice to or consent of or with any Governmental Authority, Judicial Authority or third Person is required to be obtained by the Purchaser in connection with the Purchaser’s execution and delivery of this Agreement and the Purchaser Documents or the performance of its obligations hereunder or thereunder.

4.3                                 Litigation.  There is no Proceeding pending or, to the Knowledge of the Purchaser, threatened against the Purchaser, that (i) questions the validity of this Agreement or any Purchaser Document to which it will be a party or any action taken or to be taken by the Purchaser in connection herewith or therewith; (ii) seeks to enjoin the consummation of the transactions contemplated by this Agreement and the Purchaser Documents; or (iii) which would reasonably be expected to have, individually or together with any other such Proceedings, a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement and the other Purchaser Documents.

4.4                                 Financial Ability to Perform.  At the Closing, the Purchaser will have cash, available lines of credit or other resources of immediately available funds to be able to consummate the transactions contemplated by this Agreement and the Purchaser Documents, upon the terms contemplated by this Agreement and the Purchaser Documents, and to pay its transaction fees and expenses.

4.5                                 Investment Representations.  The Purchaser is purchasing the Shares for investment purposes and not with a present view to, or for sale in connection with, any distribution thereof, within the meaning of the Securities Act.  The Purchaser acknowledges that the Shares have not been registered under the Securities Act or qualified under applicable state securities laws and understands the restrictions on resale of the Shares imposed by the Securities Act and such applicable state securities laws.  The Purchaser also acknowledges that the Sellers have no obligation to register the Shares, that there is presently no public market for the Shares, that there may never be a public market for the Shares, and that, even if such a market develops, the Purchaser may never be able to sell or dispose of such Shares and, accordingly, the Purchaser must bear the economic risk of this investment potentially indefinitely.  The Purchaser is an “accredited investor,” as that term is defined in Rule 501 under Regulation D promulgated under the Securities Act.

4.6                                 Projections.  The Purchaser agrees and acknowledges that none of the Sellers, the Company or any Company Subsidiary have made or are making any representations and warranties with respect to: (a) any projections, estimates or budgets delivered or made available to the Purchaser of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company and the Company Subsidiaries; (b) any due diligence reports supplied to the Purchaser in connection with the transactions contemplated by this Agreement; or (c) any other information or documents made available to the Purchaser or its counsel, accountants or other advisors and representatives with respect to the Company and the Company Subsidiaries or their respective businesses or operations, in each case except as expressly set forth in Article II.

4.7                                 Brokers.  The Purchaser is not obligated to pay any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.  The Purchaser has not entered into any Contract obligating the Company or any Company Subsidiary to pay any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

4.8                                 Reliance.  The representations and warranties in this Article IV are made by the Purchaser with the knowledge and expectation that the Sellers are placing complete reliance thereon in entering into, and performing their obligations under, this Agreement, and the same shall not be affected in any respect whatsoever by any investigation conducted by or on behalf of the Sellers, whether in contemplation of or pursuant to this Agreement or otherwise.

ARTICLE V
COVENANTS

5.1                                 Conduct of the Sellers and the Purchaser.

(a)                                  Except as set forth in Section 5.1 of the Seller Disclosure Schedule or as otherwise consented to by the Purchaser in writing (such consent not to be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Closing (the “Pre-Closing Period”), each of the Sellers shall, subject to the terms and conditions of this Agreement, (i) not permit any Lien to encumber such Seller’s Shares, (ii) not waive or relinquish any material right or claim arising out of, or related to, such Seller’s Shares that would adversely impact the Purchaser and (iii) not take any action or fail to take any action that would result in any of the representations and warranties of such Seller set forth in Article III becoming not true and correct in all material respects (in the case of representations and warranties not qualified as to materiality or Material Adverse Effect) or true and correct in all respects (in the case of representations and warranties not qualified as to materiality or Material Adverse Effect).

(b)                                 Except as set forth in Section 5.1 of the Purchaser Disclosure Schedule or as otherwise consented to by the Stockholder Representative in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period the Purchaser shall, subject to the terms and conditions of this Agreement, not take any action or fail to take any action that would result in any of the representations and warranties of the Purchaser set forth in Article IV becoming not true and correct in all material respects (in the case of representations and warranties not qualified as to materiality) or true and correct in all respects (in the case of representations and warranties not qualified as to materiality).

5.2                                 Conduct of the Company and the Company Subsidiaries.  Except: (i) as set forth in Section 5.2 of the Seller Disclosure Schedule; (ii) to the extent required under this Agreement; (iii) to the extent required by applicable Law; or (iv) as otherwise consented to by the Purchaser in writing (such consent to not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period the Sellers shall cause the Company and the Company Subsidiaries to (1) conduct the Business in the ordinary course (except that any action contemplated by the following clauses (b)(II), (c), (d)(II) and (s) may be taken or, if applicable, refrained from being taken, even if outside of the conduct of the Business in the ordinary course), (2) use commercially reasonable efforts to preserve substantially intact their present business organization and their relationships with customers, suppliers and others having business dealings with them, and to keep available the services of the Company’s present officers and significant employees, and (3):

(a)                                  not amend or terminate any Significant Contract, except in the ordinary course of business;

(b)                                 not sell, assign, transfer, convey, lease or otherwise dispose of any of its assets, except for (I) sales of inventory in the ordinary course of business and (II) the sale, assignment, transfer, conveyance, lease or other disposal of assets having a value, individually and in the aggregate, not in excess of $100,000;

(c)                                  not declare, set aside or pay any dividend or distribution in respect of any capital of the Company (except dividends and distributions paid in cash prior to the Closing from funds legally available for distribution), or redeem, purchase or otherwise acquire any securities of the Company (except for redemptions, purchases and acquisitions for cash consummated prior to the Closing and disclosed to the Purchaser in writing prior to the consummation thereof);

(d)                                 not incur any Indebtedness other than (I) capital lease obligations, synthetic lease obligations, sale leaseback obligations and other similar indebtedness obligations incurred in the ordinary course of business which, individually or in the aggregate, do not exceed $250,000 and (II) Funded Debt under the Credit Agreements;

(e)                                  not permit any Lien to encumber any of its assets, or otherwise subject any such assets to any Lien, other than (i) Permitted Liens or (ii) any Lien to be removed at or prior to Closing;

(f)                                    not waive or relinquish any material right or claim, other than in the ordinary course of business;

(g)                                 maintain all of its plant, machinery, equipment and leasehold improvements in good operating condition and repair in all material respects, ordinary wear and tear excepted;

(h)                                 not amend any of its Organizational Documents;

(i)                                     pay accounts payable and other obligations and liabilities in the ordinary course of business consistent with the practices of the Company and the Company Subsidiaries since inception;

(j)                                     maintain in all material respects inventory levels appropriate for the Business.

(k)                                  not modify the terms of, discount, setoff or accelerate the collection of any accounts receivable, except in a manner consistent with the practices of the Company and the Company Subsidiaries since inception;

(l)                                     not take any action or fail to take any action that would result in any of the representations and warranties of the Sellers set forth in Article II becoming not true and correct in all material respects (in the case of representations and warranties not qualified as to materiality or

Material Adverse Effect) or true and correct in all respects (in the case of representations and warranties qualified as to materiality or Material Adverse Effect);

(m)                               not issue, grant, sell or encumber any equity interest, or any right relating thereto, in the Company or any Company Subsidiary which would result in a breach of Section 5.6 or make any other changes in the equity capital structure of the Company or any Company Subsidiary;

(n)                                 not acquire or agree to acquire by merging or consolidating with, or by purchasing any material portion of the capital stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(o)                                 not make or commit to make any capital expenditures except in the ordinary course of business in amounts not to exceed $4,000,000 in the aggregate, or fail to make or materially delay any necessary capital expenditures;

(p)                                 not hire any new management-level employees (other than to fill vacancies created by the termination of employment of current management-level employees), enter into any employment Contract or collective bargaining agreement with any management-level employees, modify the terms of any existing such Contract or agreement or enter into any employment Contract with any current employee who does not have an employment Contract as of the date of this Agreement;

(q)                                 except in the ordinary course of business consistent with past practice or as required by applicable Law or any Employee Plan, not grant any increase in the base compensation of any employee;

(r)                                    except as required by applicable Law, not adopt, amend, modify or terminate any bonus, profit-sharing, incentive, severance or other Welfare Plan, deferred compensation, post-retirement benefits or pension plan or the Aircast LLC 401(k) Plan other than amendments made in connection with the extension of, or the adoption of, any Welfare Plans upon the expiration thereof in the ordinary course of business which Welfare Plan, as so adopted or amended, provides benefits comparable to those provided on September 30, 2005 under such expired Welfare Plan;

(s)                                  not enter into any new Contract, business arrangement or relationship that would be required to be set forth in Section 2.25 of the Seller Disclosure Schedule (unless the same will be terminated on or before the Closing without liability, after the Closing, to the Company or any of the Company Subsidiaries);

(t)                                    except for a replacement lease or lease renewal for the premises located at 705 Central Avenue, New Providence, New Jersey, not enter into any material lease, sublease, license or easement of real property or terminate, renew, extend or amend any lease or sublease for Leased Real Property;

(u)                                 not make any change in any method of accounting or accounting principles, practices or policies, other than those required by GAAP (or, in the case of non-U.S. Company Subsidiaries, the applicable accounting rules in their respective jurisdictions of operation);

(v)                                 not cancel any debts owed to or claims held by it, other than in the ordinary course of business;

(w)                               prepare and file on or before the due date therefor (after giving effect to any applicable filing extensions) all Tax Returns required to be filed by the Company and the Company Subsidiaries on or before the Closing Date, and pay all Taxes due on such Tax Return or which are otherwise required to be paid by the Company and the Company Subsidiaries during the Pre-Closing Period;

(x)                                   not prepare or file, or amend, any Tax Return relating to Taxes, other than income Taxes, for the Company and the Company Subsidiaries inconsistent in any material respect with past practice or, on any such Tax Return, take any position that is inconsistent in any material respect with positions taken on prior Tax Returns unless required by Law, and not consent to the waiver or extension of any statute of limitation period with respect to a claim for Taxes (other than income Taxes) or settle any audit or other Proceeding relating to Taxes (other than income Taxes) payable by the Company and the Company Subsidiaries;

(y)                                 not breach any provision of the Aircast Asset Purchase Agreement (including the obligation under Section 1.8 of the Aircast Asset Purchase Agreement to pay Earnout Obligations when due) or any material provision of any other Significant Contract; or

(z)                                   not enter into any Contract or otherwise become obligated to do any action prohibited under the foregoing subsections (a) – (y).

5.3                                 Control of Operations.  Nothing contained in this Article V shall give the Purchaser, directly or indirectly, the right to control or direct the operations of the Company and the Company Subsidiaries prior to the Closing.  Prior to the Closing, the Company and the Company Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations.

5.4                                 Regulatory and Other Approvals; 280G Consent.

(a)                                  During the Pre-Closing Period, the Purchaser shall, each Seller shall, and the Sellers shall cause the Company and the Company Subsidiaries to, in good faith and in a timely manner, use their respective commercially reasonable efforts to take or cause to be taken all actions, do or cause to be done all things necessary, proper or advisable, and execute and deliver such documents, as may be required to carry out the provisions of this Agreement, consummate the Closing hereunder and make effective the transactions contemplated by this Agreement, making all filings with any Governmental Authority (including the HSR Act filings discussed in Section 5.4(c) and filings under any applicable foreign antitrust or competition Laws) and obtaining all necessary waivers, consents and approvals from, and taking all actions reasonably necessary to avoid any action or proceeding by, any Governmental Authority.  To the extent Purchaser elects to initiate or defend any action or proceeding that seeks to modify, prohibit or enjoin the purchase of the Shares or the terms thereof, Sellers shall, and shall cause the Company to, take all actions reasonably requested by the Purchaser to contest such action or proceeding.

(b)                                 During the Pre-Closing Period, the Purchaser shall, each Seller shall, and the Sellers shall cause the Company and the Company Subsidiaries to, use their respective commercially reasonable efforts to cause the Closing conditions contained in Article VI applicable to such party to be satisfied, and refrain from taking any actions that would have the effect of delaying, impeding or preventing satisfaction of any of the Closing conditions contained in Article VI applicable to such party.

(c)                                  Each of the Purchaser and the Sellers shall file or cause to be filed as promptly as reasonably practicable with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”), in each case pursuant to the HSR Act: (i) the notification and report form, if any, required for the transactions contemplated hereby, which form shall be filed not later than five (5) Business Days following the date of this Agreement; and (ii) any supplemental information requested in connection therewith, which information shall be filed as soon as reasonably practicable after the request therefor.  Any such notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act.

(d)                                 The Purchaser agrees that, during the Pre-Closing Period, the Purchaser will not, and it will cause its Affiliates and Subsidiaries to not, enter into any letter of intent or agreement to acquire, directly or indirectly: (i) any assets constituting a line of business; (ii) a controlling equity interest; or (iii) any assets or equity interests, in each case (x) related to a business that would reasonably be expected to generate annual revenues (or increase the Purchaser’s annual consolidated revenues) from products competitive with the Products by an amount equal to or in excess of $10 million or (y) that would require a filing under the HSR Act or any foreign antitrust or competition Laws or affect any then existing filing made by the parties hereunder under the HSR Act or any foreign antitrust or competition Laws or any regulatory approval obtained in connection therewith.

(e)                                  Subject to applicable Laws relating to the exchange of information, the Sellers, on the one hand, and the Purchaser, on the other hand, shall each furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of the notices and requests referred to in this Section 5.4 and any filing or approval process that is necessary under the HSR Act, foreign antitrust and competition Law and any other applicable Law.  Except to the extent limited by applicable Law, the Sellers, on the one hand, and the Purchaser, on the other hand, shall (i) each keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority in connection with this process, (ii) provide each other the right to review in advance, and to the extent applicable will consult with each other on, all the information that appears in any filing made with, or written materials submitted to, any third party or Governmental Authority in connection with the Stock Purchase and the other transactions contemplated by this Agreement (in exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable) and (iii) comply as promptly as reasonably practicable and in any event in accordance with applicable Law with any such inquiry or request.

(f)                                    At least ten (10) Business Days prior to the Closing, the Sellers shall cause the Company to submit to all Persons entitled to vote (within the meaning of the Treasury Regulations under Section 280G of the Code), including to the Tailwind Stockholders, the DLJ Stockholders and the Credit Opportunities Stockholder, the material facts concerning all potential payments contemplated under the Retention Program under Section 5.9(b) and the Sale Bonus Program under Section 5.9(c), which shall satisfy all requirements of the Delaware General Corporation Law and Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, and the Sellers shall cause the Company to solicit the consent of such stockholders (the “280G Consent”) to any payments contemplated thereby which would constitute “parachute payments” as defined in Section 280G(b)(2) of the Code (“Parachute Payments”).  The Company’s board of directors shall recommend approval of the Parachute Payments, the Retention Program and the Sale Bonus Program, unless it believes in good faith, based on the written opinion of the Company’s counsel, that such recommendation would be inconsistent with the fiduciary duties of the Company’s board of directors under the Delaware General Corporation Law or Applicable Law.

5.5                                 Access and Information.

(a)                                  During the Pre-Closing Period, subject to the restrictions set forth in Sections 1-4, 7 and 8 of the Confidentiality Agreement dated December 2, 2005, between the Purchaser and Tailwind Management LP (the “Confidentiality Agreement”), the Sellers shall cause the Company and each of the Company Subsidiaries to permit the Purchaser and its representatives to have full access, during normal business hours and after reasonable prior notice to the Stockholder Representative, to the properties, books and records of the Company and the Company Subsidiaries, other than any personnel information protected by applicable privacy Laws, and shall make available such information and documents in the Company’s possession relating to the Company and the Company Subsidiaries as the Purchaser may reasonably request after a determination by Purchaser that such information or access is reasonably necessary for Purchaser to complete this transaction; provided, however, that any such access by the Purchaser or its representatives shall not unreasonably interfere with the conduct of the Business of the Company or any Company Subsidiary.  All information provided or obtained pursuant to the foregoing shall be held by the Purchaser in accordance with and subject to the terms of the Confidentiality Agreement.  Prior to making any physical inspection of the Owned Real Property or the Leased Real Property, the Purchaser shall provide to the Stockholder Representative: (i) reasonable advance notice of the date and approximate time that the applicable inspection will be conducted; and (ii) the name of each individual who will be conducting such inspection.

(b)                                 Notwithstanding anything to the contrary in this Agreement or otherwise, during the Pre-Closing Period, the Purchaser (and all of the representatives and Affiliates thereof and any employees, directors and officers thereof) shall contact and communicate with employees, customers, suppliers and others having a business relationship with the Company and the Company Subsidiaries in connection with the transactions contemplated hereby only in accordance with the procedures set forth in the Confidentiality Agreement.

(c)                                  For a period of seven (7) years after the Closing Date, the Purchaser shall, and shall cause the Company and each Company Subsidiary to, maintain the books and records in existence as of the Closing Date relating to the Company, the Company Subsidiaries and the Business.  Following the Closing, the Purchaser shall, and shall cause the Company and each Company Subsidiary to, afford promptly to the Sellers and their representatives, at the premises of the Company or the Company’s Subsidiaries, as applicable, after reasonable prior notice, reasonable access to the properties, books, records, employees and auditors of the Company and the Company Subsidiaries to the extent necessary to permit the Sellers to determine any matter relating to their rights and obligations hereunder or to any period ending on or before the Closing Date, provided, however, that any such access by the Sellers and their representatives may not unreasonably interfere with the conduct of the business of the Company, any Company Subsidiary or the Purchaser.  Following the Closing and until the expiration of the representations and warranties set forth in Section 2.17 or any claim for indemnification made with respect to Section 2.17, the Purchaser shall cause the Company and the Company Subsidiaries, prior to filing any amended income Tax Return relating to Taxes of the Company or any Company Subsidiary for any Tax period ending on or prior to the Closing Date, to submit such Tax Return to the Stockholder Representative for the Sellers’ approval, which shall not be unreasonably, withheld, delayed or conditioned.  Any access pursuant to this Section 5.5(c) or Section 1.6, any information retained after the Closing by any Seller related to the Company or any Company Subsidiary and any Tax Return submitted to the Sellers or the Stockholder Representative pursuant to this Section 5(c) shall be subject to the following terms:

(i)                                     The information learned by the Sellers and their representatives from such access (the “Purchaser Information”) shall be treated by the Sellers and their representatives as confidential information unless and until (i) such Purchaser Information becomes generally available to the public through no act or failure to act by the Sellers or their representatives; (ii) such Purchaser Information is disclosed to the Sellers or their representatives after the date of this Agreement on a non-confidential basis by a third party not bound by obligations of confidentiality with respect to such Purchaser Information; or (iii) such Purchaser Information is independently acquired or developed by the Sellers or their representatives without reliance on, or the use of, any of the Purchaser Information; provided, however, that the foregoing shall not restrict any Seller’s ability to make disclosures of Purchaser Information to its limited partners, co-investors, potential investors, financing sources, placement agents and debtholders, each of whom shall be subject to customary confidentiality obligations (collectively, the “Permitted Disclosure Recipients”).

(ii)                                  The Sellers recognize and acknowledge the competitive value and confidential and proprietary nature of the Purchaser Information and that damage could result to the Purchaser, the Company and the Company Subsidiaries if any of the Purchaser Information is disclosed to any third party other than a Permitted Disclosure Recipient.

(iii)                               Except as provided above with respect to the Permitted Disclosure Recipients, the Sellers and their representatives will use the Purchaser Information solely for purposes related to exercising their rights and performing their obligations under this Agreement and for matters related to them in their capacities as the former owners and stockholders of the Company and the Company Subsidiaries.

(iv)                              The Sellers shall, and shall cause their representatives to, exercise reasonable care to prevent disclosure to any third party of Purchaser Information received by them pursuant to this Section 5.5(c), except as may be necessary or appropriate for the purposes described in Section 5.5(c)(iii), and the Sellers will take precautions to protect such Purchaser Information at least as great as they take to protect their own confidential information.

(d)                                 The Sellers, on the one hand, and the Purchaser, on the other hand, agree to cooperate fully, as and to the extent reasonably requested by the other, in connection with the preparation and filing of any Tax Return, claim for refund or audit and the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment that relates to the Company, any Company Subsidiary, the Business or the assets of the Company or any Company Subsidiary, including the prosecution of any claim against the sellers under the Aircast Asset Purchase Agreement or a Subsidiary Asset Purchase Agreement.

5.6                                 Exclusivity.  During the Pre-Closing Period, the Sellers shall not, and shall cause the Company, the Company Subsidiaries and each of their respective directors, officers, agents, brokers or representatives (collectively, the “Seller Representatives”) not to, initiate or participate in any negotiation of, enter into any agreement concerning or allow the consummation of, furnish any information to any third Person with respect to, or respond (except by reference to prior public announcements) to any inquiries regarding:  (i) any transfer of any material portion of the assets of the Company and the Company Subsidiaries; (ii) any issuance of capital stock of the Company or any transfer of outstanding capital of the Company resulting in a change of control of the Company (provided that: (A) no issuance of capital stock of the Company or transfer of outstanding capital stock of the Company not resulting in a change of control (including the issuance of any stock options or other rights to acquire capital stock of the Company to any members of management of the Company or any of the Company Subsidiaries) shall result in the Purchaser acquiring less than one hundred percent (100%) of the Company’s outstanding shares of capital stock (and any outstanding options or other rights to acquire capital stock of the Company) at the Closing; and (B) no transfer of outstanding capital stock of the Company shall be made by any of the Tailwind Stockholders); or (iii) any merger or other business combination transaction, in each case with any party other than the Purchaser (each, an “Alternative Transaction”).  If any Seller, the Company, any Company Subsidiary or any of the Seller Representatives receives an unsolicited inquiry, offer or proposal relating to an Alternative Transaction, the Sellers shall as soon as reasonably practicable thereafter notify the Purchaser thereof, including information as to the contents and terms of such inquiry, offer or proposal and the identity of the Person making such inquiry, offer or proposal.

5.7                                 Notification During the Pre-Closing Period of Breaches.  During the Pre-Closing Period, the Purchaser, on the one hand, and each Seller, on the other hand, will each notify the other as soon as reasonably practicable after it becomes aware of any material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or of any fact or condition that would cause a condition to the other party’s obligation to consummate the Closing set forth in Article VI to not be satisfied.   No such notice shall be deemed to supplement or amend the Seller Disclosure Schedule or the Purchaser Disclosure Schedule for the purpose of determining whether any of the conditions set forth in Article VI have been satisfied.  If a party receives a notice pursuant to this Section 5.7 but nonetheless proceeds with the Closing, then from and after the Closing such party shall be deemed to have waived any and all rights it may have arising from or relating to a breach of representation, warranty, covenant or agreement described in such notice (including any right to indemnification pursuant to Article VII); provided, however, no such waiver shall apply if and to the extent the breach described in such notice related to the failure of a representation or warranty of the party who delivered such notice to be true and correct on and as of the date of this Agreement.

5.8                                 Publicity.  The Purchaser and the Stockholder Representative shall mutually agree on a joint initial press release announcing the execution and delivery of this Agreement and the transactions contemplated hereby.  After such initial press release, each party may issue further press releases, tombstones and similar announcements without the consent of the other parties, provided that each such press release, tombstone or similar announcement contains solely information that is consistent with the information contained in such initial press release.  Except as provided above in this Section 5.8 or solely to the extent required by applicable Law, no Seller shall make or cause to be made (or permit the Company or any of the Company Subsidiaries to make prior to the Closing) any public announcement or issue any public notice in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the Purchaser and the Stockholder Representative.  Except as provided above in this Section 5.8 or solely to the extent required by applicable Law, the Purchaser shall consult with the Stockholder Representative prior to issuing any press release or otherwise making any public statements with respect to this Agreement, the transactions contemplated hereby or any of the Sellers or the Stockholder Representative, and prior to making any filings with any Governmental Authority (other than the filings contemplated by Section 5.4) or with any national securities exchange with respect thereto (and prior to permitting the Company or any Company Subsidiary to do any of the foregoing after the Closing).

5.9                                 Employee Matters; Sale Bonus Program; Retention Program.

(a)                                  Promptly after the Closing the Purchaser shall use commercially reasonable efforts to cause its Affiliates (including the Company and the Company Subsidiaries) to include each employee of the Company or any of the Company Subsidiaries as of the Closing (each an “Employee” and, collectively, the “Employees”) in the employee benefit plans and programs then in effect of the Purchaser and its Affiliates or to conform the employee benefit plans and programs of the Company and the Company Subsidiaries to be comparable to the benefit plans and programs of the Purchaser and its Affiliates.  From and after the Closing, the Purchaser shall, and shall use its commercially reasonable efforts to cause its Affiliates (including the Company and the Company Subsidiaries) to, honor, pay, perform and satisfy any and all obligations and responsibilities to or in respect of each Employee, former Employee or director of the Company or any Company Subsidiary (as of the Closing) under the terms of each Employee Plan and each employment agreement or other written arrangement between the Company or any Company Subsidiary and any such Employee, former Employee or director, in each case, as in effect immediately prior to the Closing and disclosed in Section 5.9(a) of the Seller Disclosure Schedule.  From and after the Closing, the Purchaser shall use commercially reasonable efforts to cause each employee benefit plan maintained or contributed to by the Purchaser or any of its Affiliates (including the Company and the Company Subsidiaries) in which an Employee participates or will participate to recognize all service of such Employee with the Company or any of the Company Subsidiaries, including any service recognized by the Company or any of the Company Subsidiaries under any Employee Plan prior to the Closing, and, if applicable, to waive any exclusions for preexisting conditions, in each such case, unless prohibited by Applicable Law or, with respect to any welfare benefit plan, prohibited by the terms of such plan.  Nothing in this Section 5.9(a) shall modify the “at will” employee relationship between any Employee and the Purchaser or any of its Affiliates (including, after the Closing, the Company and the Company Subsidiaries) or otherwise limit the ability of the Purchaser or any of its Affiliates (including, after the Closing, the Company and the Company Subsidiaries) to terminate the employment of any Employee at any time subject to compliance with the applicable terms of the employee benefit plans and programs referred to above in this Section 5.9(a) that are then in effect.  Notwithstanding the foregoing, nothing in this Section 5.9(a) shall be deemed in any way to restrict the Purchaser and its Affiliates (including the Company and the Company Subsidiaries after the Closing) from adopting, amending, rescinding, terminating or replacing any employee benefit plan, arrangement or agreement in accordance with its terms, whether existing before or after the Closing provided that the Employees, as a whole, are not treated in a manner that would breach the first sentence of this Section 5.9(a).

(b)                                 As soon as reasonably practicable after the date of this Agreement, the Sellers shall cause the Company and the Company Subsidiaries to establish a sale bonus program on the terms and conditions described on Section 5.9(b) of the Seller Disclosure Schedule (the “Sale Bonus Program”).  During the Pre-Closing Period, the Sellers will cause the Company and the Company Subsidiaries to not amend, repeal or waive any term or condition of the Sale Bonus Program without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, (i) the Company and the Company Subsidiaries will have the discretion to make and to modify awards under the Sale Bonus Program in their sole discretion and (ii) if the Sale Bonus Program expires in accordance with its terms prior to the Closing, the Company and the Company Subsidiaries may adopt a substantially similar successor plan.

(c)                                  As soon as reasonably practicable after the date of this Agreement, the Sellers shall cause the Company and the Company Subsidiaries to establish an employee retention program on the terms and conditions described on Section 5.9(c) of the Seller Disclosure Schedule (the “Retention Program”).  During the Pre-Closing Period, the Sellers will cause the Company and the Company Subsidiaries to not amend, repeal or waive any term or condition of the Retention Program without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, (i) no later than three (3) Business Days prior to Closing, the Company and the Company Subsidiaries may modify awards under the Retention Program (but not reduce the aggregate program) if notice is provided to the Purchaser and the Purchaser consents in writing, such consent not to be unreasonably withheld, conditioned or delayed, and (ii) if the Retention Program expires in accordance with its terms prior to the Closing, the Company and the Company Subsidiaries may adopt a substantially similar successor plan.  From and after the Closing, the Purchaser will cause the Company and the Company Subsidiaries not to amend, repeal or waive any term or condition of the Retention Program without the prior written consent of the Stockholder Representative and if the Stockholder Representative provides a written notice to the Purchaser that it reasonably believes an Employee has breached his or her ‘Confidentiality Obligations’ (as such term is defined in the Retention Program), then the Purchaser will cause the Company to give written notice to such Employee that he or she has breached the Confidentiality Obligations.

(d)                                 For the avoidance of doubt, in connection with the transactions contemplated by this Agreement, the Company and the Company Subsidiaries will remain responsible for all severance and other obligations under the existing agreements with employees, and the Sellers will have no responsibility whatsoever, financial or otherwise, for such obligations, except for their obligations with respect to the Sale Bonus Program and the Retention Program.

5.10                           Transfer Taxes.  The Purchaser, on the one hand, and the Sellers, on the other hand, shall each be liable for one-half (1/2) of all sales, use, transfer, stamp, duties, documentary, registration, recording and other similar Taxes and fees (collectively, “Transfer Taxes”) incurred as a result of the change of control of the Company and the Company Subsidiaries contemplated by this Agreement.  The Purchaser shall file or shall cause the Company and the Company Subsidiaries to file all required Tax Returns relating to Transfer Taxes.  To the extent practicable, the amount of such Transfer Taxes shall be calculated prior to the Closing Date, and payment will be made by the

Purchaser or the Sellers, as applicable, to settle the obligations provided in this Section 5.10.  To the extent any such party pays or becomes obligated to pay any such Transfer Taxes after the Closing that was not identified and paid at the Closing in accordance with the preceding sentence, during the six (6) month period from and after the Closing such party may (and the Purchaser with respect to the Company or any Company Subsidiary may), from time to time or at any time, notify the other parties of such unpaid Transfer Taxes, which notice will be accompanied by evidence of such party’s payment or obligation to pay such Transfer Taxes and the amount of such Transfer Taxes.  (For purposes of this Section 5.10, notice properly given to the Stockholder Representative will be deemed to also be notice to each Seller.)  Promptly, and in any event within five (5) Business Days after receipt of such notice, each other party shall pay to the party that delivered such notice its proportionate share of such Transfer Taxes.  From and after the six (6) month anniversary of the Closing, no party shall be entitled to any further payment from any other party pursuant to this Section 5.10 with respect to any such Transfer Taxes.

5.11                           Indemnification of Directors and Officers.

(a)                                  For at least six (6) years after the Closing Date, the Purchaser shall (and shall cause the Company and the Company Subsidiaries to), to the fullest extent permitted under applicable Law and the Organizational Documents of the Company and the Company Subsidiaries as in effect on the date hereof, maintain the Company and Company Subsidiaries’ existing indemnification provisions with respect to each director or officer of the Company or any Company Subsidiary as of the Closing (collectively, the “Indemnified Directors or Officers”), including provisions relating to advancement of expenses therein; provided that if any claim or claims are asserted or made within such six (6) year period by any Indemnified Director or Officer, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claim or claims.  None of the Purchaser, the Company or any Company Subsidiary shall have any obligation hereunder to any Indemnified Director or Officer with respect to a Proceeding when and if it shall be determined by a court of competent jurisdiction in a final non-appealable order or decree that the indemnification of such Indemnified Director or Officer in the manner contemplated hereby is prohibited by applicable Law or the terms of existing Organizational Documents.  In the event the Company or any Company Subsidiary fails to make any payment when due under this Section 5.11(a), the Purchaser shall make, or cause to be made, such payment.

(b)                                 For at least six (6) years after the Closing Date, the Purchaser shall, and shall cause the Company and the Company Subsidiaries to, maintain in effect the current policies of directors’ and officers’ liability insurance maintained by the Company and the Company Subsidiaries with respect to claims arising from or related to facts or events that occurred at or before the Closing Date for the benefit of the Indemnified Directors or Officers; provided, however, that the Purchaser, the Company or any Company Subsidiary may purchase six (6) year “tail” coverage covering acts or omissions of the Indemnified Directors or Officers at or before the Closing Date on substantially similar terms to the directors’ and officers’ liability insurance policy or policies maintained by the Company or the applicable Company Subsidiary or Company Subsidiaries at the date of this Agreement (including coverage amounts and limitations).  The Purchaser agrees to, and following the Closing will cause the Company and the Company Subsidiaries to, not take any action that would have the effect of limiting the aggregate amount of directors’ and officers’ insurance coverage required to be maintained for the Indemnified Director or Officer referred to in this Section 5.11.

(c)                                  The covenants set forth in this Section 5.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Directors or Officers and their respective heirs and legal representatives.  The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Director or Officer is entitled, whether pursuant to Law, contract or otherwise.

(d)                                 If, after the Closing, the Purchaser, the Company, any Company Subsidiary or any of their respective successors or assigns shall: (i) merge or consolidate with or merge into any other Person and shall not be the surviving or continuing Person of such consolidation or merger; or (ii) transfer all or substantially all of their respective properties and assets to any Person, then in each such case, the Purchaser shall take all necessary actions to ensure that the successors or assigns of the Purchaser, the Company or the applicable Company Subsidiary (as applicable) shall assume all of the obligations set forth in this Section 5.11.

5.12                           Certain Investments by the Tailwind Stockholders.  During the period from the date of this Agreement until the second anniversary of the Closing Date, none of the Tailwind Stockholders (or any fund formed by Douglas Karp, Lawrence Sorrel, Geoffrey Raker or Jeffrey Calhoun) shall invest in any Person who is engaged in a business that competes, directly or indirectly, with the Business if such Person includes any individual: (a) who is (or has been since December 7, 2004) a member of Senior Management; or (b) who is a member of the family of Glenn W. Johnson and who was engaged in the Business prior to the date of this Agreement.  For purposes of this Section 5.12, a Person will be deemed to include an individual if such individual: (i) is an officer, director or management-level employee of such Person, or a subsidiary or division thereof; (ii) is a five percent (5%) or greater stockholder (or equivalent) of such Person, or a subsidiary or division thereof, if such Person is not a Person whose securities are listed on a national securities exchange; (iii) is a one percent (1%) or greater stockholder (or equivalent) of such Person if such Person is a Person whose securities are listed on a national securities exchange (for purposes of clauses (ii) and (iii) deeming any option, warrant or other right to acquire shares (or the equivalent) in such Person as ownership of the underlying shares (or equivalent)); or (iv) provides consulting services to such Person for which such individual is entitled to aggregate consideration in excess of $25,000 per annum or such consulting services include services that would be deemed management-equivalent services to such Person if they were performed directly by an employee of such Person.

5.13                           Environmental Matters. With respect to each Leased Real Property and Owned Real Property located in New Jersey, the Sellers shall (or shall cause the Company and the Company Subsidiaries to) assemble, prepare and file any information and take such other commercially reasonable actions as may be required to obtain from the NJDEP for the transactions contemplated by this Agreement: (i) one or more ISRA non-applicability determinations through either (A) written confirmation from the NJDEP that the Owned Real Property or the Leased Real Property located in the State of New Jersey is not an industrial establishment pursuant to ISRA or (B) written confirmation that the transactions contemplated herein are not subject to ISRA; (ii) written approval of the Sellers’ negative declaration; (iii) a de minimis quantity exception; (iv) a “No-Further Action” letter or (v) a remediation in progress letter as each such term is defined under ISRA.

5.14                           No Amendment of the Aircast Asset Purchase Agreement and Related Documents Pre- and Post-Closing.  Except as contemplated by Section 1.6, prior to the Closing the Sellers will not, and will cause the Company or Company Subsidiaries not to, without the prior written consent of the Purchaser, amend, modify or terminate, or waive any right under, in each case in a manner that would be adverse to the Purchaser, the Aircast Asset Purchase Agreement or any of the other agreements, documents or instruments delivered under the Asset Purchase Agreement or in connection with the transactions contemplated thereby.  For as long after the Closing as the Purchaser has any indemnification rights, direct or indirect, against the Old Aircast Sellers (as described in Section 7.6(b)), the Purchaser will not, and will cause its Affiliates (including the Company and the Company Subsidiaries) to not, without the prior written consent of the Stockholder Representative, amend, modify or terminate, or waive any right under, in each case in a manner that would be adverse to the Sellers, the Aircast Asset Purchase Agreement or any of the other agreements, documents or instruments delivered under the Aircast Asset Purchase Agreement or in connection with the transactions contemplated thereby.

ARTICLE VI
CONDITIONS TO CLOSING

6.1                                 Conditions to the Obligation of the Purchaser.  The obligation of the Purchaser to consummate the transactions contemplated by this Agreement in connection with the Closing shall be subject to the satisfaction or waiver by the Purchaser on or prior to the Closing Date of each of the following conditions:

(a)                                  The representations and warranties of the Sellers contained in Article II shall be true and correct in all respects (if qualified by materiality or Material Adverse Effect) and shall be true and correct in all material respects (if not qualified by materiality or Material Adverse Effect), on the date made and as if made at and as of the Closing (except with respect to those representations and warranties that are made as of a specific date, only as of such date), with only such exceptions as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(b)                                 No disclosure made by the Sellers pursuant to Section 5.7 with respect to changes, developments, conditions, events or circumstances occurring after the date of this Agreement shall have caused the representations and warranties of the Sellers set forth in Article II to which such disclosure pertains to not be true and correct in all respects (if qualified by materiality or Material Adverse Effect) or true and correct in all material respects (if not qualified by materiality or Material Adverse Effect) as if made at and as of the Closing (except with respect to those representations and warranties that are made as of a specific date, only as of such date).

(c)                                  The representations and warranties of each Seller contained in Article III shall be true and correct in all respects (if qualified by materiality or Material Adverse Effect) and shall be true and correct in all material respects (if not qualified by materiality or Material Adverse Effect), as if made at and as of the Closing (except with respect to those representations and warranties that are made as of a specific date, only as of such date).

(d)                                 The Sellers shall have each duly performed and complied in all material respects with all covenants and agreements contained herein required to be performed or complied with by such Seller at or before the Closing.

(e)                                  The Stockholder Representative shall have delivered to the Purchaser a certificate, dated as of the Closing Date and executed by a duly authorized representative of the Stockholder Representative, as to the fulfillment of the conditions set forth in Section 6.1(a) and (b).

(f)                                    Each Seller shall have delivered to the Purchaser a certificate, dated as of the Closing Date and executed by a duly authorized representative of such Seller, as to the fulfillment of the conditions set forth in Sections 6.1(c) and (d), with respect to such Seller.

(g)                                 The waiting period applicable to the consummation of the Stock Purchase under the HSR Act and under any similar applicable foreign antitrust or competition Laws shall have expired or been terminated and each of the Required Consents set forth on Schedule B hereto shall have been received or, with respect to any such Required Consent from a Governmental Authority, reasonably satisfactory written or oral notification shall have been received from the applicable Governmental Authority that its approval of, consent to or authorization of the Closing is not required.

(h)                                 There shall not be in effect any litigation by or among the Sellers, whether pending or threatened in writing, that seeks to enjoin, delay, restrain, prohibit or impair the consummation of the transactions contemplated by this Agreement, or any injunction or other Order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated by this Agreement, and there shall be no litigation pending in which any Governmental Entity is seeking to enjoin, restrain or prohibit the consummation of the transactions contemplated by this Agreement or impose any penalty which would have a Purchaser Material Adverse Effect.

(i)                                     The Company shall have delivered to the Purchaser a certification (in such form as may be reasonably requested by counsel to the Purchaser) conforming to the requirements of Treasury Regulations §1.1445-2(c)(3) and §1.897-2(h) and certifying that stock in the Company does not constitute a U.S. real property interest within the meaning of Code Section 897(c).

(j)                                     The Sellers shall have delivered to the Purchaser, with respect to each Leased Real Property and Owned Real Property located in New Jersey, one of the ISRA non-applicability determination, letter, approval or exception contemplated by clauses (i) through (v) of Section 5.13.

(k)                                  The Sellers shall have delivered to Purchaser an opinion, dated the Closing Date, of Kelley Drye & Warren LLP substantially in the form of Exhibit C hereto.

(l)                                     The Sellers shall have delivered to the Purchaser evidence reasonably satisfactory to the Purchaser of the release of any Liens on the assets and properties of the Company and the Company Subsidiaries, other than Permitted Liens, of the release of any Liens securing the Funded Debt and of the release of any Liens on the Shares.

(m)                               There shall not have occurred since December 31, 2005, any change, development, condition, event or circumstance that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect; provided, however, that for purposes of this Section 6.1(m), no matter disclosed on the Seller Disclosure Schedule shall be deemed to have had, or reasonably be expected to have, a Material Adverse Effect except to the extent that any change, development, condition, event or circumstance occurring or arising after the date of this Agreement, with respect to such matter, considered separately from the facts or circumstances existing on the date hereof, has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(n)                                 All obligations of the Company and the Company Subsidiaries to pay any consideration, reimbursement or fee to the Sellers, the general partners of the respective Sellers or the Affiliates of the Tailwind Stockholders (other than the Company and the Company Subsidiaries) shall have been terminated, and any and all such consideration, reimbursements and fees to the Sellers, the general partners of the respective Sellers or the Affiliates of the Tailwind Stockholders (other than the Company and the Company Subsidiaries) from the Company and the Company Subsidiaries which are due and payable or accrued through the Closing shall have been paid, except for obligations to pay consideration, reimbursement or fees expressly provided in this Agreement, the Indemnity and Earnout Escrow Agreement, the Retention Program Escrow Agreement or any other document entered into by the Sellers, on the one hand, and the Purchaser, the Company or any of the Company Subsidiaries, on the other hand, after the execution and delivery of this Agreement.

6.2                                 Conditions to the Obligation of the Sellers.  The respective obligations of the Sellers to consummate the transactions contemplated by this Agreement in connection with the Closing shall be subject to the satisfaction or waiver by the Stockholder Representative on or prior to the Closing Date of each of the following conditions:

(a)                                  The representations and warranties of the Purchaser contained in Article IV shall be true and correct in all respects (if qualified by materiality or material adverse effect) and shall be true and correct in all material respects (if not qualified by materiality or material adverse effect), as if made at and as of the Closing (except with respect to those representations and warranties that are made as of a specific date, only as of such date).

(b)                                 The Purchaser shall have duly performed and complied in all material respects with all covenants and agreements contained herein required to be performed or complied with by the Purchaser at or before the Closing.

(c)                                  The Purchaser shall have delivered to the Sellers a certificate, dated as of the Closing Date and signed by an officer of the Purchaser, as to the fulfillment of the conditions set forth in Sections 6.2(a) and (b).

(d)                                 The waiting period applicable to the consummation of the Stock Purchase under the HSR Act and under any similar applicable foreign antitrust or competition Laws shall have expired or been terminated and each of the Required Consents set forth on Schedule C hereto shall have been received or, with respect to any such Required Consent from a Governmental Authority, reasonably satisfactory written or oral notification shall have been received from the applicable Governmental Authority that its approval of, consent to or authorization of the Closing is not required.

(e)                                  There shall not be in effect any injunction or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated by this Agreement.

ARTICLE VII
INDEMNIFICATION

7.1                                 Survival of Representations and Warranties and Covenants and Agreements.

(a)                                  Each of the representations and warranties of the Purchaser and the Sellers contained in this Agreement shall survive until the later of (A) June 30, 2007 or (B) if the closing occurs after June 30, 2006, the first anniversary of the Closing, and shall thereafter expire, except that: (i) each Seller’s respective representations and warranties set forth in Section 3.1(b) and (c) (Authority; Enforceability) and Section 3.4 (Title to Shares) (collectively, the “Special Representations and Warranties”) shall survive the Closing indefinitely; and (ii) the Purchaser’s representations and warranties set forth in Section 4.1(b) and (c) (Authority; Enforceability) shall survive the Closing indefinitely.  Each of the covenants and agreements contained in this Agreement: (i) to be performed on or prior to the Closing shall expire upon the Closing; (ii) to be performed after the Closing that specifies a time period for survival shall survive for such time period; and (iii) to be performed after the Closing that does not specify a time period for survival shall survive indefinitely.

(b)                                 Notwithstanding anything to the contrary in Section 7.1(a), if a Notice of Claim has been provided by an Indemnified Party to an Indemnifying Party concerning the breach of a representation and warranty or covenant and agreement set forth in this Agreement prior to the end of the survival period that would otherwise apply to such representation and warranty or covenant and agreement, the right to indemnification with respect to the breach of the representation and warranty or covenant and agreement set forth in such Notice of Claim shall survive until such later date as such claim has been fully and finally resolved in accordance with this Article VII.

7.2                                 Indemnification Obligations.

(a)                                  Subject to the other provisions of this Article VII, from and after the Closing, the Sellers shall jointly and severally indemnify the Purchaser and each of its Affiliates (which, following the Closing, shall include the Company and the Company Subsidiaries) and its and their respective directors, officers, employees, stockholders, partners, members, managers, agents and representatives (each, a “Purchaser Indemnified Party”) for any Losses actually incurred by such Purchaser Indemnified Party as a result of the breach of:  (i) any representation and warranty of the Sellers set forth in Article II which is surviving (as set forth in Section 7.1) on the date on which a Notice of Claim is delivered to the Stockholder Representative relating thereto; or (ii) any covenant or agreement contained in this Agreement in which the Sellers agree to cause the Company or any of the Company Subsidiaries to take or not take some action, to the extent a Notice of Claim is delivered to the Stockholder Representative relating thereto prior to the expiration of the Indemnity and Earnout Escrow Period.

(b)                                 Subject to the other provisions of this Article VII, from and after the Closing, each Seller shall, severally and not jointly, indemnify each of the Purchaser Indemnified Parties for any Losses actually incurred by such Purchaser Indemnified Party as a result of the breach of:  (i) any representation and warranty of such Seller set forth in Article III which is surviving (as set forth in Section 7.1) on the date on which a Notice of Claim is delivered to the Stockholder Representative relating thereto; or (ii) any covenant or agreement contained in this Agreement in which an individual Seller (or Sellers) has agreed to take or not take some action, to the extent a

Notice of Claim is delivered to the Stockholder Representative relating thereto on or before (x) the expiration of the Indemnity and Escrow Earnout Period, with respect to any covenant or agreement that by its terms is to be performed in full on or prior to the Closing Date and (y) the expiration of the statute of limitations applicable thereto, for each other covenant or agreement.

(c)                                  Subject to the other provisions of this Article VII, from and after the Closing, the Purchaser shall indemnify the Sellers and each of their respective Affiliates, directors, officers, employees, stockholders, partners, members, managers, agents and representatives (each, a “Seller Indemnified Party”) for any Losses actually incurred by such Seller Indemnified Party as a result of the breach of:  (i) any representation and warranty of the Purchaser set forth in Article IV which is surviving (as set forth in Section 7.1) on the date on which a Notice of Claim is delivered to the Purchaser relating thereto; or (ii) any covenant or agreement of the Purchaser contained in this Agreement to the extent a Notice of Claim is delivered to the Purchaser relating thereto on or before the expiration of the statute of limitations applicable thereto, or if to be performed on or prior to the Closing Date, by the end of the Indemnity and Earnout Escrow Period.

7.3                                 Limitations on Indemnification Amounts.  Notwithstanding anything to the contrary in this Article VII: (a) in no event shall the Sellers be required to provide indemnification under this Article VII unless and until the Purchaser Indemnified Parties shall have incurred aggregate Losses of at least $1,000,000 (the “Indemnification Deductible”) resulting from otherwise indemnifiable breaches of representations and warranties and covenants and agreements by the Sellers, after which point the Sellers shall only be required to provide indemnification with respect to indemnifiable Losses in excess of the Indemnification Deductible; and (b) in no event other than as expressly contemplated by Section 7.12(b) shall any Seller be required to provide indemnification under this Article VII for aggregate indemnifiable Losses under this Article VII in excess of the amount of such Seller’s allocable portion of the then-available Indemnity and Earnout Escrow Funds (the “Indemnification Cap”); notwithstanding the foregoing, with respect to Losses resulting from (A) any willful breach of this Agreement by a Seller (or Sellers), (B) any fraud of such Seller (or Sellers) related to the transactions contemplated hereby, (C) any breach by such Seller (or Sellers) of its Special Representations and Warranties, (D) any breach by such Seller (or Sellers) of its covenants and agreements under Section 1.6(e) or Section 1.6(f) or (E) any breach by the Sellers of the representations and warranties set forth in Section 2.3, the Indemnification Deductible shall not apply and, with respect to preceding clauses (A) through (E), as to such Seller (or Sellers) the Indemnification Cap shall not apply; provided, however, that in no event shall any Seller be required to provide indemnification under this Article VII (I) for aggregate indemnifiable Losses under this Article VII in excess of such Seller’s pro rata portion of the Purchase Price and (II) with respect to any indemnifiable Losses under this Article VII resulting from the matters referred to in the preceding clause (E) that exceed the then available Indemnity and Earnout Escrow Funds, in excess of such Seller’s pro rata portion of such excess indemnifiable Losses (measured by reference to the number of Shares owned by such Seller immediately prior to the Closing in relation to the Shares held by all the Sellers immediately prior to the Closing).

7.4                                 Indemnification Claim Procedure.

(a)                                  Promptly after obtaining actual knowledge of any matter that a Purchaser Indemnified Party or Seller Indemnified Party, as applicable (the “Indemnified Party”), acting in good faith, reasonably believes will entitle the Indemnified Party to indemnification from any other party (the “Indemnifying Party”) under this Article VII, the Indemnified Party shall promptly provide to the Indemnifying Party notice describing the matter in reasonable detail, including the nature of the claim, the basis for the indemnification obligation and the Losses resulting therefrom (a “Notice of Claim”); provided, however, that the failure to timely provide a Notice of Claim hereunder shall not relieve an Indemnifying Party of its obligation to indemnify an Indemnified Party except to the extent that the Indemnified Party’s failure to provide or delay in providing a Notice of Claim prejudices the Indemnifying Party’s ability to defend against or contest such matter.  (If the Indemnifying Party is a Seller or the Sellers, delivery by an Indemnified Party of a Notice of Claim to the Stockholder Representative shall be deemed to be effective delivery of notice to the Indemnifying Party.)

(b)                                 For claims for indemnification under this Article VII other than those relating to Third Party Claims and as otherwise provided in Section 7.6, the Indemnifying Party shall have thirty (30) Business Days after its receipt of the Notice of Claim to respond to the claim(s) described therein.  Such response shall set forth, in reasonable detail, the Indemnifying Party’s objection(s) to the claim(s) and its bases for such objection(s).  If the Indemnifying Party fails to provide such a response with such time period, the Indemnifying Party will be deemed to have conceded the claim(s) set forth in the Notice of Claim.  If the Indemnifying Party provides its response within such time period, the Indemnified Party and the Indemnifying Party shall negotiate the resolution of the claim(s) for a period of not less than thirty (30) Business Days after such response is provided.  If the Indemnifying Party and the Indemnified Party are unable to resolve any such claim(s) within such time period, the Indemnifying Party or the Indemnified Party may thereafter pursue any legal remedies available to it with respect solely to the unresolved claim(s), subject, to the extent applicable, to the Indemnification Deductible, the Indemnification Cap and the other provisions of this Article VII or Article X.

7.5                                 Third Party Claims.

(a)                                  Without limiting the provisions of Section 7.4(a), the Indemnifying Party shall not be required to provide indemnification under this Article VII with respect to a claim or Proceeding by a third party (a “Third Party Claim”) to the extent that the Indemnified Party’s failure to provide or delay in providing a Notice of Claim prejudices the Indemnifying Party’s ability to contest or resolve the matters underlying such Third Party Claim.  Any Third Party Claim that is also a Multiple Source of Recovery Matter shall be treated as a Third Party Claim, except to the extent expressly provided in Section 7.5(b).

(b)                                 The Indemnifying Party shall have the right to assume and pursue the defense of any Third Party Claim, at its sole cost and expense and with counsel reasonably selected by it, upon notification thereof to the Indemnified Party within ten (10) Business Days after the Notice of Claim has been delivered to the Indemnifying Party or, with respect to any Multiple Source of Recovery Matter that is a Third Party Claim, within ten (10) Business Days after a Purchaser Indemnified Party notifies the Sellers that the Old Aircast Sellers have declined to defend or failed to defend such claim as a “Third Party Claim” under Article IX of the Aircast Asset Purchase Agreement, it being agreed and understood that the Indemnifying Party’s election to assume the defense of any Third Party Claim shall not constitute an admission that any Losses resulting therefrom are indemnifiable Losses under this Article VII or in any way prejudice or limit the Indemnifying Party’s ability to dispute any determination of whether or not any such Losses are indemnifiable Losses under this Article VII.  If the Indemnified Party does not receive such notification from the Indemnifying Party within such time period that it will assume the defense of a

Third Party Claim or, at any time after the Indemnifying Party has assumed the defense of a Third Party Claim if the Indemnifying Party is determined by a court to have failed to adequately perform or unreasonably delayed in performing its obligations to assume or pursue the defense of any such Third Party Claim, the Indemnified Party shall fully assume, commence and pursue its defense of such Third Party Claim on a timely and prudent basis and thereafter promptly inform the Indemnifying Party of all material developments related thereto.  If the Indemnifying Party disputes that it is responsible for a Third Party Claim, it shall give notice to that effect to the Indemnified Party, which response shall set forth, in reasonable detail, the Indemnifying Party’s objection(s) to the claim(s) and its bases for such objection(s), and thereafter the Indemnified Party and the Indemnifying Party shall negotiate the resolution of the claim(s) for a period of not less than thirty (30) Business Days after such response is provided.  If the Indemnifying Party and the Indemnified Party are unable to resolve any such claim(s) within such time period, either the Indemnified Party or the Indemnifying Party may thereafter pursue any legal remedies available to it with respect solely to the unresolved claim(s), subject, to the extent applicable, to the Indemnification Deductible, the Indemnification Cap and the other provisions of this Article VII or Article X.

(c)                                  If the Indemnifying Party assumes the defense of a Third Party Claim, it shall thereafter promptly inform the Indemnified Party of all material developments related thereto.  With respect to any Third Party Claim for which the Indemnifying Party has assumed the defense, the Indemnified Party shall have the right, but not the obligation, to participate, at its own cost and expense, in the defense of such Third Party Claim through legal counsel reasonably selected by it, but shall not assert or pursue, directly or through its counsel, any contrary or inconsistent defenses without the prior consent of the Indemnifying Party, and provided, that if in the written opinion of counsel to the Indemnified Party an irreconcilable conflict of interest arises out of the representation of the interests of the Indemnified Party by counsel selected by the Indemnifying Party, then the Indemnified Party shall be indemnified for the reasonable fees and expenses of its counsel (limited to one firm and, if applicable, local counsel).  As long as the Indemnifying Party is performing its obligations under this Section 7.5, the Indemnified Party shall, and shall cause its Affiliates to, during normal business hours, upon reasonable notice, cooperate in all reasonable ways with, make its and their relevant files and records reasonably available for inspection and copying by, make its and their employees reasonably available to, and otherwise render reasonable assistance to, the Indemnifying Party.

(d)                                 If the Indemnifying Party (having assumed the defense of a Third Party Claim) or the Indemnified Party (having proceeded with its own defense of a Third Party Claim in accordance with this Section 7.5) proposes to settle or compromise such Third Party Claim, the Indemnifying Party or the Indemnified Party (as applicable) shall provide notice to that effect (together with a statement in reasonable detail of the terms and conditions of such settlement or compromise) to the Indemnified Party or the Indemnifying Party (as applicable), which shall be provided a reasonable time prior to the proposed time for effecting such settlement or compromise, and may not effect any such settlement or compromise without the prior consent of the Indemnified Party or the Indemnifying Party (as applicable), which consent shall not be unreasonably withheld, delayed or conditioned.  If: (i) the Indemnifying Party provides any such notice; (ii) the related settlement or compromise offer provides for the full release of the Indemnified Party and its Affiliates from any and all liability in respect of such Third Party Claim and does not purport to limit or restrict the business or operations of the Indemnified Party in any material manner or require future payments by the Indemnified Party arising from the conduct of the Indemnified Party’s business; and (iii) the Indemnified Party fails to provide, in a reasonably timely manner, its consent to such settlement or compromise, then notwithstanding anything to the contrary in this Article VII, the Indemnifying Party’s indemnification obligation under this Article VII with respect to such Third Party Claim will not exceed the amount of such settlement or compromise offer and the Indemnified Party will be required to pay the excess of the amount necessary to settle or compromise the Third Party Claim over the amount of such settlement or compromise offer.

(e)                                  With respect to any Third Party Claim which is also a Multiple Source of Recovery Matter, the Purchaser Indemnified Parties will take such actions in their capacities as indemnified Persons with respect to indemnification for “Third Party Claims” under Article IX of the Aircast Asset Purchase Agreement as the Sellers may reasonably request.

7.6                                 Requirement to First Pursue Remedies from Certain Parties.

(a)                                  The Purchaser agrees and acknowledges that the Purchaser Indemnified Parties are only entitled to receive indemnification from the Sellers under this Article VII for Losses incurred by the Purchaser Indemnified Parties resulting from any breach of the Sellers’ representations and warranties set forth in Article II after the Purchaser Indemnified Parties have diligently and in good faith pursued and exhausted all available remedies under applicable Law, under the Aircast Asset Purchase Agreement and under any Contract executed in connection with the Aircast Asset Purchase Agreement against the Old Aircast Sellers for all Losses incurred by the Purchaser Indemnified Parties resulting from the matter(s) constituting such breach of the Sellers’ representations and warranties set forth in Article II.  Without limiting the generality of the foregoing sentence, the Purchaser agrees and acknowledges that by indirectly acquiring Aircast US Opco (one of the Company Subsidiaries), the Purchaser will obtain indirectly the right to receive indemnification from the Old Aircast Sellers under the Aircast Asset Purchase Agreement, and the Purchaser Indemnified Parties shall be required to diligently and in good faith pursue and exhaust any available remedies under the Aircast Asset Purchase Agreement against the Old Aircast Sellers for any and all Losses incurred by the Purchaser Indemnified Parties resulting from the matter(s) constituting such breach of the Sellers’ representations and warranties set forth in Article II before being entitled to receive any indemnification payment from the Sellers under this Article VII with respect to such breach of the Sellers’ representations and warranties set forth in Article II.

(b)                                 For any matter that constitutes both: (i) a matter for which any of the Purchaser Indemnified Parties have available remedies under applicable Law, under the Aircast Asset Purchase Agreement or under any Contract executed in connection with the Aircast Asset Purchase Agreement; and (ii) a breach of any of the Sellers’ representations and warranties set forth in Article II for which any of the Purchaser Indemnified Parties is, but for the exhaustion of remedies under Section 7.6(a), entitled to be indemnified by the Sellers under the terms and conditions of this Article VII (each, a “Multiple Source of Recovery Matter”), the Purchaser Indemnified Parties will be required to seek recovery for their Losses related to such Multiple Source of Recovery Matter from the Old Aircast Sellers prior to seeking recovery for such Losses from the Sellers under this Article VII; provided, however, that, with respect to any Losses related to a Multiple Source of Recovery Matter which are reasonably attributable to the operation of the Business on or after December 7, 2004 (i.e., the “Closing Date” under the Aircast Asset Purchase Agreement) (“Post-December 7th Losses”), the Purchaser Indemnified Parties may seek indemnification for such Post-December 7th Losses from the Sellers under this Article VII prior to or concurrently with seeking recovery from the Old Aircast Sellers for any such Losses related to such Multiple Source of Recovery Matter reasonably attributable to the operation of the Business prior to December 7, 2004 (“Pre-December 7th Losses”).  To the extent the Pre-December 7th Losses are not recoverable at the time the claim is made against the Old Aircast Sellers due to the application of the threshold in Section 9.4(a) of the Aircast Asset Purchase Agreement, the Purchaser Indemnified Parties shall be deemed to have fully exhausted its remedies and the Sellers shall indemnify the Purchaser Indemnified Parties for such Pre-December 7th Loss (or the Indemnification Deductible shall be deemed satisfied in part by such Pre-December 7th Loss), subject to any defenses the Sellers may have as to the appropriateness of the Purchaser Indemnified Parties’ claim for indemnification under this Agreement.  With respect to any Multiple Source of Recovery Matter, the Sellers may, but shall not be obligated to, assume control over any claim or Proceeding which the Purchaser Indemnified Parties have commenced or have the right to commence for Losses against the Old Aircast Sellers, and if the Sellers assume control over such claim or Proceeding then the Purchaser Indemnified Parties shall be deemed to have satisfied their obligation to pursue recovery from the Old Aircast Sellers pursuant to Section 7.6(a) (but, except as contemplated by Section 7.6(d), such remedy shall not be deemed to have been exhausted until the final resolution of the claim or Proceeding controlled by the Sellers).

(c)           With respect to any Multiple Source of Recovery Matter for which a Purchaser Indemnified Party has incurred Pre-December 7th Losses, the Notice of Claim pursuant to Section 7.4(a) with respect to such Multiple Source of Recovery Matter shall identify the estimated amount attributable to the Pre-December 7th Losses (each, an “Initial MSRM Notice of Claim”) and the Purchaser’s legal and expense budget for pursuing such claim.  Receipt by the Sellers of an Initial MSRM Notice of Claim shall solely have the effect of: (i) preserving such Purchaser Indemnified Party’s right to pursue indemnification from the Sellers under this Agreement with respect to the Pre-December 7th Losses referred to therein until such time as such Purchaser Indemnified Party has fully exhausted its rights against the Old Aircast Sellers with respect to the underlying Multiple Source of Recovery Matter in accordance with this Section 7.6; and (ii) causing there to be reserved from any available Indemnity and Earnout Escrow Funds (as of the date of the Initial MSRM Notice of Claim), in accordance with the terms and conditions of this Agreement and the Indemnity and Earnout Escrow Agreement, an amount equal to the amount of Losses with respect to the underlying Multiple Source of Recovery Matter that are claimed by such Purchaser Indemnified Party (including the Purchaser’s legal and expense budget for pursuing its remedies), in each case subject to Section 7.6(d).

(d)           At any time after receipt by the Stockholder Representative of an Initial MSRM Notice of Claim and before its receipt of the corresponding Second MSRM Notice of Claim pursuant to Section 7.6(f), the Stockholder Representative may object to the reservation of some or all of the Indemnity and Earnout Escrow Funds in response to such Initial MSRM Notice of Claim by providing notice thereof to the Purchaser Indemnified Party who delivered such Initial MSRM Notice of Claim, which notice shall set forth, in reasonable detail, the Stockholder Representative’s objection(s) to the reservation of Indemnity and Earnout Escrow Funds and its bases for such objection(s) (each, a “Reservation Objection Notice”).  Such Purchaser Indemnified Party shall have ten (10) Business Days to respond to such Reservation Objection Notice.  If such Purchaser Indemnified Party fails to provide such a response within such ten (10) Business Day period, such Purchaser Indemnified Party shall be deemed to have conceded the release from reservation of the applicable Indemnity and Earnout Escrow Funds as provided in the Reservation Objection Notice, and such Indemnity and Earnout Escrow Funds shall then be released (i) from reservation under the Indemnity and Earnout Escrow Agreement, if such instructions are delivered during the Indemnity and Earnout Escrow Period, or (ii) to the Sellers, if such instructions are delivered after the end of the Indemnity and Earnout Escrow Period.  If such Purchaser Indemnified Party provides its response within such time period and disputes the matters described in the Reservation Objection Notice, such Purchaser Indemnified Party and the Stockholder Representative shall negotiate the resolution of such dispute for a period of not less than twenty (20) Business Days after such response is provided.  If such Purchaser Indemnified Party and the Stockholder Representative are unable to resolve any such claim(s) within such time period, the Stockholder Representative may thereafter pursue any legal remedies available to it (on behalf of the Sellers) against such Purchaser Indemnified Party, subject to the other provisions of this Article VII or Article X, with respect to the Sellers’ obligations or liabilities to such Purchaser Indemnified Party with respect to the matters underlying the Initial MSRM Notice of Claim (and if the Stockholder Representative commences any litigation with respect to such obligations or liabilities, such Purchaser Indemnified Party may seek resolution in such Proceeding of the Sellers’ obligations and liabilities without regard to the provisions of Section 7.6(a) and receive payment of any Losses to which it is determined to be entitled in such Proceeding).  If and to the extent that upon resolution of such dispute it is determined that such Purchaser Indemnified Party is entitled to indemnification under this Article VII, then (A) such Purchaser Indemnified Party shall be paid for its indemnifiable Losses under this Article VII without having exhausted its remedies against the Old Aircast Sellers, and (B) the Sellers shall be subrogated to the rights of the Purchaser Indemnified Parties against the Old Aircast Sellers with respect to such Losses.  If and to the extent that upon resolution of such dispute it is determined that the Purchaser Indemnified Parties are not entitled to indemnification under this Article VII, then (I) the Purchaser Indemnified Parties shall have no further rights against the Sellers with respect to such Multiple Source of Recovery Matter and (II) any Indemnity and Earnout Escrow Funds reserved with respect to such Multiple Source of Recovery Matter shall be released (x) from reservation under the Indemnity and Earnout Escrow Agreement, if such instructions are delivered during the Indemnity and Earnout Escrow Period, or (y) to the Sellers, if such instructions are delivered after the end of the Indemnity and Earnout Escrow Period.

(e)           With respect to any claim or Proceeding after the Closing against the Old Aircast Sellers related to a Multiple Source of Recovery Claim (other than with respect to a claim or Proceeding for which the Sellers have assumed the defense pursuant to Section 7.5 or the right to control against the Old Aircast Sellers pursuant to Section 7.6(b)): (i) the Purchaser Indemnified Parties shall promptly inform the Stockholder Representative of all material developments related thereto (including any refusal or failure by the Old Aircast Sellers to assume, pursuant the terms of the Aircast Asset Purchase Agreement or otherwise, the defense of any Third Party Claim which is also a Multiple Source of Recovery Matter); (ii) the Stockholder Representative shall have the right, but not the obligation, to participate, at the cost and expense of the Sellers, in the indemnification proceedings with respect to such Pre-December 7th Losses, including through legal counsel reasonably selected by it; and (iii) the Purchaser Indemnified Parties shall not settle or compromise a claim against the Old Aircast Sellers or consent to a settlement claim with a third party proposed by the Old Aircast Sellers (as indemnifying parties under the Aircast Asset Purchase Agreement) or by the Company, a Company Subsidiary or a Purchaser Indemnified Party in their capacities as indemnified parties under the Aircast Asset Purchase Agreement without the prior written consent of the Stockholder Representative, which consent will not be unreasonably withheld, conditioned or delayed.  If the Sellers have assumed the defense of a Multiple Source of Recovery Claim pursuant to Section 7.5, are controlling a claim or Proceeding against the Old Aircast Sellers pursuant to Section 7.6(b) or are prosecuting such a claim or Proceeding pursuant to the subrogation rights provided by Section 7.9:  (i) the Purchaser Indemnified Parties shall take such actions as the Sellers may reasonably request in connection therewith; (ii) the Purchaser Indemnified Parties shall, during normal business hours, upon reasonable notice, cooperate in all reasonable ways with, make its and their relevant files and records reasonably available for inspection and copying by, make its and their employees reasonably available to, and otherwise render reasonable assistance to, the Stockholder Representative related to the evaluation and prosecution of the Pre-December 7th Losses; (iii) the Purchaser Indemnified Parties shall not settle or compromise a claim against the Old Aircast Sellers or consent to a settlement claim with a third party proposed by the Old Aircast Sellers (as indemnifying parties under the Aircast Asset Purchase Agreement) or by the Company, a Company Subsidiary or a Purchaser Indemnified Party in their capacities as indemnified parties under the Aircast Asset Purchase Agreement without the prior written consent of the Stockholder Representative, which consent shall not be unreasonably withheld, delayed or conditioned; and (iv) the Sellers shall not settle or compromise such claim against the Old Aircast Sellers or consent to a settlement claim with a third party proposed by the Old Aircast Sellers (as indemnifying parties under the Aircast Asset Purchase Agreement) without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned, provided that the consent of the Purchaser shall not be required for any settlement that does not purport to limit or restrict the business or operations of the Purchaser Indemnified Parties in any material manner or require future payments by any Purchaser Indemnified Party arising from the conduct of the Purchaser Indemnified Parties’ business (except that any such settlement by the Sellers of a Third Party Claim shall be made only in accordance with Section 7.5(d)).  Any reasonable third party expenses incurred by the Purchaser Indemnified Parties in performing their obligations under the preceding sentence shall be Losses arising out of the related Multiple Source of Recovery Matter.

(f)            If, after having fully exhausted their indemnification rights against the Old Aircast Sellers in accordance with this Section 7.6: (i) the Purchaser Indemnified Parties have not recovered from the Old Aircast Sellers an amount equal to their aggregate indemnifiable Losses with respect to the underlying Multiple Source of Recovery Matter, then the Purchaser Indemnified Parties may provide another Notice of Claim pursuant to Section 7.4(a) concerning such Multiple Source of Recovery Matter (a “Second MSRM Notice of Claim”), which shall specify the amount of unrecovered indemnifiable Losses and the other information required under Section 7.4(a), and the procedures set forth in this Article VII shall thereafter apply with respect to such indemnification claim (with any Indemnity and Earnout Escrow Funds amount reserved in response to the corresponding Initial MSRM Notice of Claim and not released from reservation pursuant to the following provisions of this Section 7.6(f) available for recovery by the Purchaser Indemnified Parties with respect to the Second MSRM Notice of Claim); and (ii) if applicable, the Purchaser Indemnified Parties have recovered from the Old Aircast Sellers any amount more than zero with respect to the underlying Multiple Source of Recovery Matter, then concurrently with delivery of the Second MSRM Notice of Claim the Purchaser Indemnified Parties shall deliver written instructions directing the Escrow Agent to release (A) from reservation under the Indemnity and Earnout Escrow Agreement, if such instructions are delivered during the Indemnity and Earnout Escrow Period, or (B) to the Sellers, if such instructions are delivered after the end of the Indemnity and Earnout Escrow Period, that portion of the Indemnity and Earnout Escrow Funds reserved in response to the corresponding Initial MSRM Notice of Claim recovered from the Old Aircast Sellers, together with any interest and income thereon (to the extent such interest and income is not applied to the fees and expenses of the Escrow Agent as provided in the Indemnity and Earnout Escrow Agreement).  If the Stockholder Representative believes that any Purchaser Indemnified Party has failed to provide a Second MSRM Notice of Claim within thirty (30) days after it has fully exhausted its rights against the Old Aircast Sellers, the Stockholder Representative may at any time thereafter, but prior to the receipt of a Second MSRM Notice of Claim, deliver a notice to the

Purchaser stating that the Purchaser Indemnified Parties have failed to deliver a Second MSRM Notice of Claim and identify the Multiple Source of Recovery Matter to which such failure relates.  If the Purchaser Indemnified Parties fail to deliver a Second MSRM Notice of Claim within twenty (20) Business Days after such notice from the Stockholder Representative, the Stockholder Representative may thereafter instruct the Escrow Agent to release the Indemnity and Earnout Escrow Funds reserved in response to the corresponding Initial MSRM Notice of Claim (I) from reservation under the Indemnity and Earnout Escrow Agreement, if such instructions are delivered during the Indemnity and Earnout Escrow Period, or (II) to the Sellers, if such instructions are delivered after the end of the Indemnity and Earnout Escrow Period.

(g)           To the extent that, after having received from the Sellers under this Article VII recovery (whether from the Indemnity and Earnout Escrow Funds or otherwise) of any amount with respect to an Multiple Source of Recovery Matter, any Purchaser Indemnified Party subsequently receives any recovery from the Old Aircast Sellers with respect to such Multiple Source of Recovery Matter (including as a result of aggregate claims against the Old Aircast Sellers exceeding the thresholds set forth in Section 9.4(b) of the Aircast Asset Purchase Agreement), such Purchaser Indemnified Party shall promptly remit to the Sellers (or to the Escrow Agent to be held pursuant to the Indemnity and Earnout Escrow Agreement, if such recovery occurs prior to the end of the Indemnity and Earnout Escrow Period) the amount by which the aggregate amount recovered by the Purchaser Indemnified Parties from the Old Aircast Sellers and the Sellers with respect to such Multiple Source of Recovery Matter exceeds the Losses incurred by the Purchaser Indemnified Parties with respect to such Multiple Source of Recovery Matter (up to the amount previously received from the Sellers).

7.7           Insurance Proceeds.  The Purchaser agrees to, and to cause its Affiliates (including the Company and the Company Subsidiaries, following the Closing) to: (a) in good faith, diligently seek recovery, at its or their own expense (which shall be a Loss), of all insurance proceeds from insurers with respect to all Losses with respect to which any Purchaser Indemnified Party makes a claim for indemnification under this Article VII; and (b) keep the Stockholder Representative informed of all material matters related thereto.  To the extent that the Purchaser or any of its Affiliates (including the Company and the Company Subsidiaries, following the Closing) receives any amount under insurance coverage with respect to a matter for which it has previously obtained payment in indemnification under this Article VII, the Purchaser shall, as soon as reasonably practicable after receipt of such insurance proceeds, pay and reimburse to the Escrow Agent (if such reimbursement is to be delivered during the Indemnity and Earnout Escrow Period) or to the Sellers (if such reimbursement is to be delivered after the end of the Indemnity and Earnout Escrow Period), for any prior indemnification payment (up to the amount of the insurance proceeds, less any premium increases directly attributable thereto).  Any amount paid to the Sellers pursuant to this Section 7.7 shall be paid to each Seller in the proportion that the number of Shares owned by such Seller immediately prior to the Closing bears to the aggregate number of Shares owned by all the Sellers immediately prior to the Closing.

7.8           Mitigation of Damages.  Each Indemnified Party shall be required to use commercially reasonable efforts to mitigate, to the fullest extent reasonably practicable, the amount of any Losses for which a claim for indemnification is made under this Article VII and, notwithstanding anything to the contrary in this Article VII, the Indemnifying Party shall not be required hereunder to provide indemnification with respect to any Losses resulting from failure of any Indemnified Party to use such commercially reasonable efforts.

7.9           Subrogation.  Upon making any payment for Losses of an Indemnified Party under this Article VII, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party with respect to the Loss to which the payment relates; provided, however, with respect to the Sellers such subrogation shall not apply to (a) rights against any Significant Customer or Significant Supplier or (b) rights against any insurance provider except pursuant to occurrence-based policies or tail coverage for claims-made policies issued to the Company or any of the Company Subsidiaries prior to the Closing.  In addition to any other obligation under this Agreement, the Indemnified Party agrees to duly execute and deliver, upon request of the Indemnifying Party, all instruments reasonably necessary to evidence and perfect any subrogation rights granted pursuant to this Section 7.9.

7.10         Limitations.  Notwithstanding anything to the contrary in this Article VII, in no event will any Indemnified Party be entitled to receive indemnification under this Article VII for Losses relating to any matter for any consequential or punitive damages other than to the extent that an Indemnified Party is seeking to obtain through indemnification reimbursement of Losses resulting from a consequential or punitive damage award against it in a Third Party Claim.

7.11         Tax Treatment of Seller Indemnification Payments.  Any indemnification payments made by the Sellers pursuant to this Article VII (including by release from the Indemnity and Earnout Escrow Funds) shall be treated for all Tax purposes as reductions to the Purchase Price paid for the Shares.

7.12         Exclusive Remedy.

(a)           Notwithstanding anything to the contrary in this Agreement or otherwise, but subject to Section 7.12(b), following the Closing, except for claims arising out of the matters described in clauses (A) through (D) of Section 7.3 (for which the Purchaser may seek any remedy available to it in law or in equity, but subject to the limitations set forth in Sections 7.1, 7.3, 7.7, 7.8, 7.9 and 7.10 and Article X), and subject to the Purchaser’s right to specifically enforce the provisions of Sections 1.1, 1.3 and 1.6 and each agreement and covenant in Article V or Article X that by its terms is to be performed in whole or in part after the Closing, (i) the Sellers shall have no liability of any kind to the Purchaser or any other Purchaser Indemnified Party, subject only to the Purchaser’s right to bring indemnification claims pursuant to this Article VII solely against the Indemnity and Earnout Escrow Funds in accordance with Section 1.4 and the Indemnity and Earnout Escrow Agreement (but with respect to the matters described in clause (E) of Section 7.3, subject to the additional indemnification rights expressly set forth in Section 7.3), which shall be the sole and exclusive remedy of the Purchaser Indemnified Parties for breach of any representations and warranties or covenants and agreements contained in this Agreement; and (ii) the Purchaser, on behalf of itself and all other Purchaser Indemnified Parties, hereby irrevocably waives any right to any other remedy for any breach of any representations and warranties and covenants and agreements contained in this Agreement.  After the Closing, except for matters for which specific performance is an appropriate remedy, the Sellers’ sole and exclusive remedy with respect to any breach of this Agreement by Purchaser or its Subsidiaries shall be the indemnification provided by this Article VII.  Without limiting the generality of the preceding two sentences of this Section 7.12(a), the rights and claims waived by the Purchaser and the Purchaser Indemnified Parties, on the one hand, and the Sellers, on the other hand, under this Section 7.12(a) include claims for contribution or other rights of recovery arising out of or relating to any Environmental Law

(whether now or hereinafter in effect), claims for breach of contract, breach of representations and warranties, negligent misrepresentation and all other claims for breach of duty.

(b)           Notwithstanding anything to the contrary in Section 7.12(a), if and to the extent that, during the Indemnity and Earnout Escrow Period, it is determined that the Purchaser is entitled to a payment under this Article VII and, solely as a result of payment from the Indemnity and Earnout Escrow Funds either with respect to a breach of the representations and warranties set forth in Section 2.3 or pursuant to Section 1.6, there are not then sufficient Indemnity and Earnout Escrow Funds to satisfy the full amount of such payment, the Sellers shall each be required to pay to the Purchaser in full satisfaction of such payment obligation, by wire transfer of immediately available funds or interbank transfer to the Purchaser’s account, their respective pro rata portions of an amount equal to the lesser of: (i) the sum of the Sellers’ Share and the amount of any Losses subject to prior payments from the Indemnity and Earnout Escrow Funds with respect to a breach of the representations and warranties set forth in Section 2.3; or (ii) the amount by which the Indemnity and Earnout Escrow Funds were insufficient to satisfy the full amount of such payment.

7.13         Conflict of Interest.  The Purchaser waives and will not assert, and agrees to cause the Company and the Company Subsidiaries to waive and to not assert after the Closing, any conflict of interest arising out of the representation, after the Closing (the “Post-Closing Representation”), of any Seller or the Stockholder Representative, or any officer, director, principal or managing member of a general partner or managing member of a Seller or the Stockholder Representative (any such Person, a “Designated Person”) in any matter involving this Agreement and the transactions contemplated hereby, by Kelley Drye & Warren LLP (the “Current Representation”).  Notwithstanding the foregoing, if after the Closing Purchaser discovers facts materially different from those made available to Purchaser regarding services performed by counsel to Sellers on behalf of the Company (and in particular, if such counsel was involved in matters that are the basis of a Third Party Claim against the Company or a Company Subsidiary), then Purchaser may assert a conflict of interest arising from such newly discovered facts with respect to the matters in question.

ARTICLE VIII
TERMINATION

8.1           Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a)           By the written agreement of the Purchaser and the Stockholder Representative;

(b)           By either the Purchaser or the Stockholder Representative, if the Closing shall not have occurred on or before November 15, 2006 (or such other date to which the Purchaser and the Stockholder Representative may agree in writing) (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose breach of any provision of this Agreement shall have caused, or resulted in, the failure of the Closing Date to occur on or before the End Date;

(c)           By the Purchaser if there shall be in effect any litigation commenced by a Governmental Entity that would be reasonably likely to have a Purchaser Material Adverse Effect or that would enjoin, restrain or prohibit the consummation of the transactions contemplated by this Agreement; provided, however, that such litigation shall not have been dismissed, settled or otherwise cured within fifteen (15) days after written notice has been provided by Purchaser to the Stockholder Representative of its intent to terminate this Agreement;

(d)           By the Purchaser, upon a breach of any representation and warranty, covenant or agreement of a Seller or the Sellers set forth in this Agreement or if any representation and warranty of a Seller or the Sellers set forth in this Agreement shall become untrue, in either case such that the conditions set forth in Sections 6.1(a), (b), (c) or (d) (as applicable) would not be satisfied as of the time of such breach or as of the time such representation and warranty shall have become untrue; provided, however, that if such breach or untruth is curable by such Seller or the Sellers, as applicable, prior to the End Date through the exercise of commercially reasonable efforts, then the Purchaser may not terminate this Agreement under this Section 8.1(d) prior to thirty (30) days following written notice having been provided by the Purchaser to such Seller or the Sellers, as applicable, of such breach (and then only if such breach or untruth has not been cured); or

(e)           By the Stockholder Representative, upon a breach of any representation and warranty, covenant or agreement of the Purchaser set forth in this Agreement or if any representation and warranty of the Purchaser set forth in this Agreement shall become untrue, in either case such that the conditions set forth in Sections 6.2(a) or (b) (as applicable) would not be satisfied as of the time of such breach or as of the time such representation and warranty shall have become untrue; provided, however, that if such breach or untruth is curable by the Purchaser prior to the End Date through the exercise of commercially reasonable efforts, then the Stockholder Representative may not terminate this Agreement under this Section 8.1(e) prior to thirty (30) days following written notice having been provided by the Stockholder Representative to the Purchaser of such breach (and then only if such breach or untruth has not been cured).

A termination made in accordance with Section 8.1(b), (c), (d) or (e) shall be effective upon delivery of a notice of termination by the terminating party to each other party (subject to the cure periods in Sections 8.1(c), (d) and (e), which notice shall refer to the provision of this Section 8.1 pursuant to which such termination is made.

8.2           Effect of Termination.  In the event of the termination of this Agreement pursuant to the provisions of Section 8.1, this Agreement shall become void and have no effect, without any liability to any party or any of its directors, officers, representatives, stockholders or Affiliates in respect hereof; provided, however, that (x) any such termination shall not affect the parties’ respective rights and obligations under Section 5.8 (regarding publicity), Article X, the Confidentiality Agreement and this Section 8.2 and (y) if such termination results from the (i) willful failure of a party to perform a covenant or agreement set forth in this Agreement or (ii) willful breach by a party of any of its representations and warranties set forth in this Agreement, such party shall be fully liable for any and all Losses incurred or suffered by the other parties as a result of such willful failure or willful breach.  The provisions of this Section 8.2 shall survive any termination of this Agreement.  If this Agreement is terminated as provided herein:

(a)           the Purchaser shall return to the Stockholder Representative all documents and other materials received from the Sellers, the Company, any Company Subsidiary or any of their respective Affiliates, agents and representatives (including all copies of or materials developed from any such documents or other materials) relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, or shall destroy the same and deliver an officers certificate signed by the Purchaser’s chief financial officer confirming the destruction thereof;

(b)           each Seller shall, and the Sellers shall cause the Company and the Company Subsidiaries to, return to the Purchaser all documents and other materials received from the Purchaser or any of its Affiliates, agents and representatives (including all copies of or materials developed from any such documents or other materials) relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, or shall destroy the same and deliver a certificate signed by an authorized representative of such Seller, the Company or the Company Subsidiaries, as applicable, confirming the destruction thereof;

(c)           all confidential information received by the Purchaser with respect to the Sellers, the Company and the Company Subsidiaries and their respective Affiliates shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement; and

(d)           all confidential information received by the Sellers, the Company and the Company Subsidiaries with respect to the Purchaser and its Affiliates shall be treated in the same manner as Purchaser Information under Section 5.5(c).

ARTICLE IX
DEFINITIONS

9.1           Definition of Certain Terms.  The terms defined in this Article IX, whenever used in this Agreement (including in the Seller Disclosure Schedule and the Purchaser Disclosure Schedule), shall have the respective meanings indicated below for all purposes of this Agreement.

“280G Consent” has the meaning set forth in Section 5.4(f).

“Adjustment Date Conversion Ratios” has the meaning set forth in Section 1.3(b).

“Affiliate” means, with respect to any Person, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person, with “control” (including the terms “controlled by” and “under common control with”) meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

“Aggregate Balance Amount” has the meaning set forth in Section 1.3(b).

“Agreement” means this Stock Purchase Agreement, including the Exhibits and Schedules hereto, as amended, supplemented and modified from time to time in accordance with its provisions.

“Aircast Asset Purchase Agreement” means the Asset Purchase Agreement, dated as of October 31, 2004, among Old Aircast Inc., Old Aircast LLC and Aircast US Opco, as the same is in effect on the date hereof.

“Aircast Intermediate Holdco” means Aircast Holding Company LLC, a Delaware limited liability company (formerly AI Holding Company LLC).

“Aircast US Opco” means Aircast LLC, a Delaware limited liability company (formerly AI Asset Acquisition Company LLC).

“Alternative Transaction” has the meaning set forth in Section 5.6.

“Applicable Laws” has the meaning set forth in Section 2.15.

“Audited Financial Statements” has the meaning set forth in Section 2.5.

“Business” means the business of the Company and the Company Subsidiaries distributing and selling medical devices for the functional management of joint injuries, fractures and edema, as conducted by the Company and the Company Subsidiaries as of the date of this Agreement.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, New York or San Diego County, California, are authorized or obligated by law or executive order to close.

“Business Intellectual Property” has the meaning set forth in Section 2.11.

“Capped Employment Taxes” means Employment Taxes for which there is a maximum taxable wage base.

“CERCLA” has the meaning set forth in Section 2.16(d).

“Closing” has the meaning set forth in Section 1.2(a).

“Closing Date” has the meaning set forth in Section 1.2(a).

“Closing Memorandum” means the memorandum delivered by the Stockholder Representative pursuant to Section 1.2(b) which shall set forth, to the extent reasonably available to the Stockholder Representative:  (a) the name of each Person to receive a payment under Section 1.2(b) at the Closing and of the members of management and employees to whom payments will be made pursuant to Section 1.2(b)(v), (b) the amount payable to each such Person and (c) the payment instructions for each such Person and the amount of the Retention Program Escrow Deposit; and to which shall be appended (I) pay off letters for the Funded Debt referred to in Section 1.2(b)(i), (II) invoices of the advisors, legal counsel, accountants and other professionals for the fees and expenses to be paid at the Closing pursuant to Sections 1.2(b)(iii) (A) and (B) and Sections 1.2(b)(iv)(A) and (B), respectively, (III) a schedule of the amounts referred to in Section 1.2(b)(v), on a per person basis and (IV) a statement of the relative participation of each Seller in amounts paid to the Sellers as the Purchase Price.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Recital A.

“Company” has the meaning set forth in Recital A.

“Company Permits” has the meaning set forth in Section 2.18.

“Company Subsidiaries” means all Subsidiaries of the Company, and includes their respective successors and assigns.

“Confidentiality Agreement” has the meaning set forth in Section 5.5(a).

“Contract” means any written agreement, contract, commitment, instrument, undertaking or arrangement that is binding, in whole or in part, upon the parties thereto.

“Credit Agreements” means: (a) the First Lien Credit Agreement, dated as of December 7, 2004, among Aircast Intermediate Holdco, Aircast US Opco, the “Lenders” thereunder (the “First Lien Lenders”) and Credit Suisse First Boston, as “Administrative Agent” and “Collateral Agent” for the First Lien Lenders, and all agreements, instruments and other documents delivered thereunder or in connection therewith; and (b) the Second Lien Credit Agreement, dated as of December 7, 2004, among Aircast Intermediate Holdco, Aircast US Opco, the “Lenders” thereunder (the “Second Lien Lenders”) and Credit Suisse First Boston, as “Administrative Agent” and “Collateral Agent” for the Second Lien Lenders, and all agreements, instruments and other documents delivered thereunder or in connection therewith.

“Credit Opportunities Stockholder” has the meaning set forth in the preamble.

“Current Representation” has the meaning set forth in Section 7.13.

“Delaware Courts” has the meaning set forth in Section 10.12(a).

“Designated Person” has the meaning set forth in Section 7.13.

“DLJ” has the meaning set forth in the preamble.

“DLJ Stockholders” has the meaning set forth in the preamble.

“DOJ” has the meaning set forth in Section 5.4(c).

“Earnout Obligations” has the meaning set forth in Section 1.6(a).

“Earnout Obligors” has the meaning set forth in Section 1.6(a).

“Earnout-Related Costs” has the meaning set forth in Section 1.2(b)(ii).

“Employee” and “Employees” have the meaning set forth in Section 5.9(a).

“Employee Plan” has the meaning set forth in Section 2.14(a).

“Employees’ Withholding Taxes” has the meaning set forth in Section 1.2(b)(v).

“Employment Taxes” means federal Social Security, Medicare and Unemployment (FUTA) Taxes and similar Taxes under foreign, state and local Law.

“End Date” has the meaning set forth in Section 8.1(b).

“Enforcement Action” means any fines, injunctions, civil or criminal penalties, recalls, seizures, detentions or suspensions.

“Environmental Claim” means any Proceeding, demand, claim, notice of violation or potential responsibility, cause of action or complaint alleged or asserted by any Person arising out of or relating to: (a) any actual or alleged violation of any Environmental Law; (b) any Hazardous Substance, from any abatement, disposal, Release, threatened Release, removal, remedial, corrective, or other response action in connection with a Hazardous Substance, Environmental Law, or from any actual or alleged damage, injury, threat, or harm to health, safety, natural resources, or the environment, regardless of whether such matter is now known or unknown, or how or when such matter occurred or is discovered; or (c) any Person’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the presence or Release of Hazardous Substances.

“Environmental Law” means any U.S. federal, state, county, regional, foreign or local law, statute, rule, regulation, code, ordinance, order, decree or judgment relating to:  (a) the manufacture, transport, use, treatment, storage, disposal of Hazardous Substances, Release or threat of Release; (b) pollution or the protection of human health, safety or the environment as they relate to Hazardous Substances or the environment (including natural resources, air, and surface or subsurface land or waters); or (c) natural resources, including laws relating to Releases or threats of Releases or otherwise relating to the manufacture, processing, distribution, use, presence, production, treatment, storage, disposal, transport, or handling of Hazardous Substances, including the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), RCRA, the Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), CERCLA, and other similar state and local statutes, and any regulations promulgated thereto.

“Environmental Permits” has the meaning set forth in Section 2.16 (b).

“EPA” has the meaning set forth in Section 2.16(c).

“Equitable Exceptions” means any limitations on the enforceability of obligations resulting from: (a) bankruptcy, insolvency, reorganization, moratorium or other requirements of Laws, Orders or equitable principles now or hereafter in effect relating to or affecting the enforcement of creditors’ rights or debtors’ obligations generally; and (b) as to the remedy of specific performance and injunctive and other forms of equitable relief, the imposition of equitable defenses and the discretion of the Judicial Authority before which any Proceeding therefor may be brought.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which, together with the Company or any Company Subsidiary (or their respective successors), is or would have been at any date of determination occurring since the formation of the Company and the Company Subsidiaries, treated as a single employer under Section 414 of the Code.

“Escrow Agent” has the meaning set forth in Section 1.2(b)(vi).

“FDA” has the meaning set forth in Section 2.21(a).

“Financial Statement Parties” has the meaning set forth in Section 2.5.

“Financial Statements” has the meaning set forth in Section 2.5.

“Foreign Plan” has the meaning set forth in Section 2.14(d).

“Former Real Property” has the meaning set forth in Section 2.16(a).

“FTC” has the meaning set forth in Section 5.4(c).

“Funded Debt” means: (a) all Indebtedness of the Company and the Company Subsidiaries under the Credit Agreement and the Subordinated Notes; and (b) any other Indebtedness for borrowed money of the Company or any Company Subsidiary (including obligations under the related Interest Rate Swap Agreements and the Interest Rate Cap Agreement between Aircast Intermediate Holdco and Wachovia Bank, N.A., and Credit Suisse First Boston International, as counterparties).

“GAAP” means United States generally accepted accounting principles in effect as of the date of this Agreement.

“Governmental Authority” means any: (a) federal, state, regional, county, city, municipal or local government, whether foreign or domestic; (b) governmental or quasi-governmental authority of any nature, including any regulatory or administrative agency, commission, department, board, bureau, court, tribunal, arbitrator, arbitral body, agency, branch, official entity or other administrative or regulatory body obtaining authority from any of the foregoing, including courts, public utilities, sewer authorities and any supra-national organization, state, county, city or other political subdivision; or (c) other Person exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Hazardous Substance” means any hazardous substance as defined in 42 U.S.C. § 9601(14), any hazardous waste as defined by 42 U.S.C. §6903(5), any pollutant or contaminant as defined by 42 U.S.C. §9601(33), any toxic substance, oil or hazardous material or other chemical or substance (including, without limitation, any petroleum product or by-product, asbestos in any form, polychlorinated biphenyls, urea formaldehyde or perchlorate) regulated by or forming the basis of liability under any applicable Environmental Laws, or any other material or substance that is listed or classified as hazardous pursuant to any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, as to any Person, (a) all indebtedness to any other Person for borrowed money; (b) all obligations evidenced by bonds, debentures, notes or other instruments; (c) all obligations upon which interest charges are customarily paid or owed (other than trade payables incurred in the ordinary course of business); (d) capitalized lease obligations, synthetic lease obligations, sale leaseback obligations and other similar indebtedness obligations, whether secured or unsecured; and (e) all such indebtedness of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured against loss, but not including, for the purposes of each of the foregoing clauses (a) through and including (e), any inter-company payables or other obligations solely among such Person and any direct or indirect Subsidiary or Subsidiaries of such Person.

“Indemnification Cap” has the meaning set forth in Section 7.3.

“Indemnification Deductible” has the meaning set forth in Section 7.3.

“Indemnified Officers or Directors” has the meaning set forth in Section 5.11(a).

“Indemnified Party” has the meaning set forth in Section 7.4(a).

“Indemnifying Party” has the meaning set forth in Section 7.4(a).

“Indemnity and Earnout Escrow Agreement” has the meaning set forth in Section 1.4.

“Indemnity and Earnout Escrow Deposit” has the meaning set forth in Section 1.2(b)(vi).

“Indemnity and Earnout Escrow Funds” has the meaning set forth in Section 1.4.

“Indemnity and Earnout Escrow Period” has the meaning set forth in Section 1.4.

“Individual Seller’s Knowledge” means: (a) with respect to the Tailwind Stockholders, except as set forth on Section 9.1(a) of the Seller Disclosure Schedule, the actual knowledge, after reasonable inquiry, of Douglas Karp, Lawrence Sorrel, Geoffrey Raker or Jeffrey Calhoun; (b) with respect to the DLJ Stockholders, the actual knowledge of Edward Johnson; and (c) with respect to the Credit Opportunities Stockholder, the actual knowledge of Bennett Goodman.

“Initial MSRM Notice of Claim” has the meaning set forth in Section 7.6(c).

“Intellectual Property”  means any patents, utility models, industrial designs, trademarks, service marks, trade names, domain names, copyrights, trade secrets, know how, technology and inventions and any registrations or applications for registration of any of the foregoing.

“IRS” means the Internal Revenue Service.

“ISRA” means the New Jersey Industrial Site Recovery Act, NJSA §§13:1 K-6, et seq.

“Judicial Authority” means any court, arbitrator, special master, receiver, tribunal or similar body of any kind, whether foreign or domestic (including any Governmental Authority exercising judicial powers or functions of any kind).

“Knowledge of the Sellers” means the actual knowledge of Thomas Crowley, Joseph Milano, Fabian McCarthy, Johan de Ruiter and William Devitt, in each case after inquiry by such individual to his direct reports with respect to the matter in question, and the actual knowledge of Douglas Karp, Lawrence Sorrel, Geoffrey Raker and Jeffrey Calhoun.

“Knowledge of the Purchaser” means the actual knowledge, after reasonable inquiry, of Leslie H. Cross, Vickie L. Capps, Donald M. Roberts, Luke Faulstick and Lou Ruggiero.

“Law” means any treaty, statute, law, ordinance, regulation, Order or rule issued, promulgated or entered by or with any Governmental Authority, or, as to the Purchaser only, any securities exchange on which the securities of the Purchaser or its parent company are listed from time to time.

“Leased Real Property” has the meaning set forth in Section 2.12.

“Lien” means any mortgage, pledge, deed of trust, hypothecation, claim, security interest, title defect, encumbrance, burden, charge or other similar restriction, lease, sublease, claim, title retention agreement, option, easement, covenant, encroachment or other adverse claim.

“Loss” means any claim, liability, shortage, damage, diminution in value, settlement, deficiency, expense (including reasonable attorneys’ and accountants’ fees), assessment, Tax, or loss of any kind.

“Management Members’ Withholding Taxes” has the meaning specified in Section 1.2(b)(v).

“Material Adverse Effect” means a material adverse effect on the business, operations, properties, Liabilities or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that in no event shall any change or effect resulting from the occurrence, after the date of this Agreement, of any of the following be considered a Material Adverse Effect: (a) any change in general economic or political conditions or changes affecting the industry generally in which the Company or any Company Subsidiary operates; (b) any natural disaster, any act of terrorism, sabotage, military action or war (whether or not declared) or any other social or political disruption, in each case including any escalation or worsening thereof, which does not have a disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, as compared to the industry generally in which the Company or any Company Subsidiary operates; (c) any adverse change arising from or relating to any change in accounting requirements applicable to the Company or any Company Subsidiary; (d) any adverse change arising from or relating to any change in Laws described in Section 9.1(b) of the Seller Disclosure Schedule; (e) the announcement of this Agreement or the transactions contemplated by this Agreement, not made in breach of the terms of this Agreement, or other communication by the Purchaser of its plans or intentions with respect to the Company or any Company Subsidiary; or (f) any actions taken by the Purchaser, the Sellers, the Stockholder Representative, the Company or any Company Subsidiary taken pursuant to (and without breach of) this Agreement.

“Multiple Source of Recovery Matter” has the meaning set forth in Section 7.6(b).

“NJDEP” means New Jersey Department of Environmental Protection.

“Negative Bank Cash Difference Amount” has the meaning set forth in Section 1.3(b).

“Notice of Claim” has the meaning set forth in Section 7.4(a).

“OFAC” has the meaning set forth in Section 2.15.

“Old Aircast Inc.” means ANKL, Inc. (formerly Aircast Incorporated), a New Jersey corporation.

“Old Aircast LLC” means ANKL International Sales, L.L.C. (formerly Aircast International Sales, L.L.C.), a New Jersey limited liability company.

“Old Aircast Parties” has the meaning set forth in Section 2.16(d).

“Old Aircast Sellers” has the meaning set forth in Section 1.6(a).

“Oral Contract” means any oral agreement, contract, commitment, instrument, undertaking or arrangement that is binding, in whole or in part, upon the Company or any of the Company Subsidiaries parties thereto.

“Order” means any judgment, writ, decree, directive, decision, injunction, ruling, award or order (including any consent decree or cease and desist order) of any kind of any Governmental Authority or Judicial Authority.

“Organizational Documents” of a Person means: (a) its articles of incorporation, certificate of incorporation, certificate of formation or similar document(s) filed with a Governmental Authority, which filing forms or organizes the Person; and (b) its bylaws, limited liability company operating agreement, partnership agreement, trust agreement or similar document(s), whether or not filed with a Governmental Authority, which organize or govern the internal affairs of such Person, in the case of each of clause (a) and (b) above, as amended to date and in effect at the time in question.

“Owned Real Property” has the meaning set forth in Section 2.12.

“Parachute Payments” has the meaning set forth in Section 5.4(f).

“PBGC” has the meaning set forth in Section 2.14(b).

“Permit” means any permit, license, authorization, registration, franchise, approval, certificate, variance, waiver or other authorization, approval, consent, clearance or similar right issued, granted or obtained by or from any Governmental Authority.

“Permitted Disclosure Recipients” has the meaning set forth in Section 5.5(c).

“Permitted Liens” means: (a) Liens disclosed in Section 9.1(c) of the Seller Disclosure Schedule, (b) Liens expressly disclosed in the Financial Statements, including the notes thereto; (c) Liens for Taxes that are being contested in good faith and for which appropriate reserves have been established on the Financial Statements or that are not yet due; (d) Liens arising under workers’ compensation, unemployment insurance, social security, retirement or similar legislation; (e) purchase money Liens other than those related to Funded Debt; (f) mechanic’s, materialmen’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable or that are being contested in good faith; (g) easements, rights of way, encroachments and restrictions, zoning ordinances and other similar encumbrances affecting the Owned Real Property or the Leased Real Property that would be shown on, or disclosed by, a current title report or survey, and which individually or in the aggregate, do not materially interfere with the use or possession by the Company or any Company Subsidiary of any of the Owned Real Property or the Leased Real Property; and (h) statutory Liens in favor of lessors arising in connection with any property leased to the Company or any Company Subsidiary which, individually or in the aggregate, are not material and do not materially interfere with the use or possession by the Company or any Company Subsidiary of any of the Owned Real Property or the Leased Real Property.

“Person” means any natural person, firm, partnership, association, corporation, company, limited liability company, trust, business trust, Governmental Authority or other entity.

“Positive Bank Cash Difference Amount” has the meaning set forth in Section 1.3(b).

“Post-Closing Representation” has the meaning set forth in Section 7.13(a).

“Post-December 7th Losses” has the meaning set forth in Section 7.6(b).

“Pre-Closing Period” has the meaning set forth in Section 5.1(a).

“Pre-December 7th Losses” has the meaning set forth in Section 7.6(b).

“Preferred Stock” has the meaning set forth in Recital A.

“Proceeding” means any action, suit, arbitration, mediation, litigation or hearing involving any Governmental Authority or Judicial Authority.

“Products” means the products of the Company and the Company Subsidiaries, which are listed in Section 9.1(d) of the Seller Disclosure Schedule.

“Purchase Price” has the meaning set forth in Section 1.2(b)(viii).

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Documents” has the meaning set forth in Section 4.1(a).

“Purchaser Disclosure Schedule” means the disclosure schedule setting forth exceptions to the representations and warranties made by the Purchaser in Article IV, captioned in accordance with Section 9.2, which is incorporated by reference into this Agreement and thereby made a part hereof.

“Purchaser Indemnified Party” has the meaning set forth in Section 7.2(a).

“Purchaser Information” has the meaning set forth in Section 5.5(c).

“Purchaser Material Adverse Effect” means a material adverse effect on the business, operations, properties, Liabilities or results of operations of the Purchaser, the Company and the Company Subsidiaries, taken as a whole and giving effect to the transactions contemplated hereby.

“RCRA” means Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq).

“Real Estate Leases” means each Contract under which the Company or any Company Subsidiary leases any Leased Real Property.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migration, leaching, placing, discarding, dumping or disposing of any Hazardous Substances into the environment (including the abandonment of barrels, containers or other closed receptacles containing any Hazardous Substances).

“Required Consents” has the meaning set forth in Section 2.2(b).

“Reservation Objection Notice” has the meaning set forth in Section 7.6(d).

“Retention Program” has the meaning set forth in Section 5.9(c).

“Retention Program Escrow Agreement” has the meaning set forth in Section 1.5.

“Retention Program Escrow Deposit” means that portion of $16,390,000 that is allocated to the Retention Program by the Stockholder Representative prior to the Closing.

“Retention Program Escrow Funds” has the meaning set forth in Section 1.5.

“Retention Program Escrow Period” has the meaning set forth in Section 1.5.

“Sale Bonus Program” has the meaning set forth in Section 5.9(b).

“Second MSRM Notice of Claim” has the meaning set forth in Section 7.6(f).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” and “Sellers” have the meanings set forth in the preamble.

“Seller Disclosure Schedule” means the disclosure schedule setting forth certain information and exceptions to the representations and warranties made by the Sellers in Article II and Article III, captioned in accordance with Section 9.2, and covenants and agreements made by the Sellers set forth elsewhere in this Agreement, which is incorporated by reference into this Agreement thereby and made a part hereof.

“Seller Documents” has the meaning set forth in Section 2.2(a).

“Seller Indemnified Party” has the meaning set forth in Section 7.2(c).

“Seller Representatives” has the meaning set forth in Section 5.6.

“Sellers’ Share” has the meaning set forth in Section 1.6(a).

“Senior Management” means Thomas Crowley, Roger Martin, Fabian McCarthy, Johan de Ruiter, Ajey Atre and William Devitt.

“Settlement Agreement” has the meaning set forth in Section 1.6(e).

“Settlement Closing” has the meaning set forth in Section 1.6(e).

“Settlement Payment” has the meaning set forth in Section 1.6(a).

“Shares” has the meaning set forth in Recital A.

“Significant Contracts” has the meaning set forth in Section 2.10.

“Significant Customers” has the meaning set forth in Section 2.8.

“Significant Suppliers” has the meaning set forth in Section 2.8.

“Special Representations and Warranties” has the meaning set forth in Section 7.1(a).

“Stockholder Representative” has the meaning set forth in the preamble.

“Stock Purchase” has the meaning set forth in Recital B.

“Stub Period Audit Expenses” has the meaning set forth in Section 10.1(a).

“Subordinated Notes” means: (a) the Subordinated Note, dated as of December 7, 2004, in the aggregate original principal amount of $13,950,128.76, issued by Aircast Intermediate Holdco to Old Aircast Inc.; and (b) the Subordinated Note, dated as of December 7, 2004, in the aggregate original principal amount of $1,799,871.24, issued by Aircast Intermediate Holdco to Old Aircast LLC, in each case pursuant to the Aircast Asset Purchase Agreement.

“Subsidiary” means, with respect to any Person, any other Person (other than a natural person), whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by the first Person or by one or more of its respective Subsidiaries.

“Subsidiary Asset Purchase Agreements” means the Subsidiary Asset Purchase Agreements referred to in, and executed pursuant to, the Aircast Asset Purchase Agreement.

“Tailwind Stockholders” has the meaning set forth in the preamble.

“Tax” or “Taxes” means any federal, state, local or foreign net or gross income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, governmental fee or like assessment, together with any interest and penalties, additions to tax or additional amounts imposed by any Governmental Authority.

“Tax Authority” means any Governmental Authority with responsibility for Taxes.

“Tax Return” means all returns, reports, forms, declarations, statements, estimated returns, claims for refund and information returns supplied or required to be supplied to a Tax Authority relating to Taxes.

“Third Party Claim” has the meaning set forth in Section 7.5(a).

“Transaction Consideration” has the meaning set forth in Section 1.2(b).

“Transfer Taxes” has the meaning set forth in Section 5.10.

“TWCP” has the meaning set forth in the preamble.

“Twelve Month Calculation” has the meaning set forth in Section 1.6(f).

“Unaudited Financial Statements” has the meaning set forth in Section 2.5.

“WARN Act” means the United States Worker Adjustment and Retraining Act, 29 U.S.C. §2101, et seq., and the rules and regulations promulgated thereunder from time to time.

“Welfare Plan” has the meaning set forth in Section 2.14(a).

9.2           Disclosure Schedules.  The parties acknowledge and agree that any exception to a representation and warranty contained in this Agreement that is disclosed in any section of the Seller Disclosure Schedule or the Purchaser Disclosure Schedule under the caption referencing such representation and warranty shall be deemed to also be an exception to each other representation and warranty of the Sellers or the Purchaser (as applicable) contained in this Agreement to the extent that it would be readily apparent to the Purchaser or the Seller (as applicable) that such exception is applicable to such other representation and warranty.  Certain information set forth in the Seller Disclosure Schedule and the Purchaser Disclosure Schedule is included therein solely for informational purposes and may not be required to be disclosed pursuant to this Agreement, and the disclosure of any information shall not be deemed to constitute an acknowledgment or admission that such information is required to be disclosed in connection with the representations and warranties made by the Sellers or the Purchaser, as the case may be, in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality.

ARTICLE X
GENERAL PROVISIONS

10.1         Expenses.

(a)           Except as otherwise specifically provided for in this Agreement: (i) as between the Purchaser and the Sellers, the Purchaser, on the one hand, and the Sellers, on the other hand, shall bear their respective expenses, costs and fees (including attorneys’, auditors’ and financing fees, if any) incurred in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the Closing is consummated; and (ii) the Sellers shall cause the Company and the Company Subsidiaries to pay all of their respective expenses, costs and fees (including attorneys’ and auditors’ fees, if any) incurred prior to the Closing in connection with the transactions contemplated hereby.  Notwithstanding the foregoing, the parties agree and acknowledge that within ten (10) Business Days after the execution and delivery of this Agreement the Purchaser shall pay to the Company the amount set forth in Section 10.1(a) of the Seller Disclosure Schedule, as reimbursement of the cost and expenses incurred by the Company and the Company Subsidiaries in connection with preparation of the Audited Financial Statements that are not related to work that would in any event be required in connection with the audit of Aircast Intermediate Holdco and its Subsidiaries for the full 2005 fiscal year financial statements (the “Stub Period Audit Expenses”), and, as between the Purchaser and the Sellers, the Stub Period Audit Expenses shall be the responsibility of the Purchaser and shall not be the responsibility of the Sellers, the Company or any Company Subsidiary.

(b)           If after the closing the Company or any Company Subsidiary receives an invoice or demand for payment of fees and expenses from any advisor, legal counsel, accountant or other professional for services performed to the Company or a Company Subsidiary prior to the Closing, which amount would have been paid at the Closing pursuant to Section 1.2(b)(iii)(A) or (B) or (iv)(A) or (B) had such fees and expenses been identified prior to the Closing, the Purchaser shall promptly notify the Sellers of such unpaid fees and expenses, which notice will be accompanied by a copy of such invoice or demand for payment.  (For purposes of this Section 10.1(b), notice properly given to the Stockholder Representative will be deemed to also be notice to each Seller.)  The Sellers shall thereafter assume full responsibility for the payment of such fees and expenses, and if the Company or any Company Subsidiary is thereafter compelled to pay any such amount, each of the Sellers shall within five (5) Business Days after receipt from the Purchaser of notice of such compelled payment, which notice shall be accompanied by reasonable evidence of the amount paid and the obligation to make such payment, pay to the Company or a Company Subsidiary, as directed by the Purchaser, that portion of such fees and expenses paid by the Company or such Company Subsidiary which corresponds to the portion of the Shares held by such

Seller immediately prior to the Closing in relation to the Shares held by all of the Sellers immediately prior to the Closing.  The aggregate amount so paid shall be treated for all Tax purposes as a reduction of the Purchase Price pursuant to the last sentence of Section 1.2(b).

10.2         Further Actions.  Subject to the terms and conditions of this Agreement, at any time and from time to time after the Closing, each of the parties, at its own cost and expense, in good faith and in a timely manner, shall use its respective commercially reasonable efforts to take or cause to be taken all appropriate actions, do or cause to be done all things necessary, proper or advisable, and execute, deliver and acknowledge such documents and other papers as may be required to carry out the provisions of this Agreement and to give effect to the consummation of the transactions contemplated by this Agreement.

10.3         Notices.  All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if: (i) delivered personally; (ii) mailed using certified or registered mail with postage prepaid; or (iii) sent by next-day or overnight mail or delivery using a nationally recognized overnight courier service, as follows:

(a)           if to the Purchaser:

dj Orthopedics, LLC
2985 Scott Street
Vista, CA 92081
Attention: General Counsel

with a copy (which shall not constitute notice) to:

Bingham McCutchen LLP
355 South Grand Avenue
Los Angeles, CA 90071-3106
Attention:  Roger H. Lustberg, Esq.

(b)           if to the Tailwind Stockholders:

Tailwind Management LP
390 Park Avenue, 17th Floor
New York, NY 10022
Attention:  Douglas M. Karp

with a copy (which shall not constitute notice) to:

Kelley Drye & Warren LLP
Two Stamford Plaza
281 Tresser Boulevard
Stamford, CT 06901
Attention: John T. Capetta, Esq.

(c)           If to the DLJ Stockholders:

c/o Credit Suisse Private Equity
11 Madison Avenue
New York, NY 10010
Attention: Edward A. Johnson

(d)           If to the Credit Opportunities Stockholder:

c/o GSO Capital Partners, L.P.
280 Park Avenue
New York, NY 10017
Attention: Bennett Goodman

A party may designate a new address to which communications shall thereafter be transmitted by providing written notice to that effect to the other party.  Each communication transmitted in the manner described in this Section 10.3 shall be deemed to have been provided, received and become effective for all purposes at the time it shall have been: (x) delivered to the addressee as indicated by the return receipt (if transmitted by mail) or the affidavit or receipt of the messenger (if transmitted by personal delivery or courier service); or (y) presented for delivery to the addressee as so addressed during normal business hours, if such delivery shall have been rejected, denied or refused for any reason or, in each case, at such other address as may be specified in writing to the other parties hereto.

10.4         Assignment; Successors.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Except as provided in the next sentence of this Section 10.4, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party without the prior written consent of each of the parties.  The Purchaser shall have the right without the consent of the Sellers but with prior notice to the Sellers to (a) assign its rights and obligations hereunder to any Affiliate of the Purchaser and (b) collaterally assign its rights hereunder to any lender, in each case unless such assignment would delay the consummation of the transactions contemplated hereby or cause the Purchaser to have to obtain the consent of any Person to the consummation of the transactions contemplated hereby (other than the Consents set forth on Section 4.2(b) of the Purchaser Disclosure Schedule); provided, however, that no such assignment by the Purchaser shall release the Purchaser from any of its obligations hereunder.

10.5         Amendment.  No purported amendment or modification to any provision of this Agreement shall be binding upon the parties to this Agreement unless the Purchaser and the Sellers have each duly executed and delivered to the other party a written instrument which states that it constitutes an amendment or modification (as applicable) to this Agreement and specifies the provision(s) that are being amended or modified (as applicable).

10.6         Waiver.  No purported waiver of any provision of this Agreement shall be binding upon the Purchaser, on the one hand, or the Sellers, on the other hand, unless either the Purchaser (with respect to waivers by the Purchaser) or the Stockholder Representative (with respect to waivers by the Sellers) has duly executed and delivered to the Stockholder Representative or the Purchaser (as applicable) a written instrument which states that it constitutes a waiver of one or more provisions of this Agreement and specifies the provision(s) that are being waived.  Any such waiver shall be effective only to the extent specifically set forth in such written instrument.  Neither the exercise (from time to time and at any time) by a party of, nor the delay or failure (at any time or for any period of time) to exercise, any right, power or remedy shall constitute a waiver of the right to exercise, or impair, limit or restrict the exercise of, such right, power or remedy or any other right, power or remedy at any time and from time to time thereafter.  No waiver of any right, power or remedy of a party shall be deemed to be a waiver of any other right, power or remedy of such party or shall, except to the extent so waived, impair, limit or restrict the exercise of such right, power or remedy.

10.7         Entire Agreement.  This Agreement (including the Exhibits and Schedules referred to herein) and the Confidentiality Agreement constitute the entire agreement and supersede all of the previous or contemporaneous contracts, representations, warranties and understandings (whether oral or written) by or between the parties with respect to the subject matter hereof, including any letter of intent, exclusivity agreement, term sheet or memorandum of terms entered into or exchanged by the parties.

10.8         Severability.  If any provision of this Agreement shall hereafter be held to be invalid, unenforceable or illegal, in whole or in part, in any jurisdiction under any circumstances for any reason: (a) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the parties as expressed in, and the benefits to such parties provided by, such provision or (b) if such provision cannot be so reformed, such provision shall be severed from this Agreement and an equitable adjustment shall be made to this Agreement (including addition of necessary further provisions to this Agreement) so as to give effect to the intent as so expressed and the benefits so provided.  Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances.  Neither such holding nor such reformation or severance shall affect or impair the legality, validity or enforceability of any other provision of this Agreement.

10.9         Headings.  The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

10.10       Counterparts.  This Agreement may be signed in any number of counterparts, each of which (when executed and delivered) shall constitute an original instrument, but all of which together shall constitute one and the same instrument, respectively.  This Agreement shall become effective and be deemed to have been executed and delivered by each of the parties at such time as counterparts hereto shall have been executed and delivered by all of parties, regardless of whether all of the parties have executed the same counterpart.  Counterparts may be delivered via facsimile or other electronic transmission and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

10.11       Governing Law.  THIS AGREEMENT SHALL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

10.12       Consent to Jurisdiction, etc.

(a)           EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE DELAWARE CHANCERY COURT AND ANY APPELLATE COURT THEREFROM OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE AND ANY APPELLATE COURT THEREFROM (THE “DELAWARE COURTS”), IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT RELATING THERETO, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH PROCEEDING MAY BE HEARD AND DETERMINED IN THE DELAWARE COURTS.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b)           EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY OF THE DELAWARE COURTS.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH PROCEEDING IN ANY OF THE DELAWARE COURTS.

(c)           EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.3.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

10.13       Waiver of Punitive and Other Damages and Jury Trial.

(a)           THE PARTIES TO THIS AGREEMENT EXPRESSLY WAIVE AND FOREGO, EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY PERMITTED BY SECTION 7.10, ANY RIGHT TO RECOVER PUNITIVE, EXEMPLARY, LOST PROFITS, CONSEQUENTIAL OR SIMILAR DAMAGES IN ANY PROCEEDING ARISING OUT OF OR RESULTING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY PROCEEDING ARISING UNDER OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN

RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c)           EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING ARISING UNDER OR RELATING TO THIS AGREEMENT, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.13.

10.14       Remedies.

(a)           Except as otherwise expressly set forth in Article VII, each of the parties shall have and retain all rights and remedies, at law or in equity, including rights to specific performance and injunctive or other equitable relief, arising out of or relating to a breach or threatened breach of this Agreement.  Without limiting the generality of the foregoing, each of the parties acknowledges that money damages would not be a sufficient remedy for any breach or threatened breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced.  Therefore, the rights and obligations of the parties shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith, without the necessity of posting a bond or other security or proving actual damages and without regard to the adequacy of any remedy at law.  A party’s right to specific performance or injunctive relief shall be in addition to all other legal or equitable remedies available to such party.

(b)           In any dispute between the Sellers and the Purchaser that results in litigation, the prevailing party (being the Sellers and the Seller Indemnified Parties, on the one hand, and the Purchaser and the Purchaser Indemnified Parties, on the other hand), shall be entitled to reimbursement of the fees and expenses incurred by the prevailing party in connection with such litigation; and if none of the parties prevail fully on the merits in such litigation, then each party shall bear its own fees and expenses in connection with such litigation unless the Delaware Court designates otherwise in a final non-appealable Order.  If the Indemnified Party is the prevailing party in any such litigation, or is otherwise awarded fees and expenses by the Delaware Court in a final non-appealable Order, such fees and expense to which the Indemnified Party is entitled under the preceding sentence shall be Losses (but shall not otherwise be Losses for purposes of Article VII).  If the Indemnifying Party is the prevailing party in any such litigation, or is otherwise awarded fees and expenses by the Delaware Court in a final non-appealable Order, the Purchaser (if the Indemnified Party is the Purchaser or a Purchaser Indemnified Party) or the Sellers (if the Indemnified Party is the Seller or a Seller Indemnified Party) shall pay such fees and expenses of the prevailing party within ten (10) Business Days after the Order designating such party as the prevailing party or awarding fees and expenses to such party becomes final.

10.15       Third Party Beneficiaries.  No Person other than the Purchaser and the Sellers is, is intended to be, or shall be a beneficiary of this Agreement, other than the Purchaser Indemnified

Parties, the Seller Indemnified Parties, as provided in Section 5.11(c), and any permitted successors and assigns of the parties under Section 10.4.

10.16       Interpretation.  The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.  Unless otherwise expressly specified in this Agreement:

(a)           the words “hereof”, “hereby” and “hereunder,” and correlative words, refer to this Agreement as a whole and not any particular provision;

(b)           the words “include”, “includes” and “including”, and correlative words, are deemed to be followed by the phrase “without limitation”;

(c)           the word “or” is not exclusive and is deemed to have the meaning “and/or”;

(d)           references in this Agreement to a “party” means the Purchaser, the Stockholder Representative or any of the Sellers and to the “parties” means the Purchaser, the Stockholder Representative and the Sellers;

(e)           the masculine, feminine or neuter form of a word includes the other forms of such word and the singular form of a word includes the plural form of such word;

(f)            references to a Person shall include the successors and assigns thereof;

(g)           references made in this Agreement to an Article, Section, Schedule or Exhibit mean an Article or Section of, or a Schedule or Exhibit to, this Agreement;

(h)           references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms thereof; and

(i)            any capitalized term used but not defined in a Schedule or Exhibit to this Agreement shall have the meaning set forth in this Agreement.

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IN WITNESS WHEREOF, the parties have entered into Agreement as of the date written above.

THE PURCHASER:

DJ ORTHOPEDICS, LLC

By:	/s/ Vickie L. Capps
Name: Vickie L. Capps
Title: SVP, CFO

THE STOCKHOLDER REPRESENTATIVE:

TAILWIND MANAGEMENT LP
By: Tailwind Capital Group LLC
Its: General Partner

By:	/s/ Douglas M. Karp
Name: Douglas M. Karp
Title: Managing Partner

THE SELLERS:

THE TAILWIND STOCKHOLDERS:

TWCP, L.P.

TWCP CEO Founders’ Circle (QP), L.P.

TWCP CEO Founders Circle (AI), L.P.

By:	TWCP-GP LLC, as General Partner of each of the limited partnerships named above

By:	TWCP HOLDINGS LLC, as Managing Member of TWCP-GP LLC

By:	/s/ Douglas M. Karp
Name: Douglas M. Karp
Title:	Authorized Signatory

THOMAS WEISEL CAPITAL MANAGEMENT LLC

By:	/s/ Jack Helfand
Name:
Title:

THOMAS WEISEL CAPITAL PARTNERS
EMPLOYEE FUND, L.P.

By: TWCP LLC, as General Partner

By:	/s/ Douglas M. Karp
Name: Douglas M. Karp
Title: Managing Partner

THE DLJ STOCKHOLDERS:

DLJ GROWTH CAPITAL PARTNERS, L.P.
By: DLJ Growth Capital, Inc.
Its: Managing General Partner

By: /s/ Edward A. Johnson
Name:
Title:

GCP PLAN INVESTORS, L.P.
By: DLJ LBO Plans Management Corporation
Its: Managing General Partner

By:	/s/ Edward A. Johnson
Name:
Title:

THE CREDIT OPPORTUNITIES STOCKHOLDER:

GSO CREDIT OPPORTUNITIES FUND (HELIOS), L.P.
By: GSO Associates LLC
Its: General Partner

By:	/s/ George Fan
Name: George Fan
Title: Authorized Signatory

SCHEDULE A:

Sellers

Name of Seller	Shares of Common Stock	Shares of Preferred Stock
Tailwind Stockholders:
TWCP, L.P.	5,026,890	4,524,200
TWCP CEO Founders’ Circle (QP), L.P.	442,453	398,208
TWCP CEO Founders Circle (AI), L.P.	122,753	110,478
Thomas Weisel Capital Management LLC	192,510	173,259
Thomas Weisel Capital Partners Employee Fund, L.P.	40,394	36,355
DLJ Stockholders:
DLJ Growth Capital Partners, L.P.	1,616,162	1,454,546
GCP Plan Investors, L.P.	383,838	345,454
Credit Opportunities Stockholder:
GSO Credit Opportunities Fund (Helios), L.P.	500,000	450,000